Prospectus	Filed Pursuant to Rule 424(b)(4) Registration No. 333-296958 and 333-297011

4,000,000 shares

Cardinal Infrastructure Group Inc.

Class A Common Stock

We are offering 4,000,000 shares of our Class A Common Stock.

Our Class A Common Stock is listed on The Nasdaq Global Select Market (“Nasdaq”) under the symbol “CDNL.” On June 24, 2026, the closing price of our common stock on Nasdaq was $81.94 per share.

Investing in our Class A Common Stock involves risks. See “Risk Factors” beginning on page 17 to read about factors you should consider before buying shares of our Class A Common Stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$73.00	$292,000,000.00
Underwriting discounts and commissions(1)	$3.65	$14,600,000.00
Proceeds to us (before expenses)	$69.35	$277,400,000.00

____________

(1)    See “Underwriting (Conflicts of Interest)” for a description of compensation payable to the underwriters.

We have granted the underwriters a 30-day option to purchase up to an additional 600,000 shares of Class A Common Stock from us at the public offering price, less the underwriting discount.

The underwriters expect to deliver the shares of Class A Common Stock to purchasers on or about June 26, 2026.

Book-Running Managers

Stifel	William Blair	Truist Securities

Prospectus dated June 24, 2026

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ABOUT THIS PROSPECTUS

We have not, and the underwriters have not, authorized any other person to provide you with information different from that contained in this prospectus and any free writing prospectus. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and the underwriters are not, making an offer to sell the securities described herein in any jurisdiction where an offer or sale is not permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our Class A Common Stock. Our business, financial condition, results of operations and prospects may have changed since that date.

This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. See “Risk Factors” and “Cautionary Statement Regarding Forward-looking Statements.”

NON-GAAP FINANCIAL METRICS

We present our results of operations in a way that we believe will be the most meaningful and useful to investors, analysts, rating agencies and others who use our financial information to evaluate our performance. Some of our financial measures are not prepared in accordance with generally accepted accounting principles (“non-GAAP”) under Securities and Exchange Commission (“SEC”) rules and regulations. For example, in this prospectus, we present Adjusted Gross Profit, Adjusted Gross Profit Margin, EBITDA, Adjusted EBITDA, EBITDA Margin and Adjusted EBITDA Margin, all of which are non-GAAP financial measures as defined in Item 10(e) of Regulation S-K (“Regulation S-K”) promulgated by the SEC. These measures are presented for supplemental informational purposes only, and are not intended to be substitutes for any GAAP financial measures, including net income, and, as calculated, may not be comparable to companies in other industries or within the same industry with similarly titled measures of performance. In addition, these non-GAAP measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Therefore, non-GAAP financial measures should be considered in addition to, not as a substitute for, or in isolation from, measures prepared in accordance with GAAP. Where appropriate, reconciliations of our non-GAAP financial measures to the most comparable GAAP figures are included. For further discussion and a reconciliation of these non-GAAP financial measures to their most directly comparable financial measure calculated in accordance with GAAP, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Financial Measures.”

MARKET AND INDUSTRY DATA

Unless otherwise indicated, information contained in this prospectus concerning our industry, competitive position, and the markets in which we operate is based on information from independent industry and research organizations, other third-party sources, and management estimates. Management estimates are derived from publicly available information released by independent industry analysts and other third-party sources, as well as data from our internal research, and are based on assumptions made by us upon reviewing such data, and our experience in, and knowledge of, such industry and markets, which we believe to be reasonable. In addition, projections, assumptions, and estimates of the future performance of the industry in which we operate and our future performance are necessarily subject to uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

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SUMMARY

This summary provides a brief overview of information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before making an investment decision with respect to our Class A Common Stock. You should read the entire prospectus carefully, including the information presented under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our consolidated financial statements and related notes thereto included elsewhere in this prospectus and the information incorporated by reference into this prospectus. You should also read “Risk Factors” for more information about important risks that you should consider carefully before buying our Class A Common Stock.

Our Company

We provide a comprehensive suite of infrastructure services to the residential, commercial, industrial, municipal, and state infrastructure markets. Our operations leverage a large, highly skilled workforce and a fleet of specialized equipment to deliver wet utility installations (water, sewer, and stormwater systems), as well as grading, site clearing, erosion control, drilling and blasting, paving, and other related site services. We are becoming the platform of choice for a diverse array of infrastructure construction projects in our target geographies that require high-level technical expertise and sophistication. We seek to safely execute site work solutions within both the individual project’s schedule and budget, while strengthening our relationships with our growing list of customers. We believe we are one of the fastest-growing, full-service turnkey infrastructure services companies in the Southeastern United States. We deliver our suite of comprehensive infrastructure services that support the planning, preparation, installation, and development of residential, commercial, industrial, municipal, and state infrastructure projects, primarily through in-house teams and equipment, significantly reducing the need for outsourcing or subcontractors, which enables industry-leading project execution. Led by an experienced, long-tenured management team and supported by talented project managers, we are driven by a culture of safety and employee development. Our high-level expertise, technical sophistication, and expedited delivery of services result in strong margins. We believe we are well positioned to continue growing our revenue and profitability in a very fragmented and highly attractive industry.

We maintain deep, long-standing relationships with a diverse customer base, including some of the largest regional and national home builders, as well as general contractors supporting commercial and industrial construction. We believe these relationships enable us to consistently win new contracts and expand both within our current markets and into new geographies. We are already fully integrated within our Raleigh market and are completing integration buildouts in our other markets. We believe this significantly reduces wait times between each phase of construction, minimizes timeline risk, and increases the likelihood of successful execution. As the first step in the construction process, customers highly value our speed of delivery, quality of work, and reputation for excellence, which results in recurring business and better margins. Our dedication to proven processes, technology, and safety has enabled our strong growth and reputation.

Company History

Cardinal NC was founded in 2013 by Jeremy Spivey, our Chief Executive Officer, in Raleigh, North Carolina. We originated as a niche provider of wet utilities installation and have, over time, both organically and through acquisitions, added capabilities, including grading, site clearing, erosion control, drilling and blasting, paving, and related site services, to become a full-service, end-to-end provider of turnkey infrastructure services.

Acquisitions have been an integral part of our growth since our founding. We completed seven acquisitions through March 31, 2026. We deepened our presence within the Raleigh, NC market through the acquisition of Harrelson Utility Repair & Contracting Inc. in 2021 and G. Goodwin Enterprises, LLC in 2022. We subsequently expanded into the Charlotte, NC area through the acquisition of Monroe Roadways, Inc. in July 2023 and Purcell Construction, Inc. in January 2025. In 2024, we expanded into the Greensboro, NC market organically, and in May 2025, we acquired Page & Associates, Inc., a local provider based in Greensboro. In October 2025, we acquired Red Clay Industries, Inc., a provider of asphalt paving, concrete contracting, concrete reclamation and soil stabilization in Charlotte and surrounding areas, which includes operations in South Carolina. On February 18, 2026, the Company acquired all of the equity interests in A.L. Grading Contractors, LLC (“ALGC”), a fourth-generation provider of comprehensive site development solutions, including grading, underground utilities, erosion control, and clearing, supporting large-scale commercial, industrial, and residential construction in Georgia and South Carolina.

Industry Overview

We primarily operate in North Carolina, specifically the greater Charlotte, Raleigh, and Greensboro areas, and more recently we have commenced operations in South Carolina and Georgia. Our Charlotte operations also include certain projects located in South Carolina, reflecting the city’s immediate proximity to the state border. We believe operating in North Carolina benefits us due to both positive long-term demographic trends and the state’s historical commitment to funding transportation and wet utility projects. Additionally, the state has positive trends for population growth, which is a key driver for infrastructure spending. According to the 2024 census, as ranked by population, North Carolina was the ninth largest state in the United States and the fourth fastest growing in numeric growth, with a 15.8% increase from 2010 to 2024. Population in North Carolina is expected to grow by 6.3% from 2024 to 2030, according to the North Carolina Office of State Budget and Management. This rapidly growing population base continues to drive demand for our services across the residential, commercial, civil, municipal, and industrial infrastructure verticals. Further, this rising population has contributed to revenue growth in our operations for each of the greater Raleigh, Charlotte and Greensboro areas of $230 million to $330 million, $18 million to $94 million and no revenue to $32 million between the years ended December 31, 2023 and December 31, 2025, respectively. In addition, our backlog in each of these areas was strong as of December 31, 2025 with approximately $463 million, $140 million and $79 million in Raleigh, Charlotte and Greensboro, respectively.

Our geographic markets have experienced steady and significant population growth over the last 10 years. The rapidly growing population bases in our target markets in the Southeastern United States continue to enhance the need for expanded site preparation services, transportation, and water infrastructure.

Our Competitive Strengths

We believe that the following competitive strengths have been instrumental in our success and position us for continued growth:

Comprehensive Infrastructure Construction Capabilities

We provide a comprehensive set of construction services to our customers through our skilled workforce. Our broad service offering reduces reliance on subcontractors and differentiates us from smaller, less well-capitalized providers who depend on third parties or subcontractors to complete the full scope of a project. Because almost all our services are performed in-house, we maintain control over the project timeline and workforce and can competitively bid on projects while sustaining attractive margins. Customers value our ability to complete contracts quickly and efficiently, which aligns with the market’s need for faster project completion.

Strong Relationships with Regional and National Home Builders

We have developed deep, long-standing relationships with some of the largest regional and national home builders, which we believe serves as a key competitive advantage in the residential market. Our strong relationships, which are founded on years of superior service delivery, enable us to negotiate contracts rather than compete in lowest-bidder scenarios. As our home builder partners expand geographically, we are able to grow alongside them, consistently winning new projects and broadening our presence both within existing markets and in new geographies. Importantly, as industry trends indicate that residential builders are moving quickly and seeking to minimize inventory, our ability to deliver projects rapidly and reliably makes us a preferred partner for these customers.

Leadership Position in Our Markets

We are an established leader in our markets based on our longevity, management expertise and reputation, and in-depth knowledge of construction conditions in our market areas. Our history of success has contributed to the development of our diverse customer base, which is comprised of local and national customers. With no customer contributing more than 10% of revenue for the year ended December 31, 2025, our scale and vertical integration in the Southeastern United States make us one of the leading providers of choice for complex residential, industrial, and municipal projects. Our decentralized model makes us a versatile infrastructure services provider, serving both the niche needs of local customers and the broader requirements of national developers.

Distinct Scale Advantage

Our significant scale provides us with a distinct competitive advantage in a highly fragmented market. Our size allows us to expand our customer base and range of services, positioning us as the provider of choice for large-scale projects that smaller competitors may not be able to execute. Unlike larger-scale competitors, who are typically general contractors, our focused expertise and resources allow us to efficiently perform a broad range of critical services in-house. This scale enables us to better control project timelines, quality, and costs. As a result, we are able to capture greater market share and deliver superior value to our customers.

Consistent History of Managing Construction Projects and Contract Risk

Our significant experience and longevity in our markets provide us with a deep understanding of the many risks associated with infrastructure construction, which we actively monitor and manage from the bidding stage through contract completion. Our project managers lead the estimating process, and all bid proposals are reviewed by senior management prior to submission. This system increases project managers’ accountability and creates a flywheel of market intelligence including not only the financial and operational risks, but also the opportunities inherent in our contracts. Wet utility services represent the most complex aspect of infrastructure construction and require timely execution that drives the overall project timeline. Our vertical integration further reduces the risk of supply chain disruptions, serving as a key competitive differentiator for our clients.

Opportunistic Acquisition Process

Through March 31, 2026 we had successfully completed seven acquisitions over the prior five years, which have significantly augmented our growth. While acquisitions can expand our market share in existing North Carolina markets such as Raleigh, Charlotte, and Wilmington, we also pursue small acquisitions in additional markets as they are easier to integrate and are highly accretive. For example, we expanded into Charlotte in 2023 by acquiring a company with approximately $26 million in annual revenue. Since consolidating that acquisition into our platform and combined with the revenue of another company acquired in early 2025, we have been able to increase revenue in our Charlotte operations to approximately $94 million for the twelve months ended December 31, 2025 on a combined basis. Most recently, in February 2026, we acquired ALGC which expands our operations in South Carolina and represents our first expansion into Georgia.

We have a proven integration history that has historically unlocked value. Due to our performance-oriented culture and robust growth prospects, acquisition partners are given an equity stake in the company. Seven of our acquisition partners have retained an equity stake in our business following each acquisition, allowing them to remain involved and aligned with our company’s long-term success.

Experienced Management Team and Skilled Workforce

Jeremy Spivey, our Chief Executive Officer and founder, has over 30 years of experience in operating a civil infrastructure business, and our seasoned management team averages over 30 years of industry experience. Our large, skilled workforce presents us with significant competitive advantages, especially due to the lack of relevant trade schools in the United States. Many of our skilled workers are developed internally through apprenticeship programs or acquired through strategic hiring. Junior estimators are hired after passing an aptitude test and participate in a year-long program before bidding jobs independently, while project management team members undergo a similar two-year training process. In the field, we utilize simulators to provide hands-on training for staff, and supervisors undergo rigorous reviews every six months, with successful individuals having the opportunity to advance into project management roles. Additionally, our company’s growth creates opportunities to promote and develop employees, as we prioritize internal advancement. As our platform’s success continues, we believe we have become a destination workplace for many of the skilled workers in our geographies.

Emphasis on Culture

Our culture is defined by an execution-focused environment where employees are empowered and incentivized to think and act like owners. We foster a “winning together” mindset to align interests and drive performance. As a non-union organization, we maintain flexibility and agility in our operations. This approach has resulted in strong employee retention, high engagement, and consistently positive customer feedback, all of which contribute to our ongoing success and growth.

Detailed Growth Strategy

The key elements of our growth strategy include:

Leverage Our Proven, Replicable Model to Expand Within Our Existing Markets and into New Geographies Across the Southeastern United States.

Building on our established success and leadership in the Southeastern United States, we are utilizing our comprehensive infrastructure construction capabilities and strong relationships with national home builders and other customers to further penetrate existing markets and explore new geographic areas. Our proven model, characterized by efficient in-house performance and a skilled workforce, positions us to capture additional market share and deliver superior value in a region experiencing rapid population and job growth.

We expand geographically by leveraging existing relationships and organic growth, as well as through strategic acquisitions. This approach allows us to quickly establish a presence, build market share, and replicate our proven business model in diverse regions, serving a broader customer base and capitalizing on local opportunities, which has resulted in our revenue growing at a 44% compound annual growth rate (“CAGR”) between 2021 and 2025. In each market we enter, we build out the foundation of our infrastructure services business by initially focusing on residential home building, which provides large, multi-phase opportunities and enables us to establish our service reputation. Once we have developed a strong reputation in a given market, we can move to a new market and repeat our growth strategy, which we estimate has resulted in an organic revenue CAGR of approximately 35% since 2018. For example, we began in Raleigh, NC, and entered the Charlotte, NC market in 2023 via a small acquisition. Now, Charlotte, NC represents roughly 21% of our total revenue for the twelve months ended December 31, 2025. We entered into the Greensboro, NC market in 2024 and expanded further into this market in 2025 via a small acquisition. We entered into the Georgia market in February 2026 via the acquisition of ALGC. We believe we have opportunities to further expand our presence in Wilmington, NC, South Carolina and Georgia, and the opportunity to extend our operations strategically into Tennessee and Florida. This approach also positions us to win additional business on larger, more specialized projects with industrial, commercial, retail, and municipal or state customers. We begin with core site preparation services, including underground capabilities such as drilling and blasting, wet utility work, electrical utility lines, and grading, and we expand our service lines as our customer mix evolves, further strengthening our position as a leading provider of end-to-end infrastructure services across the Southeastern United States.

Integrate Additional Services into Our Operations.

As we continue to grow, we seek to enhance our service portfolio by incorporating new service lines that align with and complement our core construction competencies, further evolving into a comprehensive turnkey infrastructure services company. By expanding our range of services, such as paving, asphalt plants, precast concrete manufacturing, closed-circuit television (“CCTV”) inspection, and drilling and blasting, we can better meet the diverse needs of our customers, reduce reliance on subcontractors, and maintain control over project timelines and quality. We add these capabilities through both organic growth and small, tuck-in acquisitions, which not only enhance our Gross Profit Margin opportunities but also strengthen our ability to compete for a wider range of projects. We believe this strategic integration will enable us to offer a more comprehensive suite of solutions, further differentiating us from competitors and strengthening our market position.

Pursue Acquisitions that Complement Our Current Service Capabilities and Position Us for New Opportunities.

Acquisitions have been a key driver of our growth, and we will continue to pursue targeted, strategic transactions that enhance our service capabilities and expand our market presence. Our acquisition strategy focuses on pursuing small companies that address specific needs within our business, allowing us to perform services more efficiently and cost-effectively in-house rather than outsourcing. By targeting acquisitions that align with our high-quality culture and growth prospects, we can seamlessly integrate new operations, leverage synergies, and access new opportunities. This approach also enables us to maintain our company culture and reduce the risk of overpaying for assets. Typically, sellers retain a portion of equity in their businesses following the sale, which aligns their incentives and goals with ours and helps preserve the growth mindset and culture we have cultivated under our ownership. By acquiring companies that offer complementary services or geographic expansion, we ensure long-term success and alignment with our business objectives, making us an attractive partner for sellers who want to remain involved and benefit from our continued success.

Continue to Capitalize on Vertical Integration Opportunities.

We believe our ability to perform a broad range of critical services in-house, eliminating the need for subcontractors, provides us with a distinct competitive advantage. By further expanding our scope of services and capitalizing on vertical integration, we can enhance our control over project timelines, quality, and costs. For example, we are currently vertically integrating our asphalt supply by constructing our own asphalt plants in strategic locations near our jobsites. This approach is margin accretive and enables us to more effectively control project completion timelines. Vertical integration not only strengthens our operational capabilities and supports our continued growth and profitability, but also allows us to deliver complex, large-scale projects efficiently and reliably, positioning us as a provider of choice for our customers.

Continue to Develop Our Employees.

We believe that our employees are the key to the successful implementation of our business strategy. Therefore, we continue allocating significant resources to attract and retain talented managers, supervisors and field personnel. A key area of focus has been and remains maintaining high standards of training to ensure that all our projects are completed to the highest standards of quality, safety, and customer satisfaction. We pride ourselves on providing pathways of advancement for everyone we employ, regardless of their previous experience upon joining.

Our Markets and Customers.

We primarily focus on site preparation for large national home builders, including wet utilities installation, grading, site clearing, erosion control, drilling and blasting, paving, and related site services. Our service lines support projects such as the site preparation of housing subdivisions being developed by national homebuilders, encompassing both individual lots and supporting infrastructure. We view residential infrastructure as an attractive end market for several reasons. First, our relationships with national homebuilders enable us to grow with our customers into new markets as the homebuilders expand geographically. Additionally, we are awarded work through direct negotiation with the majority of our homebuilder customers. These attractive contract structures allow us the opportunity for increased margins, vertical integration, and cross-selling. Finally, at the macro level, residential home construction offers meaningful sustainability of demand on a forward basis for our services. This thesis is supported by the reality of the current market, as the U.S. Chamber of Commerce reports a shortage of no less than 4.5 million residential units in the United States. This underscores the U.S. housing market’s severe under-inventory, driven by high mortgage rates, labor shortages, and regulatory barriers, which continues to fuel demand for new residential construction and infrastructure development, particularly in high-growth regions like the Southeastern United States.

We leverage our experience in residential infrastructure projects to drive our industrial, commercial, municipal, and state business. These lines of business typically support projects such as site preparation services for mixed-use retail developments or manufacturing plant construction within industrial parks, as well as site preparation and paving for highways and roads within departments of transportation (“DOT”).

We generally perform the majority of the work required by our contracts with our in-house crews and we only engage subcontractors for ancillary services that we do not already perform internally. This approach enables us to maintain an average contract length of 12 months and more effectively control the quality, timeliness, and costs associated with our projects. We believe this level of involvement enables us to complete projects three to four months faster than our competition on average, which in turn strengthens customer relationships and drives repeat business.

For municipal and state customers, we specialize in projects that require high volumes of products, such as aggregates and oil mixes for asphalt paving. In North Carolina, we historically have not provided our own materials, and have instead sourced them from other suppliers. Spotting an opportunity for margin-accretive vertical integration, we made the decision to build several asphalt plants for use in everything we do. Our first plant will be located in Chatham County, NC. It is currently in the commissioning phase and we expect it to be servicing contracts towards the end of the second quarter of 2026. Our second asphalt plant is permitted, and we are in the planning stages of building it. We believe that having more of our raw input capabilities in-house gives us further control and visibility over project timelines, a key competitive differentiator of our services, ultimately leading to margin expansion on projects. Additionally, we are exploring the possibility of adding a concrete casting plant in the near future for the manufacturing of precast concrete wet utility components (e.g., underground concrete storm drainpipes, boxes, joints, etc.). We anticipate that this will have a similarly positive effect on margins as the asphalt plants.

Approximate end market breakdown by revenue for the year ended December 31, 2025 is as follows:

•        Residential builders – 66%

•        Commercial, Industrial and Retail builders – 23%

•        Municipal/state work – 5%

•        Materials and paving – 6%

For the year ended December 31, 2025, our largest revenue customer was Pulte Homes, which represented approximately 9.9% of our revenue and our top five customers represented approximately 30.7% of our revenue and our top 10 customers represented approximately 45.5% of our revenue. As of December 31, 2025, we were in various stages of completion on over 270 projects, none of which represented more than 10% of our revenue for the year then ended. All of our work is via signed contracts, the majority of which are negotiated individually and some of which are awarded through competitive bidding processes.

Recent Developments

On June 1, 2026, we acquired Piedmont Pipe Construction, Inc. (“Piedmont”). Founded in 1999, Piedmont is a leading wet utilities provider across North and South Carolina. Headquartered near Charlotte, NC, this acquisition expands our wet utility capabilities in the high-growth Charlotte market. Piedmont will operate under the Cardinal Civil Contracting brand.

Our Organizational Structure

Cardinal Infrastructure Group Inc. (the “Cardinal Group”), a Delaware corporation, was formed on June 12, 2025. On December 11, 2025, the Cardinal Group completed an initial public offering (the “IPO”) of 11,500,000 shares of its Class A Common Stock at a price to the public of $21.00 per share, and on December 12, 2025, pursuant to the exercise in full of the underwriters’ option, the Cardinal Group completed the sale of an additional 1,725,000 shares of its Class A Common Stock at a price to the public of $21.00 per share. The gross proceeds from the IPO, including the exercise in full of the sale of the additional shares, were approximately $277.7 million, before deducting underwriting discounts and offering expenses.

The Cardinal Group used the net proceeds from the IPO to purchase 14,943,750 newly issued limited liability company units (“LLC Units”) from Cardinal for approximately $258.3 million in aggregate and became the sole managing member of Cardinal. In connection with the IPO, the Cardinal Group also issued 23,387,813 shares of its Class B Common Stock to the equity holders of Cardinal (the “Continuing Equity Holders”), which were equal to the number of LLC Units held by such Continuing Equity Holders, at the time of such issuance of Class B Common Stock, for nominal consideration.

Prior to the IPO, all of our business was conducted through Cardinal Civil Contracting, LLC, a North Carolina limited liability company (“Cardinal NC”). In connection with the IPO, we undertook certain organizational transactions (the “Reorganization”) as a result of which Cardinal Group is a holding company with no direct operations and our principal asset is our direct equity interest in Cardinal and indirect equity interests in Cardinal’s subsidiaries. As of December 31, 2025, we owned 14,947,318 LLC Units or 39.0% of Cardinal and the Continuing Equity Holders owned the remaining 23,387,813 LLC Units or 61.0%.

As the sole managing member of Cardinal, Cardinal Group operates and controls all of the business and affairs of Cardinal and, through Cardinal, its subsidiaries. As a result, Cardinal Group consolidates Cardinal and has recorded a significant noncontrolling interest in a consolidated entity in the consolidated financial statements for the economic interest in Cardinal held by the Continuing Equity Holders.

Our organizational structure following the IPO is commonly referred to as an umbrella partnership-C corporation (“Up-C”) structure, which is often used by partnerships and limited liability companies when they undertake an initial public offering of their business. The Up-C structure allows the Continuing Equity Holders to retain their equity ownership in Cardinal and to continue to realize tax benefits associated with owning interests in an entity that is treated as a partnership, or “flow-through” entity, for U.S. federal income tax purposes. In contrast, investors in Cardinal Group hold their equity ownership in Cardinal Group, a Delaware corporation that is a domestic corporation for U.S. federal income tax purposes, in the form of shares of Class A Common Stock. One of the potential tax benefits to the Continuing Equity Holders associated with the Up-C structure is that future taxable income of Cardinal that is allocated to the Continuing Equity Holders will be taxed on a flow-through basis and, therefore, will not be subject to corporate taxes at the entity level. Additionally, because the Continuing Equity Holders may have their LLC Units redeemed by Cardinal (or at our option, directly exchanged with Cardinal Group) for newly issued shares of our Class A Common Stock on a one-for-one basis (subject to customary adjustments, including for stock splits, stock dividends, and reclassifications) or, at our option, for cash, the Up-C structure also provides the Continuing Equity Holders with potential liquidity that holders of non-publicly traded limited liability companies are not typically afforded. In connection with any such redemption or exchange of LLC Units, a corresponding number of shares of Class B Common Stock held by the relevant Continuing Equity Holder will automatically be transferred to Cardinal Group for no consideration and be canceled. The Continuing Equity Holders and Cardinal Group also each expect to benefit from the Up-C structure as a result of certain cash tax savings arising from redemptions or exchanges of the Continuing Equity Holder’s LLC Units for Class A Common Stock or cash, and certain other tax benefits covered by the tax receivable agreement (the “Tax Receivable Agreement”) discussed in “Certain Relationships and Related Transactions — Tax Receivable Agreement” in the definitive proxy statement for our 2026 Annual Meeting of Stockholders which is incorporated by reference into our Annual Report on Form 10-K which is incorporated by reference into this prospectus. See also “Risk Factors — Risks Related to Our Organizational Structure.” In general, the Continuing Equity Holders expect to receive payments under the Tax Receivable Agreement in amounts equal to 85.0% of certain tax benefits and Cardinal Group expects to benefit in the form of cash tax savings in amounts equal to 15.0% of such tax benefits. Any payments made by us to the Continuing Equity Holders under the Tax Receivable Agreement will reduce cash otherwise arising from such tax savings. We expect such payments will be substantial.

Summary of Risk Factors

An investment in our Class A Common Stock involves a high degree of risk. You should carefully consider the risks described under “Risk Factors,” together with the other information in this prospectus, before deciding whether to purchase our Class A Common Stock. If any of the risks described under “Risk Factors” actually occur, our business, financial condition, results of operations or prospects could be materially adversely affected. In any such case, the trading price of our Class A Common Stock could decline, and you could lose all or part of your investment. These risks include, but are not limited to, the following:

•        demand for our services may decrease during economic recessions or volatile economic cycles, and a reduction in demand and in end markets may adversely affect our business;

•        our geographic concentration could materially and adversely affect us if the construction industry in our current markets should decline;

•        our dependence on suppliers of materials and subcontractors could increase our costs and impair our ability to complete contracts on a timely basis or at all;

•        utility shortages or price increases could have an adverse impact on operations;

•        if we do not accurately estimate the overall risks, requirements or costs related to a project when we bid for a contract that is ultimately awarded to us, we may achieve a lower than anticipated profit or incur a loss on the contract;

•        the infrastructure services industry is highly schedule-driven, and our failure to meet the schedule requirements of our contracts could adversely affect our reputation and/or expose us to financial liability;

•        we may incur higher costs to lease, acquire and maintain equipment necessary for our operations, and the market value of our owned equipment may decline;

•        because our industry is capital-intensive and we have significant fixed and semi-fixed costs, our profitability is sensitive to changes in volume;

•        interest rate changes, and the failure to hedge against them, may adversely affect us;

•        we may not accurately assess and/or estimate the quality, quantity, availability and cost of aggregates we need to complete a project, particularly for projects in rural areas;

•        we depend on key management personnel;

•        we depend on our ability to hire, train and retain qualified personnel in a competitive industry;

•        our results of operations can be adversely affected by labor shortages, turnover and labor cost increases;

•        we are required to obtain, maintain and comply with government permits, licenses and approvals, and failure to obtain, maintain, and comply with such permits, licenses and approvals could adversely affect our or our customers’ operations;

•        recent and potential changes in U.S. trade policies and retaliatory responses from other countries may significantly increase the costs or limit supplies of materials and products used in our construction projects involving concrete;

•        our business is subject to complex and evolving laws and regulations regarding data privacy and cybersecurity;

•        our strategy, which includes expanding into adjacent markets, may not be successful;

•        our use of over-time revenue recognition (specifically, the recognition of revenue based on the cost-to-cost input method) accounting related to our projects could result in a reduction or elimination of previously reported revenue and profits;

•        our financial statements are prepared in accordance with generally accepted accounting principles (“GAAP”), which requires management to make estimates and assumptions that are inherently uncertain. Significant estimates include the impacts of litigation and other loss contingency claims, fair value and other purchase accounting estimates associated with business combinations, and amounts payable pursuant to the Tax Receivable Agreement, including estimates of future taxable income, applicable tax rates, and the timing and amount of realizable tax benefits. If these estimates prove incorrect, previously reported revenue and profits could be reduced or eliminated;

•        our backlog may not be realized or may not result in profits and may not accurately represent future revenue;

•        our principal asset is our interest in Cardinal and, as a result, we depend on distributions from Cardinal to pay our taxes and expenses, including payments under the Tax Receivable Agreement. Cardinal’s ability to make such distributions may be subject to various limitations and restrictions;

•        the Continuing Equity Holders (as defined herein) continue to have significant influence over us, including control over decisions that require the approval of stockholders;

•        the historical and pro forma financial information in this prospectus may make it difficult to accurately predict our costs of operations in the future; and

•        we are subject to litigation, arbitration, or other claims which could materially and adversely affect us.

Emerging Growth Company Status

As a company with less than $1.235 billion in revenue during our last fiscal year, we currently qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and could remain an “emerging growth company” until as late as the fifth anniversary following our initial public offering. For so long as we are an “emerging growth company,” we will, among other things:

•        not be required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act;

•        not be required to hold a nonbinding advisory stockholder vote on executive compensation pursuant to Section 14A(a) of the Exchange Act;

•        not be required to seek stockholder approval of any golden parachute payments not previously approved pursuant to Section 14A(b) of the Exchange Act;

•        be exempt from the requirement of the Public Company Accounting Oversight Board (the “PCAOB”) regarding the communication of critical audit matters in the auditor’s report on the financial statements; and

•        be subject to reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements.

In addition, the JOBS Act permits emerging growth companies to use an extended transition period for complying with new or revised accounting standards. This permits an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have chosen to “opt out” of this transition period and, as a result, we will comply with new or revised accounting standards as required when they are adopted. This decision to opt out of the extended transition period is irrevocable.

We may take advantage of these provisions until we are no longer an emerging growth company, which will occur on the earliest of (i) the last day of the fiscal year following the fifth anniversary of our December 2025 IPO, (ii) the last day of the fiscal year in which we have equal to or more than $1.235 billion in annual revenue, (iii) the date on which we issue more than $1 billion of non-convertible debt over a three-year period or (iv) the date on which we are deemed to be a “large accelerated filer,” as defined in Rule 12b-2 promulgated under the Exchange Act.

See “Risk Factors — We expect that we will no longer qualify as an “emerging growth company” as of December 31, 2027, and, as a result, we will have to comply with increased disclosure and compliance requirements.”

THE OFFERING

Issuer	Cardinal Infrastructure Group Inc.
Class A Common Stock offered by us	4,000,000 shares (or 4,600,000 shares if the underwriters exercise in full their option to purchase additional shares of Class A Common Stock).
Option to purchase additional shares of Class A Common Stock

To the extent that the underwriters sell more than 4,000,000 shares of Class A Common Stock in this offering, we have granted the underwriters a 30-day option to purchase up to an aggregate of 600,000 additional shares of our Class A Common Stock.

Class A Common Stock outstanding after this offering

19,296,084 shares, representing approximately 41.17% of the combined voting power of all of Cardinal Group’s common stock (or 19,896,084 shares, representing approximately 41.91% of the combined voting power of all of Cardinal Group’s common stock if the underwriters exercise in full their option to purchase additional shares of Class A Common Stock), and 41.17% of the indirect economic interest in Cardinal (or 41.91% if the underwriters exercise in full their option to purchase additional shares of Class A Common Stock).

Class B Common Stock outstanding

27,573,875 shares, representing approximately 58.83% of the combined voting power of all of Cardinal Group’s common stock (or 27,573,875 shares, representing approximately 58.09% of the combined voting power of all of Cardinal Group’s common stock if the underwriters exercise in full their option to purchase additional shares of Class A Common Stock) and no economic interest in Cardinal Group.

Voting power of Class A Common Stock after this offering	41.17% (or 41.91% if the underwriters exercise in full their option to purchase additional shares of Class A Common Stock).
Voting power of Class B Common Stock after this offering	58.83% (or 58.09% if the underwriters exercise in full their option to purchase additional shares of Class A Common Stock).
LLC Units to be held by us immediately after this offering

19,296,084 LLC Units, representing approximately 41.17% of the economic interest in Cardinal (or 19,896,084 LLC Units, representing approximately 41.91% of the economic interest in Cardinal if the underwriters exercise in full their option to purchase additional shares of Class A Common Stock).

LLC Units to be held by the Continuing Equity Holders immediately after this offering

27,573,875 LLC Units after giving effect to the use of net proceeds as described below, representing approximately 58.83% of the economic interest in Cardinal (or 27,573,875 LLC Units, representing approximately 58.09% of the economic interest in Cardinal if the underwriters exercise in full their option to purchase additional shares of Class A Common Stock).

Ratio of shares of Class A Common Stock to LLC Units

The second amended and restated Cardinal limited liability operating agreement (the “Cardinal Operating Agreement”) will require that we and Cardinal at all times maintain a one-to-one ratio between the number of shares of Class A Common Stock issued by us and the number of LLC Units owned by us.

Ratio of Shares of Class B Common Stock to LLC Units

Our amended and restated certificate of incorporation (the “A&R Charter”) and the Cardinal Operating Agreement will require that we and Cardinal at all times maintain a one-to-one ratio between the number of shares of Class B Common Stock owned by the Continuing Equity Holders and their respective permitted transferees and the number of LLC Units owned by the Continuing Equity Holders and their respective permitted transferees. Immediately after the Transactions, the Continuing Equity Holders will together own 100% of the outstanding shares of our Class B Common Stock.

Permitted Holders of Shares of Class B Common Stock

Only the Continuing Equity Holders and the permitted transferees of Class B Common Stock as described in this prospectus will be permitted to hold shares of our Class B Common Stock. Shares of Class B Common Stock are redeemable for shares of Class A Common Stock only together with an equal number of LLC Units. See “Certain Relationships and Related Party Transactions — Cardinal Operating Agreement” in the definitive proxy statement for our 2026 Annual Meeting of Stockholders which is incorporated by reference into our Annual Report on Form 10-K which is incorporated by reference into this prospectus.

Voting Rights

Each share of our Class A Common Stock entitles its holder to one vote on all matters on which stockholders are entitled to vote generally. Each share of our Class B Common Stock entitles its holder to one vote on all matters on which stockholders are entitled to vote generally. Holders of our Class A Common Stock and Class B Common Stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law or by our A&R Charter. See “Description of Capital Stock.”

Redemption Rights of Holders of LLC Units

The Continuing Equity Holders may, subject to certain exceptions, from time to time at each of their options require Cardinal to redeem (the “Redemption Right”) all or a portion of their LLC Units in exchange for, at our election (determined solely by our independent directors (within the meaning of Nasdaq rules) who are disinterested), newly-issued shares of our Class A Common Stock on a one-for-one basis (subject to customary adjustments, including for stock splits, stock dividends, and reclassifications) or a cash payment equal to a volume weighted average market price of one share of our Class A Common Stock for each LLC Unit so redeemed, in each case, in accordance with the terms of the Cardinal Operating Agreement (the “Redemption Right”); provided that, at our election (determined solely by our independent directors (within the meaning of Nasdaq rules) who are disinterested), we may effect a direct exchange by Cardinal Group of such Class A Common Stock or such cash, as applicable, for such LLC Units. Simultaneously with the payment of cash or shares of Class A Common Stock, as applicable, in connection with a redemption or exchange of LLC Units pursuant to the terms of the Cardinal Operating Agreement, a number of shares of our Class B Common Stock registered in the name of the redeeming or exchanging Continuing Equity Holder and permitted transferees will automatically be transferred to us for no consideration on a one-for-one basis with the number of LLC Units so redeemed or exchanged and such shares of Class B Common Stock will be canceled. See “Certain Relationships and Related Party Transactions — Cardinal Operating Agreement” in the definitive proxy statement for our 2026 Annual Meeting of Stockholders which is incorporated by reference into our Annual Report on Form 10-K which is incorporated by reference into this prospectus.

Use of Proceeds

We expect to receive $276.7 million from the sale of Class A Common Stock by us in this offering, after deducting underwriting discounts and commissions (or $318.3 million of net proceeds if the underwriters exercise in full their option to purchase 600,000 additional shares of Class A Common Stock from us).

We estimate that the offering expenses (other than the underwriting discount and commissions) will be approximately $700,000.

We intend to use the net proceeds from this offering to repay $33 million of borrowings outstanding under our October 2025 Credit Facility and for general corporate purposes, which may include funding for acquisitions, working capital requirements, capital expenditures and the repayment, refinancing, redemption or repurchase of indebtedness or other securities. See “Use of Proceeds.”

Conflicts of Interest

Because an affiliate of Truist Securities, Inc. is a lender under our October 2025 Credit Facility and will receive 5% or more of the net proceeds of this offering due to the repayment of borrowings under the October 2025 Credit Facility, Truist Securities, Inc., an underwriter in this offering, is deemed to have a “conflict of interest” under Rule 5121 (“Rule 5121”) of the Financial Industry Regulatory Authority, Inc. (“FINRA”). Accordingly, this offering is being made in compliance with the requirements of FINRA Rule 5121. Pursuant to that rule, the appointment of a “qualified independent underwriter” is not required in connection with the offering as a “bona fide public market,” as defined in Rule 5121, exists for our Class A Common Stock. See “Use of Proceeds” and “Underwriting (Conflicts of Interest).”

Dividend Policy

We currently intend to retain all available funds and any future earnings to fund the development and growth of our business, and, therefore, we do not anticipate declaring or paying any cash dividends on our Class A Common Stock. Except in certain limited circumstances, holders of our Class B Common Stock are not entitled to participate in any dividends declared by our board of directors. Because we are a holding company, our ability to pay cash dividends on our Class A Common Stock depends on our receipt of cash distributions from Cardinal. Our October 2025 Credit Facility (as defined below) contains certain covenants that restrict, subject to certain exceptions, our ability to pay dividends.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Sources of Capital — Credit Facilities, Debt and Other Capital.” Our ability to pay dividends may be restricted by the terms of any future credit agreement or any future debt or preferred equity securities of ours. Any future determination as to the declaration and payment of dividends, if any, will be at the discretion of our board of directors, subject to the requirements of applicable law, and in compliance with contractual restrictions and covenants in the agreements governing our future indebtedness. Any such determination will also depend upon our business prospects, results of operations, financial condition, cash requirements and availability, industry trends, and other factors that our board of directors may deem relevant. See “Dividend Policy.”

The Listing and Trading Symbol	Our Class A Common Stock is listed on Nasdaq under the symbol “CDNL.”
Risk Factors	You should carefully read and consider the information set forth under “Risk Factors” and all other information set forth in this prospectus before deciding to invest in our Class A Common Stock.

Unless we indicate otherwise or the context otherwise requires, all information in this prospectus assumes no exercise by the underwriters of their option to purchase 600,000 additional shares of Class A Common Stock from us.

SUMMARY FINANCIAL AND OTHER DATA

The following tables present the summary financial and other data for Cardinal Group. As discussed elsewhere in this prospectus, Cardinal is the predecessor of Cardinal Group for financial reporting purposes and the comparative financial information provided prior to September 30, 2025 is that of Cardinal NC as a result of the Cardinal Reorganization. For the avoidance of any doubt, references to “Cardinal” and “Cardinal Historical” are used interchangeably, as appropriate, in the below tables and elsewhere in this prospectus and the financial statements. The summary financial data as of, and for the years ended, December 31, 2025 and 2024, are derived from the audited consolidated financial statements incorporated by reference into this prospectus. The summary financial data for the three months ended March 31, 2026 and 2025 are derived from the unaudited condensed consolidated financial statements incorporated by reference into this prospectus. The unaudited condensed consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in our opinion, include all adjustments, consisting of normal recurring adjustments, necessary to present fairly in all material respects our financial position and results of operations. The results for any interim period are not necessarily indicative of the results that may be expected for the full year. Historical results of operations for the periods presented below are not necessarily indicative of the results to be expected for any future period.

The information set forth below should be read together with “Unaudited Pro Forma Condensed Consolidated Financial Information,” “Use of Proceeds,” “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Our Organizational Structure” and the audited financial statements and the accompanying notes included elsewhere in this prospectus.

	Cardinal Group
	Three months ended March 31,		Year ended December 31,
	2026	2025	2025	2024
Summary Income statement data:
Revenues	$167,508,716	$81,801,265	$456,045,369	$315,187,523
Operating costs and expenses:
Cost of revenues (exclusive of depreciation and amortization shown separately below):	133,319,083	65,277,978	359,897,579	249,888,575
General and administrative	10,142,131	2,125,970	23,526,023	10,687,302
Depreciation expense	5,702,410	5,071,341	25,246,451	18,663,746
Amortization expense	3,567,348	1,527,500	7,128,310	—
(Gain) on disposal of property and equipment	(2,397)	(110,945)	(157,401)	13,534
Income from operations	14,780,141	7,909,421	40,404,407	35,934,366
Other expense:
Interest expense, net	(2,245,876)	(1,026,276)	(6,825,542)	(4,828,058)
Other expense, net	—	(241,400)	(518,704)	(1,456,565)
Total other expense, net	(2,245,876)	(1,267,676)	(7,344,246)	(6,284,623)
Net income before taxes	12,534,265	6,641,745	33,060,161	29,649,743
Income tax expense	(1,053,229)	—	(1,966,678)	(1,352,509)
Net income, including noncontrolling interests	11,481,036	6,641,745	31,093,483	28,297,234
Less: Net income attributable to noncontrolling interests	8,062,598	1,164,764	8,407,426	6,939,888
Net income attributable to Cardinal Infrastructure Group Inc.	$3,418,438	$5,476,981	$22,686,057	$21,357,346

	Cardinal Group
	Three months ended March 31,		Year ended December 31,
	2026	2025	2025	2024
Earnings per share(1):
Basic	$0.23		$0.06
Diluted	$0.23		$0.06
Weighted average shares of Class A Common Stock outstanding:
Basic	15,104,788		14,787,094
Diluted	15,126,679		14,809,208

____________

(1)      For the year ended December 31, 2025, represents earnings per share of Class A Common Stock and weighted-average shares of Class A Common Stock outstanding for the period from December 10, 2025 through December 31, 2025, the period following the recapitalization transactions and IPO.

	At March 31, 2026	At December 31,
		2025	2024
Summary Balance sheet data:
Total assets	$657,251,915	$394,587,355	$140,313,821
Total current assets	228,079,082	215,651,152	77,385,096
Total current liabilities	131,870,656	91,647,314	70,546,789
Notes payable	198,633,570	121,178,878	47,933,749
Total liabilities	395,250,329	255,049,532	116,959,845
Total stockholders’/members’ equity	$262,001,586	$139,537,823	$23,353,976
	Three months ended March 31,		Year ended December 31,
	2026	2025	2025	2024
Summary Cash flow data:
Cash flows from operating activities	$9,317,019	$12,092,682	$37,900,887	$42,629,114
Cash flows from investing activities	(134,794,623)	(24,221,084)	(101,500,431)	(20,972,527)
Cash flows from financing activities	72,311,046	13,991,834	139,831,861	(7,960,095)
Other Financial and Operating Data (unaudited)(1):
Gross Profit	$24,919,875	$9,924,446	$63,773,029	$46,635,202
Adjusted Gross Profit(2)	$34,189,633	$16,523,287	$96,147,790	$65,298,948
Gross Profit Margin	14.9%	12.1%	14.0%	14.8%
Adjusted Gross Profit Margin(2)	20.4%	20.2%	21.1%	20.7%
EBITDA(2)	$24,049,899	$14,266,862	$72,260,464	$53,141,547
Adjusted EBITDA(2)	$26,799,967	$14,572,575	$81,465,922	$56,538,120
Net Income Margin(2)	6.9%	8.1%	6.8%	9.0%
EBITDA Margin(2)	14.4%	17.4%	15.8%	16.9%
Adjusted EBITDA Margin(2)(3)	16.0%	17.8%	17.9%	17.9%
Backlog (period end)	$854,000,000	$532,000,000	$682,000,000	$512,000,000

____________

(1)      For definitions and further information about how we calculate financial and operating data, including a reconciliation of Adjusted Gross Profit, Adjusted Gross Profit Margin, EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and EBITDA Margin, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Financial Measures” and “— Other Factors Impacting Results of Operations.”

(2)      Adjusted Gross Profit, Adjusted Gross Profit Margin, EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and EBITDA Margin are included in this prospectus because they are non-GAAP financial measures used by management and our board of directors to assess our financial performance. For definitions of Adjusted Gross Profit, Adjusted Gross Profit Margin, EBITDA, Adjusted EBITDA, EBITDA Margin and Adjusted EBITDA Margin and a reconciliation of each to the most directly comparable financial measures calculated and presented in accordance with GAAP, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Financial Measures.” Our non-GAAP financial measures should not be considered in isolation from, or as substitutes for, financial information prepared in accordance with GAAP. EBITDA, Adjusted EBITDA, EBITDA Margin and Adjusted EBITDA Margin may be different than a similarly titled measure used by other companies.

(3)      Calculated as a percentage of revenue.

RISK FACTORS

An investment in our Class A Common Stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below and the other information included in, or incorporated by reference into, this prospectus, including the consolidated financial statements and related notes thereto and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before deciding whether to purchase our Class A Common Stock. If any of the risks described below actually occur, our business, financial condition, results of operations or prospects could be materially adversely affected. In any such case, the trading price of our Class A Common Stock could decline, and you could lose all or part of your investment. This prospectus also includes or incorporates by reference forward-looking statements that involve risks and uncertainties. See “Cautionary Statement Regarding Forward-Looking Statements.” Our actual results could differ materially and adversely from those anticipated in these forward-looking statements as a result of certain factors, including those set forth below.

Risks Related to Our Business and Industry

Demand for our services may decrease during economic recessions or volatile economic cycles, and a reduction in demand in end markets may adversely affect our business.

We generate revenue and profit from infrastructure projects and services, but we do not directly control the process by which such infrastructure projects and services are awarded. The construction industry historically has experienced cyclical fluctuations in financial results due to economic recessions; downturns in business cycles of our customers; supply chain disruptions and the cost or availability of building materials; inflationary pressures; the availability of trade partners, vendors, or other third parties; federal and state income and real estate tax laws, including limitations on, or the elimination of, the deduction of mortgage interest or property tax payments; mortgage financing programs and regulation of lending practices; energy prices; the supply of developable land in our markets and in the United States generally; interest rate fluctuations and other economic factors beyond our control. Many factors, including the financial condition of the infrastructure industry, could adversely affect our customers and their willingness to fund capital expenditures in the future. Demand for public infrastructure projects depends on overall economic conditions, the need for new or replacement infrastructure, the priorities placed on various projects funded by governmental entities and federal, state and local government spending levels. In particular, low tax revenues, credit rating downgrades, budget deficits and financing constraints, including timing and amount of federal funding and competing governmental priorities, could negatively impact the ability of government agencies to fund existing or new public infrastructure projects. Additionally, consolidation, competition or capital constraints in the industries we serve may result in reduced spending by our customers. Any instability in the financial and credit markets could negatively impact our customers’ ability to pay us on a timely basis, or at all, for work on projects already in progress, could cause our customers to delay or cancel construction projects in our contract backlog and could create difficulties for customers to obtain adequate financing to fund new construction projects.

Economic, regulatory and market conditions affecting our specific end markets may adversely impact the demand for our services, resulting in the delay, reduction or cancellation of certain projects and these conditions may continue to adversely affect us in the future.

Our geographic concentration could materially and adversely affect us if the construction industry in our current markets should decline.

We currently conduct business primarily in the States of North Carolina, South Carolina and Georgia and our business strategy is focused on the Southeastern United States. A prolonged economic downturn in one or more of the areas in which we operate could have a material adverse effect on our business, prospects, liquidity, financial condition, and results of operations, and a disproportionately greater impact on us than our competitors with larger scale and more diversified operations and geographic footprint. Furthermore, if demand for construction projects in these markets decreases, the demand for our services could decrease, which would have a material adverse effect on our business.

Our dependence on suppliers of materials and subcontractors could increase our costs and impair our ability to complete contracts on a timely basis or at all.

The price and availability of the materials required to execute our projects are subject to volatility and disruptions caused by global economic factors that are beyond our control, including, but not limited to, supply chain disruptions, labor shortages, wage pressures, rising inflation and potential economic slowdown or recession, as well as fuel and energy costs, the impact of natural disasters, public health crises, geopolitical conflicts (such as the conflicts in Eastern Europe and the Middle East), and other matters that have impacted or could impact the global economy. If shortages and cost increases in materials and tightness in the labor market persist for a prolonged period of time, and we are unable to offset such cost increases, our profit margins could be adversely impacted.

We currently rely on third party suppliers to provide substantially all of the materials (including aggregates, cement, asphalt, concrete, steel, oil and fuel) for our contracts and third party subcontractors to perform some of the work on many of our projects. Increasing prices of materials and equipment and substantial delays in delivering supplies have and could continue to adversely impact our operations and construction projects. For the past several years, our operating margins have been adversely impacted, and may continue to be impacted, by price increases for certain materials, including fuel, concrete, steel and lumber. To the extent that we are unable to obtain commitments from our suppliers for materials or engage subcontractors, our ability to bid for contracts may be impaired.

Utility shortages or price increases could have an adverse impact on operations.

Certain of the markets in which we operate or plan to operate in the future may experience utility shortages as well as significant increases in utility costs. For example, certain areas of North Carolina have experienced temporary disruptions to sewer system capacity and development in response to municipal infrastructure delays. Additionally, municipalities may restrict or place moratoriums on the availability of utilities, such as electricity, natural gas, water, and sewer taps. We may incur additional costs and may not be able to complete construction on a timely basis if such utility shortages, restrictions, moratoriums, and rate increases continue. In addition, these utility issues may adversely affect the local economies in which we operate, which may reduce demand for construction projects in those markets. Our business, prospects, liquidity, financial condition, and results of operations may be materially and adversely impacted if further utility shortages, restrictions, moratoriums, or rate increases occur in our markets.

If we do not accurately estimate the overall risks, requirements or costs related to a project when we bid for a contract that is ultimately awarded to us, we may achieve a lower than anticipated profit or incur a loss on the contract.

The majority of our revenues and backlog are derived from fixed-unit price contracts and lump sum contracts. Fixed-unit price contracts require us to provide materials and services at a fixed-unit price based on agreed quantities irrespective of our actual per unit costs. Lump sum contracts require the contract work to be completed for a single price irrespective of our actual costs incurred. We generate profits on fixed unit price and fixed total price contracts only when our revenues exceed our actual costs, which requires us to accurately estimate and control our costs and avoid cost overruns. Therefore, our ability to achieve profitability under such contracts is dependent upon our ability to avoid cost overruns by accurately estimating our costs and then successfully controlling our actual costs. If our cost estimates for a contract are inaccurate, or if we do not perform the contract within our cost estimates, we may incur losses due to cost overruns or the contract may be less profitable than expected. As a result, these types of contracts could negatively affect our cash flow, earnings and financial position.

The costs incurred and Gross Profit realized on our contracts can vary, sometimes substantially, from our original estimates due to a variety of factors, that may include, but are not limited to the following:

•        onsite conditions that differ from those assumed in the original bid or contract;

•        failure to include required materials or work in a bid, or the failure to estimate properly the quantities or costs needed to complete a lump sum contract;

•        delays caused by weather conditions or otherwise failing to meet scheduled acceptance dates;

•        contract or project modifications creating unanticipated costs not covered by change orders or contract price adjustments;

•        changes in availability, proximity and costs of materials, including steel, concrete, aggregates and other construction materials (such as stone, gravel, sand and oil for asphalt paving), as well as fuel and lubricants for our equipment;

•        to the extent not covered by contractual cost escalators, variability in, and our inability to predict, the costs of diesel fuel, liquid asphalt and cement;

•        the availability and skill level of workers;

•        the failure by our suppliers, subcontractors, designers, engineers or customers to perform their obligations;

•        fraud, theft or other improper activities by our suppliers, subcontractors, designers, engineers, customers or personnel;

•        mechanical problems with our machinery or equipment;

•        citations issued by a government authority, including OSHA;

•        difficulties in obtaining required government permits or approvals;

•        changes in applicable laws and regulations; and

•        uninsured claims or demands from third parties for alleged damages arising from the design, construction or use and operation of a project of which our work is a part.

Many of our contracts with public sector customers contain provisions that purport to shift some or all of the above risks from the customer to us, even in cases where the customer is partly at fault. Public sector customers may seek to impose contractual risk-shifting provisions more aggressively, which could increase risks and adversely affect our cash flow, earnings and financial position.

Further, in most cases, our contracts require completion by a scheduled acceptance date. Failure to timely complete a project could result in additional costs, penalties or liquidated damages being assessed against us, and these could exceed projected profit margins on the contract.

The infrastructure services industry is highly schedule-driven, and our failure to meet the schedule requirements of our contracts could adversely affect our reputation and/or expose us to financial liability.

In some instances, including in the case of many of our fixed unit price contracts, we guarantee that we will complete a project by a certain date. Any failure to meet the contractual schedule or satisfy the completion requirements set forth in our contracts could subject us to responsibility for costs resulting from the delay, generally in the form of contractually agreed-upon liquidated damages, liability for our customer’s actual costs arising out of our delay, reduced profits or a loss on that project and/or damage to our reputation, any of which could have a material adverse impact on our financial position, results of operations, cash flows and liquidity.

We may incur higher costs to lease, acquire and maintain equipment necessary for our operations, and the market value of our owned equipment may decline.

We service a significant portion of our contracts with our own construction equipment rather than leased or rented equipment. To the extent that we are unable to buy construction equipment necessary for our needs, either due to a lack of available funding or equipment shortages in the marketplace, we may be forced to rent equipment on a short-term basis, which could increase the costs of performing our contracts, thereby reducing contract profitability. Further, new equipment may not be available, or it may not be purchased or rented in a cost effective manner, which could adversely affect our operating results.

The equipment that we own or lease requires continuous maintenance, for which we maintain our own repair facilities. If we are unable to maintain or repair equipment ourselves, we may be forced to obtain third party repair services, which could increase our costs. Additionally, we rely on the availability of component parts from suppliers for the maintenance and repair of our equipment. The failure of suppliers to deliver component parts necessary to maintain our equipment could have an adverse effect on our ability to meet our commitments to customers.

Because our industry is capital-intensive and we have significant fixed and semi-fixed costs, our profitability is sensitive to changes in volume.

The equipment needed to provide our services is expensive. We must spend a substantial amount of capital to purchase and maintain such assets. Although we believe our current cash balance, along with our projected internal cash flows and available financing sources, will provide sufficient cash to support our currently anticipated operating and capital needs, if we are unable to generate sufficient cash to purchase and maintain the property, plants and equipment necessary to operate our business, or if the timing of payments on our receivables is delayed, we may be required to reduce or delay planned capital expenditures or to incur additional indebtedness. In addition, due to the level of fixed and semi-fixed costs associated with our business, volume decreases could have a material adverse effect on our financial condition, results of operations or liquidity.

Interest rate changes, and the failure to hedge against them, may adversely affect us.

We have in the past and may in the future borrow money to finance acquisitions of equipment or other companies. The borrowings may bear interest at variable rates. Interest rate changes could affect our interest payments, and our future earnings, results of operations, and cash flows may be adversely affected, assuming other factors are held constant.

We currently do not hedge against interest rate fluctuations. We may in the future obtain one or more forms of interest rate protection in the form of swap agreements, interest rate cap contracts or similar agreements to hedge against the possible negative effects of interest rate fluctuations. However, we cannot assure you that any hedging will adequately relieve the adverse effects of interest rate increases or that counterparties under these agreements will honor their obligations thereunder. In addition, we may be subject to risks of default by hedging counterparties. Adverse economic conditions could also cause the terms on which we borrow to be unfavorable. We could be required to liquidate one or more of our assets at times which may not permit us to receive an attractive return on our assets in order to meet our debt service obligations.

We may not accurately assess and/or estimate the quality, quantity, availability and cost of aggregates we need to complete a project, particularly for projects in rural areas.

Particularly for projects in rural areas, we may estimate the quality, quantity, availability and cost for aggregates (such as sand, gravel, crushed stone, slag and recycled concrete) from sources that we have not previously used as suppliers, which increases the risk that our estimates may be inaccurate. Inaccuracies in our estimates regarding aggregates could result in significantly higher costs to supply aggregates needed for our projects, as well as potential delays and other inefficiencies. If we fail to accurately assess the quality, quantity, availability and cost of aggregates, it could cause us to incur losses, which could materially adversely affect our results of operations.

Timing of the award and performance of new contracts may fluctuate.

It is generally very difficult to predict whether and when new contracts will be offered for tender, as our contracts frequently involve a lengthy and complex design and bidding process, which is affected by a number of factors, such as market conditions, funding arrangements and governmental approvals. Because of these factors, our results of operations and cash flows may fluctuate from quarter to quarter and year to year, and the fluctuation may be substantial.

The uncertainty of the timing of contract awards may also present difficulties in matching the size of our equipment fleet and work crews with contract needs. In some cases, we may maintain and bear the cost of more equipment and ready work crews than are necessary for then-existing needs, in anticipation of future needs for existing contracts or expected future contracts. If a contract is delayed or an expected contract award is not received, we would incur costs that could have a material adverse effect on our anticipated profit.

Natural and man-made disasters, severe weather, and adverse geologic conditions may increase costs, cause project delays and reduce consumer demand, all of which could materially and adversely affect us.

Our construction projects are in many areas that are subject to natural and man-made disasters, severe weather or adverse geologic conditions. These include, but are not limited to, hurricanes, tornadoes, droughts, floods, brushfires, wildfires, prolonged periods of precipitation, landslides, soil subsidence, earthquakes and other natural and man-made disasters. The occurrence of any of these events could damage our or our customers’ projects, cause delays in completion, reduce consumer demand, cause delays in our supply chain and cause shortages and price increases in labor or raw materials, any of which could affect our profitability. In addition, the occurrence of natural and man-made disasters, severe weather and other adverse geologic conditions has increased in recent years due to climate change and may continue to increase in the future. Climate change may have the effect of making the risks described above occur more frequently and more severely, which could amplify the adverse impact on our business, prospects, liquidity, financial condition, and results of operations.

There are some risks of loss for which we may be unable to purchase insurance coverage or to maintain insurance coverage on acceptable terms. For example, losses associated with hurricanes, landslides, prolonged periods of precipitation, earthquakes and other weather-related and geologic events may not be insurable, and other losses, such as those arising from terrorism, may not be economically insurable. A sizeable uninsured loss could materially and adversely affect our business, prospects, liquidity, financial condition, and results of operations.

Changes to population growth rates in certain of the markets in which we operate or plan to operate could affect the demand for homes in these regions.

Slower rates of population growth or population declines in our markets in North Carolina, or other key markets in the United States we may decide to enter in the future, especially as compared to the high population growth rates in prior years, could affect the demand for housing and other construction projects, adversely affecting our plans for growth, business, financial condition, and operating results.

Our business is seasonal and subject to adverse weather and climate conditions, which can adversely impact our business and cause our quarterly operating results to fluctuate.

Our operations occur outdoors in an area of the country in which weather events such as hurricanes, tornadoes and tropical storms are common. For example, Hurricane Helene made landfall in North Carolina during our fourth fiscal quarter of 2024 and disrupted operations in various portions of our geographic footprint through flooding, extended power outages and road closures, among other issues. These and similar seasonal changes and adverse weather conditions, such as extended rainy or cold weather, can adversely affect our business operations through a decline in the demand for our construction services, alterations and delays in our construction schedules, extended power outages limiting the use of plants and equipment and reduced efficiencies in our contracting operations, resulting in under-utilization of crews and equipment and lower contract profitability. Longer-term climatic changes may lead to increased extreme weather, changes in hydrological and meteorological patterns, and increased natural disasters. We are not fully insured against all risks incident to our business, including the risk of our operations being interrupted due to severe weather and natural disasters. Furthermore, we may be unable to maintain or obtain insurance of the type and amount we desire at reasonable rates. As a result of market conditions, premiums and deductibles for some of our insurance policies have increased and could escalate further. In addition, sub-limits have been imposed for certain risks. In some instances, certain insurance could become unavailable or available only for reduced amounts of coverage. If we were to incur a significant liability for which we are not fully insured, it could have a material adverse effect on our business, results of operations and financial condition. Significant physical effects of climate change could also have an indirect effect on our business by interrupting the operations of those with whom we do business. Should the impact of climate change be significant or occur for lengthy periods of time, our financial condition or results of operations would be adversely affected.

As a result of these weather related factors, we have historically experienced, and expect to continue to experience, variability in our results of operations from quarter to quarter. We generally generate less revenue during the winter months of December, January and February. As a result, our revenues may fluctuate on a quarterly basis. We expect this seasonal pattern to continue over the long term, and we cannot make any assurances as to the degree to which our historical seasonal patterns will occur in the future.

We rely on information technology systems to conduct our business, which are subject to disruption, failure or security breaches.

We rely on information technology (“IT”) systems in order to achieve our business objectives. We also rely upon industry-accepted security measures and technology to securely maintain confidential information on our IT systems. However, our portfolio of hardware and software products, solutions and services and our enterprise IT systems may be vulnerable to damage or disruption caused by circumstances such as catastrophic events, power outages, natural disasters, computer system or network failures, computer viruses, cyberattacks or other malicious software programs. The failure or disruption of our IT systems to perform as anticipated for any reason could disrupt our business and result in decreased performance, significant remediation costs, transaction errors, loss of data, processing inefficiencies, downtime, litigation and the loss of suppliers or customers. A significant disruption or failure could have a material adverse effect on our business operations, financial performance and financial condition.

Major public health crises could disrupt our operations and adversely affect our business, results of operations and financial condition.

Pandemics, epidemics, widespread illness, or other public health crises that interfere with the ability of our employees, suppliers, customers, financing sources or others to conduct business have and could adversely affect the global economy and our results of operations and financial condition. For example, our business and results of operations could be materially adversely affected if significant portions of our workforce are unable to work effectively, including because of illness, quarantines, or government actions or other restrictions in connection with any future major public health crisis.

The public infrastructure construction industry is highly competitive, with a variety of companies competing against us, and our failure to compete effectively could reduce the number of new contracts awarded to us or adversely affect our margins on contracts awarded.

Many public infrastructure contracts on which we bid are awarded through a competitive bid process, with awards generally being made to the lowest bidder, but sometimes recognizing other considerations, such as shorter contract schedules or prior experience with the customer and reputation. Within our geographic markets, we compete with many international, national, regional and local construction firms. Several of these competitors have achieved greater geographic market penetration than we have in the geographic markets in which we compete, and/or have greater resources, including financial resources, than we do. In addition, a number of international and national companies in the heavy highway industry that are larger than we are and that currently do not have a significant presence in our geographic markets, if they so desire, could establish a presence in our geographic markets and compete with us for contracts.

In addition, if the use of design-build, construction manager/general contractor (CM/GC) and other alternative project delivery methods continues to increase and we are not able to further develop our capabilities and reputation in connection with these alternative delivery methods, we will be at a competitive disadvantage, which may have a material adverse effect on our financial position, results of operations, cash flows and prospects. If we are unable to compete successfully in our markets, our relative market share and profits could also be reduced.

Our public infrastructure business relies on highly competitive and highly regulated state or local government contracts.

State and local government funding for public works projects is limited, thus creating a highly competitive environment for the limited number of public projects available. In addition, state and local government contracts are subject to specific procurement regulations, contract provisions and a variety of regulatory requirements relating to their formation, administration, performance and accounting. Many of these contracts include express or implied certifications of compliance with applicable laws and contract provisions. We may be subject to claims for civil or criminal fraud for actual or alleged violations of these governmental regulations, requirements or statutes. In addition, we may also be subject to qui tam litigation brought by private individuals on behalf of the government under the federal False Claims Act, which could include claims for treble damages. Further, if we fail to comply with any of these regulations, contracts or requirements, or if we have a substantial number of workplace safety violations, our existing government contracts could be terminated, and we could be suspended from government contracting or subcontracting, including federally funded projects at the state level. Even if we have not violated these regulations, requirements or statutes, allegations of violations or defending qui tam litigation could harm our reputation and require us to incur material costs to defend any such allegations or lawsuits. Due to the significant competition in the marketplace and the level of regulations on state or local government contracts, we could suffer reductions in new projects and see lower revenues and profit margins on those projects, which could have a material adverse effect on the business, operating results and financial condition.

Our public infrastructure business depends on our ability to qualify as an eligible bidder under state or local government contract criteria and to compete successfully against other qualified bidders in order to obtain state or local government contracts.

State and local government agencies conduct rigorous competitive processes for awarding many contracts. Some contracts include multiple award task order contracts in which several contractors are selected as eligible bidders for future work. We potentially face strong competition and pricing pressures for any additional public infrastructure contract awards from other government agencies, and we may be required to qualify or continue to qualify under various multiple award task order contract criteria. Our inability to qualify as an eligible bidder under state or local government contract criteria could preclude us from competing for certain other government contract awards. In addition, our inability to qualify as an eligible bidder, or to compete successfully when bidding for certain state or local government contracts and to win those contracts, could materially adversely affect our business, operations, revenues and profits.

Our public infrastructure business depends on federal, state and local government spending for public infrastructure construction, and reductions in government funding could adversely affect our results of operations.

For the year ended December 31, 2025, we generated approximately 5% of our revenue from publicly funded construction projects and the sale of construction materials to public customers at the federal, state and local levels. As a result, if publicly funded construction decreases due to reduced federal, state or local funding or otherwise, our financial condition, results of operations and liquidity could be materially adversely affected.

Federal highway bills provide spending authorizations that represent the maximum amounts available for federally funded construction projects. Each year, Congress passes an appropriation act establishing the amount that can be used for particular programs. The annual funding level is generally tied to receipts of highway user taxes placed in the federal Highway Trust Fund. Once Congress passes the annual appropriation, the federal government distributes funds to each state based on formulas or other procedures. States generally must spend these funds on the specific programs outlined in the federal legislation. In recent years, the Highway Trust Fund has faced insolvency as outlays have outpaced revenues, and annual shortfalls have been addressed primarily by short-term measures. In November 2021, the Infrastructure Investment Jobs Act (“IIJA”) was signed into law, which provided additional funding for highways, bridges and airports over a five-year period. In addition, the Inflation Reduction Act passed in August 2022 has provided funding for a variety of infrastructure-related programs. Although these laws provide for funding at historically high levels, the timing, nature and scale of the projects for which these funds under these programs or otherwise will be used remains uncertain given variations in the appropriation processes at the federal and state levels. As a result, we cannot be assured of the existence, timing or amount of future federal highway funding. Federal highway funding is also subject to uncertainties associated with congressional spending as a whole, including the potential impacts of budget deficits, government shutdowns and federal sequestration. Any reduction in federal highway funding, particularly in the amounts allocated to states in which we operate, could have a material adverse effect on our results of operations.

Each state funds its infrastructure spending from specially allocated amounts collected from various state taxes, typically fuel taxes and vehicle fees, as well as from voter-approved bond programs. Shortages in state tax revenues can reduce the amount spent or delay expenditures on state infrastructure projects. Many states have experienced state-level funding pressures caused by lower tax revenues and an inability to finance approved projects. Any reduction in state infrastructure funding in the states in which we operate could have a material adverse effect on our results of operations.

An inability to obtain bonding could limit the aggregate dollar amount of contracts that we are able to pursue for our public infrastructure business.

As is customary in the construction business, we are required to provide bonding to our public infrastructure customers to secure our performance under our contracts. Our ability to obtain bonding primarily depends upon our capitalization, working capital, borrowing capacity under our credit facilities, past performance, management expertise and reputation and certain external factors, including the overall capacity of the credit market. Bonding companies and banks consider such factors in relationship to the amount of our backlog and their underwriting standards, which may change from time to time. Events that adversely affect the financial markets generally may result in bonding becoming more difficult to obtain in the future, or being available only at a significantly greater cost. Our inability to obtain adequate bonding would limit the amount that we can bid on new contracts for our public infrastructure business and could have a material adverse effect on our future revenues and business prospects.

A prolonged government shutdown may adversely affect our public infrastructure business.

We derive a significant portion of our public infrastructure revenue from governmental agencies and programs. A prolonged government shutdown could impact inspections, regulatory review and certifications, grants, approvals, or cause other situations that could result in our incurring substantial labor or other costs without reimbursement under government contracts, or the delay or cancellation of key government programs in which we are involved, all of which could have a material adverse effect on our business and results of operations.

We may not be able to recover on claims or change orders against clients for payment or on claims against subcontractors for performance.

We occasionally present claims or change orders to our clients for additional costs exceeding a contract price or for costs not included in the original contract price. Change orders are modifications of an original contract that effectively change the provisions of the contract without adding new provisions. They generally include changes in specifications or design, facilities, equipment, materials, sites and periods for completion of work. Claims are amounts in excess of the agreed contract price (or amounts not included in the original contract price) that we seek to collect for customer-caused delays, errors in specifications and designs, contract terminations or other causes of unanticipated additional costs. These costs may or may not be recovered until the claim is resolved. In addition, we may have claims against subcontractors for performance or non-performance related issues that resulted in additional costs on a project. In some instances, these claims can be the subject of lengthy legal proceedings, and it is difficult to accurately predict when they will be fully resolved. A failure to promptly document and negotiate a recovery for change orders and claims could have a negative impact on our cash flows and overall ability to recover change orders and claims, which would have a negative impact on our financial condition, results of operations and cash flows.

Most of our contracts can be canceled on short notice.

Our contracts generally have clauses that permit the cancellation of the contract unilaterally and at any time as long as the customer compensates us for the work already completed and for additional contractual costs for cancellation. A cancellation of an unfinished contract could cause our equipment and work crews to be idle for a period of time until other comparable work becomes available, which could have a material adverse effect on our business and results of operations.

Risks Related to Our Management and Workforce

We depend on key management personnel.

Our success depends to a significant degree upon the contributions of certain key management personnel, including, but not limited to, Jeremy Spivey, our founder and Chief Executive Officer, Benjamin Wood, our Chief Operating Officer, Erik West, the Chief Operating Officer of Cardinal NC, and Mike Rowe, our Chief Financial Officer. Although we have entered into employment agreements with each of these individuals, there is no guarantee that each of these individuals will remain employed by us. Our ability to retain our key management personnel, or to attract suitable replacements should any existing members of our management team leave, is dependent on the competitive nature of the employment market. The loss of services from key management personnel or a limitation in their availability could materially and adversely impact our business, prospects, liquidity, financial condition, and results of operations. Further, such a loss could be negatively perceived in the capital markets. We have not obtained key person life insurance that would provide us with proceeds in the event of the death or disability of any of our key management personnel.

We depend on our ability to hire, train and retain qualified personnel in a competitive industry.

Our ability to attract and retain experienced, reliable and qualified personnel who possess the necessary and required experience and expertise to perform their respective services at a reasonable and competitive rate is a significant factor that enables us to successfully bid for and profitably complete our work. This includes management, project managers, estimators, supervisors, foremen, equipment operators and laborers. Competition for these and other experienced personnel is intense, and it may be difficult to attract and retain qualified individuals with the requisite expertise and within the time frame demanded by our customers. If we do not succeed in retaining our current employees and attracting, developing and retaining new highly skilled employees, our reputation may be harmed and our operations and future earnings may be negatively impacted. In addition, the cost of providing our services, including the extent to which we utilize our workforce, affects our profitability. For example, the uncertainty of contract award timing can present difficulties in matching our workforce size with our contracts. If an expected contract award is delayed or not received, we could incur costs resulting from excess staff or redundancy of facilities that could have a material adverse impact on our business, financial condition and results of operations.

Our results of operations can be adversely affected by labor shortages, turnover and labor cost increases.

Labor is a primary component of operating our business. A number of factors may adversely affect the labor force available to us or increase labor costs from time to time, including high employment levels, federal unemployment subsidies and other government regulations. Although we have not experienced material disruptions due to labor shortages to date, we have observed an overall tightening and increasingly competitive labor market. A sustained labor shortage or increased turnover rates within our employee base could lead to increased costs, such as increased overtime to meet demand and increased wage rates to attract and retain employees, and could negatively affect our ability to complete our construction projects according to the required schedule or otherwise efficiently operate our business. If we are unable to hire and retain employees capable of performing at a high level, or if mitigation measures we may take to respond to a decrease in labor availability, such as overtime and third-party outsourcing, have unintended negative effects, our business could be adversely affected.

Federal, state and local employment-related laws and regulations could increase our cost of doing business and subject us to fines and lawsuits.

Our operations are subject to a variety of federal, state and local employment-related laws and regulations, including, but not limited to, the U.S. Fair Labor Standards Act, which governs such matters as minimum wages, the Family Medical Leave Act, overtime pay, compensable time, recordkeeping and other working conditions, Title VII of the Civil Rights Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act, the National Labor Relations Act, regulations of the Equal Employment Opportunity Commission, regulations of the Office of Civil Rights, regulations of the Department of Labor, regulations of state attorneys general, federal and state wage and hour laws, and a variety of similar laws enacted by the federal and state governments that govern these and other employment-related matters. As our employees are located in a number of states, compliance with these evolving federal, state and local laws and regulations could substantially increase our cost of doing business. In recent years, companies have been subject to lawsuits, including class action lawsuits, alleging violations of federal and state law regarding workplace and employment matters, overtime wage policies, discrimination and similar matters, some of which have resulted in the payment of meaningful damages by the defendants. Similar lawsuits may be threatened or instituted against us from time to time, and we may incur damages and expenses resulting from lawsuits of this type, which could have a material adverse effect on our business, financial condition or results of operations. We are currently subject to employee-related legal proceedings in the ordinary course of business. While we believe that we have adequate reserves for those losses that we believe are probable and can be reasonably estimated, the ultimate results of legal proceedings and claims cannot be predicted with certainty.

We may be subject to unionization, work stoppages, slowdowns or increased labor costs.

Currently, none of our personnel are unionized. If at any time a significant amount of our employees unionized, it could limit the flexibility of the workforce and could result in demands that might increase our operating expenses and adversely affect our profitability. Our inability to negotiate acceptable contracts with unions could result in work stoppages, and any new or extended contracts could result in increased operating costs. Each of our different employee groups could unionize at any time and would require separate collective bargaining agreements. If any group of our employees were to unionize and we were unable to agree on the terms of their collective bargaining agreement or we were to experience widespread employee dissatisfaction, we could be subject to work slowdowns or stoppages. In addition, we may be subject to disruptions by organized labor groups protesting our non-union status. The future or continued occurrence of any of these events would be disruptive to our operations and could have a material adverse effect on our business, operating results and financial condition.

If we are unable to comply with applicable immigration laws, our ability to successfully complete contracts may be negatively impacted.

We rely heavily on immigrant labor. We have taken steps that we believe are sufficient and appropriate to ensure compliance with immigration laws. However, we cannot provide assurance that we have identified, or will identify in the future, all undocumented immigrants who work for us. Our failure to identify undocumented immigrants who work for us may result in fines or other penalties being imposed upon us, which could have a material adverse effect on our results of operations and financial condition.

Our operations are subject to hazards that may cause personal injury or property damage, thereby subjecting us to liabilities and possible losses, which may not be covered by insurance as well as negative reputational impacts relating to health and safety matters.

Our workers are subject to hazards associated with providing construction and related services on construction sites. These operating hazards can cause personal injury, loss of life, damage to or destruction of property, plant and equipment or environmental damage. On most sites, we are responsible for safety and are contractually obligated to implement safety procedures. Our safety record is an important consideration for us and for our customers. If we experience a material increase in the frequency or severity of accidents, our safety record could substantially deteriorate, which may preclude us from bidding on certain work, expose us to potential lawsuits or cause customers to cancel existing contracts.

We maintain general liability and excess liability insurance, workers’ compensation insurance, auto insurance and other types of insurance all in amounts consistent with our risk of loss and infrastructure industry practice, but this insurance may not be adequate to cover all losses or liabilities that we may incur in our operations. Insurance liabilities are difficult to assess and quantify due to unknown factors, including the severity of an injury, the determination of our liability in proportion to other parties, the number of incidents not reported and the effectiveness of our safety program. If we were to experience insurance claims or costs above our estimates, we might be required to use working capital to satisfy these claims rather than to maintain or expand our operations. To the extent that we experience a material increase in the frequency or severity of accidents or workers’ compensation and health claims, or unfavorable developments on existing claims, our results of operations and financial condition could be materially and adversely affected.

Any failure in health and safety performance may result in penalties or a suspension or cessation of our operations for non-compliance with relevant regulatory requirements or litigation, and a failure that results in a major or significant health and safety incident is likely to be costly in terms of potential liabilities incurred as a result. Such a failure could generate significant negative publicity and have a corresponding impact on our reputation and our relationships with relevant regulatory agencies, governmental authorities, and local communities, which in turn could have a material adverse effect on our business, prospects, liquidity, financial condition, and results of operations.

Risks Related to Regulatory Matters

Environmental, health and safety and other regulatory matters, including those relating to climate change, could adversely affect our ability to conduct our business and could require expenditures that could have a material adverse effect on our results of operations and financial condition. In addition, future regulations, or more stringent enforcement of existing regulations, could increase those costs and liabilities, which could adversely affect our financial position and results of operations.

Our operations are subject to various complex and frequently changing environmental laws and regulations at the federal, state, and local level relating to the management, disposal and remediation of hazardous substances; the investigation and cleanup of contaminated sites; the emission and discharge of pollutants into the air and water; the generation, storage, handling, treatment and disposal of waste materials; and laws and regulations related to human health and safety. We could be held liable for contamination created not only from our own activities but also from the historical activities of others on our project sites or on properties that we acquire or lease on a strict, joint and several basis. Our operations are also subject to laws and regulations relating to workplace safety and worker health, which, among other things, regulate employee exposure to hazardous substances. Violations of environmental, health and safety laws and regulations could subject us to substantial fines and penalties, cleanup costs, third party property damage or personal injury claims, natural resource damages claims, the issuance of orders enjoining our operations and administrative, civil and criminal liability. We may incur liabilities that may not be covered by insurance policies, or, if covered, the financial amount of such liabilities may exceed our policy limits or fall within applicable deductible or retention limits. A partially or completely uninsured claim, if successful and of significant magnitude, could cause us to suffer a significant loss and reduce cash available for our operations. We are required to invest financial and managerial resources to comply with such laws and regulations, and believe that we will continue to be required to do so in the future.

In addition, growing concerns about climate change and other environmental issues could result in the imposition of additional environmental regulations, and various governmental authorities have considered and are continuing to consider the adoption of regulatory strategies and controls designed to reduce the emission of greenhouse gases resulting from regulated activities. Adoptions of such legislation or restrictions, or other environmental regulation in areas where we conduct our business, could increase the costs of projects for us and our customers, cause delays or, in some cases, prevent a project from going forward, thereby potentially reducing the need for our services, which could in turn have a material adverse effect on our operations and financial condition.

Upon entering office, the current U.S. presidential administration issued a series of executive orders that signaled a significant shift in the United States’ environmental and climate change policy. Among other directives, such executive orders: (i) rescind pre-existing executive actions meant to address climate change, including withdrawal of the U.S. from the Paris Agreement and other climate change-focused international initiatives; (ii) mandate review of existing regulations that may burden domestic energy development and other infrastructure projects; and (iii) pause disbursement of funds appropriated through the Inflation Reduction Act of 2022 and Infrastructure Investment and Jobs Act, including funds intended to support certain community infrastructure projects and programs. The administration has since proposed or promulgated a variety of regulatory initiatives, other executive actions and legislative proposals intended to further these and other policy priorities. The long-term impact of such actions, and any future actions taken during the current administration, on our and our customers’ operations or the demand for our services, if any, is difficult to predict at this time.

Additionally, we may not be able to comply with new or amended laws and regulations that are adopted, and any new or amended laws and regulations could have a material adverse effect on our operating results by requiring us to modify our operations or equipment or shut down our facilities. Additionally, our customers may not be able to comply with any new or amended laws and regulations, which could cause our customers to curtail or cease operations. Generally, environmental laws and regulations have become, and enforcement practices and compliance standards have become, increasingly stringent. Moreover, we cannot predict the nature, scope or effect of legislation or regulatory requirements that could be imposed, or how existing or future laws or regulations will be administered or interpreted, with respect to products or activities to which they have not been previously applied. Compliance with more stringent laws or regulations, as well as more vigorous enforcement policies of the regulatory agencies, could increase our compliance costs. Compliance with new regulations could require us to make substantial expenditures for, among other things, pollution control systems and other equipment that we do not currently possess, or the acquisition or modification of permits applicable to our activities. In addition, more stringent regulation of our customers’ operations with respect to the protection of the environment, health and safety could also adversely affect their operations and reduce demand for our services.

We are required to obtain, maintain and comply with government permits, licenses and approvals, and failure to obtain, maintain, and comply with such permits, licenses and approvals could adversely affect our or our customers’ operations.

We are required, and our customers are required, to obtain, maintain and comply with numerous federal, state and local government permits, licenses and approvals. Any of these permits, licenses or approvals may be subject to denial, revocation or modification under various circumstances. Failure to obtain or maintain such approvals or to comply with the conditions of permits, licenses or approvals may adversely affect our operations by, for instance, temporarily suspending our activities or curtailing our work and may subject us to fines, penalties, injunctive relief and other sanctions. Although existing permits and licenses are routinely renewed by various regulators, renewal could be denied or jeopardized by various factors, including:

•        failure to provide adequate financial assurance for closure;

•        failure to comply with environmental, health and safety laws and regulations or permit conditions;

•        local community, political or other opposition;

•        executive action; and

•        legislative action.

In addition, if new environmental legislation or regulations are enacted or implemented, or existing laws or regulations are amended or are interpreted or enforced differently, we may be required to obtain additional operating permits, licenses or approvals. Our inability to obtain, or to comply with, the permits, licenses and approvals required for our businesses, or our customers’ projects on which we work, could have a material adverse effect on us.

Furthermore, the regulatory permitting process for various projects requires significant investments of time and money by our customers and sometimes by us. There are no assurances that we or our customers will obtain the necessary permits for these projects. Applications for permits to operate newly constructed facilities such as our planned asphalt facilities, including air emissions permits, may be opposed by government entities, individuals or environmental groups, resulting in delays and possible non-issuance of the permits.

Recent and potential changes in U.S. trade policies and retaliatory responses from other countries may significantly increase the costs or limit supplies of materials and products used in our construction projects involving concrete.

In the recent past, the federal government imposed new or increased tariffs or duties on an array of imported materials and goods used in connection with our construction business, including steel and lumber, which raised our costs for these items (or products made with them). Foreign governments, including China, Canada and Mexico, and trading blocs, such as the European Union, have responded by imposing or increasing tariffs, duties and/or trade restrictions on U.S. goods, and are reportedly considering other measures. Any trading conflicts and related escalating governmental actions that result in additional tariffs, duties and/or trade restrictions could increase our costs further, cause disruptions or shortages in our supply chains and/or negatively impact the U.S., regional or local economies, and, individually or in the aggregate, materially and adversely affect our business and results of operations.

Tax matters, including changes in corporate tax laws and disagreements with taxing authorities, could impact our results of operations and financial condition.

We conduct business across the United States and file income taxes in the federal and various state jurisdictions. Significant judgment is required in our accounting for income taxes. In the ordinary course of our business, there are transactions and calculations in which the ultimate tax determination is uncertain. Changes in tax laws and regulations, in addition to changes and conflicts in related interpretations and other tax guidance, could materially impact our provision for income taxes, deferred tax assets and liabilities, and liabilities for uncertain tax positions. New income or other tax laws or regulations could be enacted at any time, which could adversely affect our business operations and financial performance.

Issues relating to tax audits or examinations and any related interest or penalties and uncertainty in obtaining deductions or credits claimed in various jurisdictions could also impact the accounting for income taxes. Our results of operations are reported based on our determination of the amount of taxes we owe in various tax jurisdictions, and our provision for income taxes and tax liabilities are subject to review or examination by taxing authorities in applicable tax jurisdictions. An adverse outcome of such a review or examination could adversely affect our operating results and financial condition. Further, the results of tax examinations and audits could have a negative impact on our financial results and cash flows where the results differ from the liabilities recorded in our financial statements.

Our business is subject to complex and evolving laws and regulations regarding data privacy and cybersecurity.

As part of our normal business activities, we collect, use, store, and otherwise process certain personal information, including personal information specific to employees, vendors, and suppliers. We may transfer some of this personal information to third parties who assist us with certain aspects of our business for limited purposes under appropriate contractual arrangements.

The regulatory environment surrounding data privacy and cybersecurity is constantly evolving and can be subject to significant change. Laws and regulations governing data privacy, cybersecurity, and the unauthorized disclosure of personal information pose increasingly complex compliance challenges, including the potential for inconsistent interpretation, and the implementation and maintenance of compliance measures may potentially elevate our costs.

While we have taken commercially reasonable steps to comply with applicable data privacy and cybersecurity laws and regulations, these laws and regulations are in some cases relatively new and the interpretation and application of these laws and regulations are uncertain. Thus, there can be no assurance that our efforts will be deemed effective by regulatory bodies. Any failure, or perceived failure, by us to comply with applicable data privacy and cybersecurity laws and regulations could result in proceedings or actions against us by governmental entities or others, subject us to significant fines, penalties, judgments, and negative publicity, require us to change our business practices, increase the costs and complexity of compliance, and adversely affect our business. As noted above, we are also subject to the possibility of information system failures, cybersecurity incidents or attacks, or other security breaches, which themselves may result in a violation of these laws and regulations. Additionally, if we acquire a company that has violated or is not in compliance with applicable data privacy and cybersecurity laws and regulations, we may incur significant liabilities and penalties as a result.

Risks Related to Our Acquisition Strategy

Our strategy, which includes expanding into adjacent markets, may not be successful.

We intend to continue to pursue growth through the acquisition of companies or assets that will enable us to broaden the types of projects we execute and also expand into new markets. We have completed several acquisitions and plan to consider additional acquisitions in the future. While we continuously evaluate potential acquisitions, as of the date of this prospectus we have not entered into any agreement or arrangement with respect to any particular acquisition other than those previous acquisitions described in this prospectus. Furthermore, there can be no assurance that we will be able to complete any future acquisitions on favorable terms or at all. The investigation of acquisition candidates and the negotiation, drafting and execution of relevant agreements, disclosure documents and other instruments require substantial management time and attention and costs for accountants, attorneys and others. If we fail to complete any acquisition for any reason, including events beyond our control, the costs incurred up to that point for the proposed acquisition likely would not be recoverable.

Acquisitions typically require integration of the acquired company’s estimation, project management, finance, information technology, risk management, purchasing and fleet management functions. We may be unable to successfully integrate an acquired business into our existing business, and an acquired business may not be as profitable as we had expected or at all. Acquisitions involve risks that the acquired business will not perform as expected and that our expectations concerning the value, strengths and weaknesses of the acquired business will prove incorrect. Our inability to successfully integrate new businesses in a timely and orderly manner could increase costs, reduce profits or generate losses and prevent us from realizing expected rates of return on an acquired business.

Moreover, an acquisition involves certain risks, including:

•        difficulties in the integration of operations, systems, policies and procedures;

•        enhancements in controls and procedures including those necessary for a public company may make it more difficult to integrate operations and systems;

•        failure to implement proper overall business controls, including those required to support our growth, resulting in inconsistent operating and financial practices at companies we acquire or have acquired;

•        termination of relationships with the key personnel and customers of an acquired company;

•        additional financial and accounting challenges and complexities in areas such as tax planning, treasury management, financial reporting and internal controls;

•        the incurrence of environmental and other liabilities, including liabilities arising from the operation of an acquired business or asset prior to our acquisition for which we are not indemnified or for which the indemnity is inadequate; and

•        insufficient management attention to our ongoing business.

In addition, potential acquisition targets may be in states in which we do not currently operate. Acquisitions in a new geographic region could result in unforeseen operating challenges and difficulties in coordinating geographically dispersed operations, personnel and facilities and subject us to unfamiliar legal requirements.

We cannot guarantee that we will achieve synergies and cost savings in connection with recent and future acquisitions. Many of the businesses that we previously acquired, and businesses that we may acquire in the future, could have unaudited financial statements that are prepared by management and are not independently reviewed or audited, and such financial statements could be materially different if they were independently reviewed or audited. We cannot guarantee that we will continue to acquire businesses at valuations consistent with our prior acquisitions or that we will complete future acquisitions at all. We also cannot know whether there will be attractive acquisition opportunities at reasonable prices, whether financing will be available or whether we can successfully integrate acquired businesses into our existing operations. In addition, our results of operations from these acquisitions could, in the future, result in impairment charges for any of our intangible assets, including goodwill or other long-lived assets, particularly if economic conditions worsen unexpectedly.

We cannot make any assurances that our growth or expansion strategies will be successful, and we may incur a variety of costs to engage in such strategies, including through targeted acquisitions, and the anticipated benefits may never be realized.

We have expanded our business through selected investments and by capturing market share within our existing markets and in new geographic markets. We intend to grow our operations in existing markets and to strategically expand into new markets or pursue opportunistic purchases of other infrastructure construction companies on attractive terms, as such opportunities arise. We may be unable to achieve the anticipated benefits of any such growth or expansion, including through targeted acquisitions or through efficiencies that we may be unable to achieve, the anticipated benefits may take longer to realize than expected, or we may incur greater costs than expected in attempting to achieve the anticipated benefits. In such cases, we will likely need to employ additional personnel or trade partners that are knowledgeable about such markets. There can be no assurance that we will be able to recruit, develop, or retain the necessary personnel or trade partners to successfully implement a disciplined management process and culture with local management, that our expansion operations will be successful, or that we will be able to successfully integrate any acquired company. This could disrupt our ongoing operations and divert management resources that would otherwise focus on developing our existing business.

We can give no assurance that we will be able to successfully identify, acquire, or implement these new strategies in the future. Accordingly, any such expansion, including through acquisitions, could expose us to significant risks beyond those associated with operating our existing business and may adversely affect our business, prospects, liquidity, financial condition, and results of operations.

Risks Related to Our Financial Results, Financing and Liquidity

Our use of over-time revenue recognition (specifically, recognition of revenue based on the cost-to-cost input method) accounting related to our projects could result in a reduction or elimination of previously reported revenue and profits.

As is more fully discussed under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Estimates,” a significant portion of our contract revenue is recognized over time. This method is used because management believes costs incurred best represent the amount of work completed and remaining on our projects and is the most common basis for computing percentage of completion in our industry. Under this method, estimated contract revenue is recognized by applying the cost-to-cost measure of progress for the period (based on the ratio of costs incurred to total estimated costs of a contract) to the total estimated revenue for the contract. Contract estimates are based on various assumptions to project the outcome of future events that often span several years. These assumptions include labor productivity and availability, the complexity of the work to be performed, the cost and availability of materials and the performance of subcontractors. Changes in job performance, job conditions and estimated profitability, including those changes arising from contract penalty provisions and final contract settlements, may result in revisions to costs and income and are recognized in the period in which the revisions are determined. These adjustments could result in both increases and decreases in profit margins or losses. Actual results could differ from estimated amounts and could result in a reduction or elimination of previously recognized earnings. In certain circumstances, it is possible that such adjustments could be significant and could have an adverse effect on our business. To the extent that these adjustments result in an increase, a reduction or an elimination of previously reported contract profit, we recognize a credit or a charge against current earnings, which could be material.

Our backlog may not be realized or may not result in profits and may not accurately represent future revenue.

Backlog at December 31, 2025 totaled $682 million. Backlog develops as a result of new awards, which represent the potential revenue value realizable pursuant to new project commitments received by us during a given period. Backlog is measured and defined differently by companies within our industry. We refer to “Backlog” as the unearned revenue we expect to earn in future periods on our executed contracts. As the construction on our projects progresses, we increase or decrease Backlog to take into account newly signed contracts, revenue earned during the period and our estimates of the effects of changes in estimated quantities, changed conditions, change orders and other variations from previously anticipated contract revenues, including completion penalties and incentives. In the event of a project cancellation, termination or scope adjustment, we typically have no contractual right to the total revenues reflected in our backlog. The timing of contract awards, duration of large new contracts and the mix of services, subcontracted work and material in our contracts can significantly affect backlog reporting. We cannot guarantee that the revenue projected in our Backlog will be realized, or if realized, will result in earnings. Given these factors, our Backlog at any point in time may not accurately represent the revenue that we expect to realize during any period, and our Backlog as of the end of a fiscal year may not be indicative of the revenue we expect to earn in the following fiscal year. Inability to realize revenue from our Backlog could have an adverse effect on our business.

We may need to raise additional capital in the future for working capital, capital expenditures and/or acquisitions, and we may not be able to do so on favorable terms or at all, which would impair our ability to operate our business or achieve our growth objectives.

Our ability to obtain additional financing in the future will depend in part upon prevailing credit and equity market conditions, as well as the condition of our business and our operating results; such factors may adversely affect our efforts to arrange additional financing on terms satisfactory to us and make us more vulnerable to adverse economic and competitive conditions.

If adequate funds are not available, or are not available on acceptable terms, we may not be able to make future investments, take advantage of acquisitions or other opportunities, or respond to competitive challenges.

To service our indebtedness and to fund working capital, we will require a significant amount of cash. Our ability to generate cash depends on many factors that are beyond our control, including the fact that adverse capital and credit market conditions may affect our ability to meet liquidity needs, access to capital and cost of capital.

Our ability to generate cash is subject to our operational performance, as well as general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We may be unable to expand our credit capacity, which could adversely affect our operations and business. Earnings from our operations and our working capital requirements can vary from period to period, based primarily on the mix of our projects underway and the percentage of project work completed during the period. Capital expenditures may also vary significantly from period to period. We cannot provide assurance that our business will generate sufficient cash flow from operations or asset sales or that we can obtain future borrowing capacity in an amount sufficient to enable us to pay our indebtedness, to fund working capital requirements or to fund our other liquidity needs. Without sufficient liquidity, we will be forced to curtail our operations, and our business will suffer.

In the event we cannot generate enough cash to satisfy our liquidity needs, we may have to seek additional financing. The availability of additional financing will depend on a variety of factors such as market conditions, the general availability of credit, the volume of trading activities, our credit ratings and credit capacity, as well as the possibility that customers or lenders could develop a negative perception of our long- or short-term financial prospects if the level of our business activity decreased due to a market downturn. The domestic and worldwide capital and credit markets may experience significant volatility, disruptions and dislocations with respect to price and credit availability. Should we need additional funds or to refinance our existing indebtedness, we may not be able to obtain such additional funds. If internal sources of liquidity prove to be insufficient, we may not be able to successfully obtain additional financing on favorable terms, or at all.

We must manage our liquidity carefully to fund our working capital.

The need for working capital for our business varies due to fluctuations in the following amounts, among other factors:

•        receivables;

•        contract retentions;

•        contract assets;

•        contract liabilities;

•        the size and status of contract mobilization payments and progress billings; and

•        the amounts owed to suppliers and subcontractors.

We may have limited cash on hand and the timing of payments on our contract receivables is difficult to predict. If the timing of payments on our receivables is delayed or the amount of such payments is less than expected, our liquidity and ability to fund working capital could be materially and adversely affected.

Failure to maintain adequate financial and management processes and internal controls could lead to errors in reporting our financial results.

The accuracy of our financial reporting is dependent on the effectiveness of our internal controls. We are required to provide a report from management to our stockholders on our internal control over financial reporting that includes an assessment of the effectiveness of these controls. Internal control over financial reporting has inherent limitations, including human error, the possibility that controls could be circumvented or become inadequate because of changed conditions, resource challenges and fraud. Because of these inherent limitations, internal control over financial reporting might not prevent or detect all misstatements or fraud. If we fail to maintain the adequacy of our internal controls, including any failure to implement required new or improved controls, otherwise fail to prevent financial reporting misstatements, or if we experience difficulties in implementing internal controls, our business and operating results could be harmed, and we could fail to meet our financial reporting obligations.

In connection with the preparation of the financial statements, material weaknesses in Cardinal’s internal controls over financial reporting were identified and, if our remediation is not effective, or if we fail to maintain an effective system of internal controls over financial reporting in the future, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect investor confidence and profitability.

We have identified material weaknesses in Cardinal’s internal controls over financial reporting at December 31, 2025. A material weakness is a deficiency, or a combination of deficiencies, in internal controls over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. The material weaknesses identified are related to IT general controls, segregation of duties and ineffective controls over the review of estimates to complete for construction contracts. Remediation steps are being taken to improve Cardinal’s internal controls over financial reporting to address the underlying causes, including designing and implementing increased controls along with increased oversight and review of controls.

While we believe that these efforts will improve Cardinal’s internal controls over financial reporting, the implementation of these measures is ongoing and will require validation and testing of the design and operating effectiveness of internal controls over a sustained period of financial reporting cycles. If the steps we take do not remediate the material weaknesses in a timely manner, there could continue to be a reasonable possibility that these control deficiencies or others could result in a material misstatement of our annual or interim financial statements that would not be prevented or detected on a timely basis. If we are unable to successfully remediate our existing or any future material weakness, the accuracy of our financial reporting may be adversely affected, which could cause investors to lose confidence in our financial reporting and our share price, and profitability may decline as a result.

Changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our results of operations and financial condition.

We are subject to taxation by U.S. federal, state, and local tax authorities. Our future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:

•        allocation of expenses to and among different jurisdictions;

•        changes to our assessment about our ability to realize, or in the valuation of, our deferred tax assets that are based on estimates of our future results, the prudence and feasibility of possible tax planning strategies, and the economic and political environments in which we do business;

•        expected timing and amount of the release of any tax valuation allowances;

•        tax effects of stock-based compensation;

•        costs related to intercompany restructurings;

•        changes in tax laws, regulations, or interpretations thereof;

•        the outcome of current and future tax audits, examinations, or administrative appeals;

•        lower than anticipated future earnings in jurisdictions where we have lower statutory tax rates and higher than anticipated future earnings in jurisdictions where we have higher statutory tax rates; and

•        limitations or adverse findings regarding our ability to do business in some jurisdictions.

Any changes in U.S. taxation may increase our effective tax rate and harm our business, financial condition, and results of operations. In particular, new income or other tax laws or regulations could be enacted at any time, which could adversely affect our business operations and financial performance. Further, existing tax laws and regulations could be interpreted, modified, or applied adversely to us.

Our current financing arrangements contain, and our future financing arrangements likely will contain, restrictive covenants.

Our current financing arrangements (including the October 2025 Credit Facility) contain, and the financing arrangements we enter into in the future likely will contain, covenants (financial and otherwise) affecting our ability to incur additional debt, make certain investments, reduce liquidity below certain levels, make distributions to our stockholders, and otherwise affect our operating policies. The restrictions contained in our financing arrangements could also limit our ability to plan for or react to market conditions, meet capital needs, make acquisitions, or otherwise restrict our activities or business plans.

If we fail to meet or satisfy any of these covenants in our debt agreements, we would be in default under these agreements, and our lenders could elect to declare outstanding amounts due and payable, terminate their commitments, require the posting of additional collateral, or enforce their respective interests against existing collateral. A default also could significantly limit our financing alternatives, which could cause us to curtail our investment activities and/or dispose of assets when we otherwise would not choose to do so. If we default on several of our debt agreements or any single significant debt agreement, it could have a material adverse effect on our business, prospects, liquidity, financial condition, and results of operations.

We expect to use leverage in executing our business strategy, which may adversely affect the return on our assets.

We may incur a substantial amount of debt in the future. Our existing indebtedness is recourse to us, and we anticipate that future indebtedness will likewise be recourse. As of December 31, 2025, we had $120.0 million of borrowings outstanding under the October 2025 Credit Facility bearing interest at the rate of 6.83%. Our board of directors considers several factors when evaluating our level of indebtedness and when making decisions regarding the incurrence of new indebtedness, including the purchase price of assets to be acquired with debt financing, the estimated market value of our assets, and the ability of particular assets, and us as a whole, to generate cash flow to cover the expected debt service. Our governing corporate documents do not contain a limitation on the amount of debt we may incur, and our board of directors may change our target debt levels at any time without the approval of our stockholders.

Incurring a substantial amount of debt could have important consequences for our business, including:

•        making it more difficult for us to satisfy our obligations with respect to our debt or to our trade or other creditors;

•        increasing our vulnerability to adverse economic or industry conditions;

•        limiting our ability to obtain additional financing to fund capital expenditures and acquisitions, particularly when the availability of financing in the capital markets is limited;

•        requiring a substantial portion of our cash flows from operations for the payment of interest on our debt and reducing our ability to use our cash flows to fund working capital, capital expenditures, acquisitions, and general corporate requirements;

•        limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

•        placing us at a competitive disadvantage to less leveraged competitors.

We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us through capital markets financings or under our credit facilities or otherwise in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, on or before its maturity. We cannot assure you that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all. In addition, we may incur additional indebtedness to finance our operations or to repay existing indebtedness. If we cannot service our indebtedness, we may have to take actions such as selling assets, seeking additional debt or equity, financing, or reducing or delaying capital expenditures, strategic acquisitions, investments, and alliances. We cannot assure you that any such actions, if necessary, could be effected on commercially reasonable terms or at all, or on terms that would be advantageous to our stockholders or on terms that would not require us to breach the terms and conditions of our existing or future debt agreements.

Risks Related to Our Organizational Structure

Our principal asset is our interest in Cardinal and, as a result, we depend on distributions from Cardinal to pay our taxes and expenses, including payments under the Tax Receivable Agreement. Cardinal’s ability to make such distributions may be subject to various limitations and restrictions.

We are a holding company and have no material assets other than our ownership of LLC Units. As such, we will have no independent means of generating revenue or cash flow, and our ability to pay our taxes and operating expenses or declare and pay dividends in the future, if any, depends upon the financial results and cash flows of Cardinal and distributions we receive from Cardinal. There can be no assurance that Cardinal will generate sufficient cash flow to distribute funds to us or that applicable state law and contractual restrictions, including negative covenants in any applicable debt instruments, will permit such distributions. Cardinal is currently subject to debt instruments or other agreements that restrict its ability to make distributions to us, which may in turn affect Cardinal’s ability to pay distributions to us and thereby adversely affect our cash flows.

Cardinal continues to be treated as a partnership for U.S. federal income tax purposes and, as such, generally is not subject to any entity-level U.S. federal income tax. Instead, any taxable income of Cardinal is allocated to holders of LLC Units, including us. Accordingly, we incur income taxes on our allocable share of any net taxable income of Cardinal. Under the terms of the Cardinal Operating Agreement, Cardinal is obligated, subject to various limitations and restrictions, including with respect to our debt agreements, to make tax distributions to holders of LLC Units, including us. In addition to tax expenses, we incur expenses related to our operations, including payments under the Tax Receivable Agreement, which are and we expect will continue to be significant. See “Certain Relationships and Related Transactions — Tax Receivable Agreement” in the definitive proxy statement for our 2026 Annual Meeting of Stockholders which is incorporated by reference into our Annual Report on Form 10-K which is incorporated by reference into this prospectus. We intend, as its managing member, to cause Cardinal to make (i) pro rata tax distributions in cash to the holders of LLC Units (including us) in an amount at least sufficient to fund all or part of their tax obligations in respect of taxable income allocated to them, as well as our obligations to make payments under the Tax Receivable Agreement (such pro rata distributions to the Continuing Equity Holders to be exclusive of the right of such Continuing Equity Holders to receive payments pursuant to the Tax Receivable Agreement) and

(ii) non-pro rata payments to us to reimburse us for our operating expenses (such expenses not to include obligations under the Tax Receivable Agreement). However, Cardinal’s ability to make such distributions is subject to various limitations and restrictions, such as restrictions on distributions that would either violate any contract or agreement to which Cardinal is then a party, including debt agreements, or any applicable law, or that would have the effect of rendering Cardinal insolvent. If we do not have sufficient funds to pay tax or other liabilities, or to fund our operations (including, if applicable, because of an acceleration of our obligations under the Tax Receivable Agreement), we may have to borrow funds, which could materially and adversely affect our liquidity and financial condition, and subject us to various restrictions imposed by any lenders of such funds. To the extent we are unable to make timely payments under the Tax Receivable Agreement for any reason, such payments generally will be deferred and will accrue interest until paid; provided, however, that nonpayment for a specified period may constitute a material breach of a material obligation under the Tax Receivable Agreement resulting in the acceleration of payments due under the Tax Receivable Agreement. See “Certain Relationships and Related Transactions — Tax Receivable Agreement” and “Certain Relationships and Related Transactions — Cardinal Operating Agreement” in the definitive proxy statement for our 2026 Annual Meeting of Stockholders which is incorporated by reference into our Annual Report on Form 10-K which is incorporated by reference into this prospectus. In addition, if Cardinal does not have sufficient funds to make distributions, our ability to declare and pay cash dividends will also be restricted or impaired, although we do not anticipate declaring or paying any cash dividends on our Class A Common Stock in the foreseeable future. See “— Risks Related to the Ownership of our Class A Common Stock” and “Dividend Policy.”

As mentioned above, under the Cardinal Operating Agreement, we intend to cause Cardinal, from time to time, to make pro rata distributions in cash to the holders of LLC Units (including us) in amounts sufficient to cover the taxes imposed on their allocable share of taxable income of Cardinal (such pro rata distributions to the Continuing Equity Holders to be exclusive of the right of such Continuing Equity Holders to receive payments pursuant to the Tax Receivable Agreement). As a result of (i) potential differences in the amount of net taxable income allocable to us and to the other holders of LLC Units, (ii) the lower tax rate applicable to corporations as opposed to individuals, and (iii) certain tax benefits covered by, and payments under, the Tax Receivable Agreement, these tax distributions may be in amounts that exceed our tax liabilities. Our board of directors will determine the appropriate uses for any excess cash so accumulated, which may include, among other uses, the payment of obligations under the Tax Receivable Agreement and the payment of other expenses. We have no obligation to distribute such cash (or other available cash) to our stockholders. No adjustments to the exchange ratio for LLC Units and corresponding shares of Class A Common Stock will be made as a result of any cash dividend or distribution by us or any retention of cash by us. As a result, the holders of LLC Units (other than us) may benefit from any value attributable to such cash balances if they acquire shares of Class A Common Stock in exchange for their LLC Units, notwithstanding that such holders may have participated previously as holders of LLC Units in distributions that resulted in such excess cash balances to us. See “Description of Capital Stock.” To the extent we do not distribute such excess cash as dividends on our Class A Common Stock we may take other actions with respect to such excess cash, for example, holding such excess cash, or lending or contributing it (or a portion thereof) to Cardinal, which may result in shares of our Class A Common Stock increasing in value relative to the value of LLC Units. Following a contribution of such excess cash to Cardinal we may make an adjustment to the outstanding number of LLC Units held by holders of LLC Units (other than us).

The Tax Receivable Agreement with the Continuing Equity Holders requires us to make cash payments to them in respect of certain tax benefits to which we may become entitled, and we expect that such payments will be substantial.

We are a party to a Tax Receivable Agreement with Cardinal and each of the Continuing Equity Holders. Under the Tax Receivable Agreement, among us and each of the Continuing Equity Holders, we are required to make cash payments to the Continuing Equity Holders equal to 85% of the tax benefits, if any, that we actually realize, or in certain circumstances are deemed to realize, as a result of (i) the amount of tax benefits, if any, that Cardinal Group actually realizes (or in some circumstances is deemed to realize) as a result of certain increases in tax basis resulting from our acquisition (or deemed acquisition for U.S. federal tax purposes) of the Continuing Equity Holders’ LLC Units in connection with the IPO or pursuant to an exercise of the Redemption Right or Call Right (“Basis Adjustments”) and (ii) certain tax benefits (such as interest deductions) arising from payments under the Tax Receivable Agreement. We are required to make such payments to the Continuing Equity Holders even if all of the Continuing Equity Holders were to exchange or have had redeemed their remaining LLC Units.

The payment obligation is an obligation of Cardinal Group and not of Cardinal. We expect that the amount of the cash payments we will be required to make under the Tax Receivable Agreement will be substantial. Any payments made by us to the Continuing Equity Holders under the Tax Receivable Agreement will not be available for reinvestment in our business and will generally reduce the amount of overall cash flow that might have otherwise been available to us. To the extent that we are unable to make timely payments under the Tax Receivable Agreement for any reason, the unpaid amounts will be deferred and will accrue interest until paid by us; provided, however, that nonpayment for a specified period may constitute a material breach of a material obligation under the Tax Receivable Agreement resulting in the acceleration of payments due under the Tax Receivable Agreement. See “Certain Relationships and Related Transactions — Tax Receivable Agreement” and “Certain Relationships and Related Transactions, and Director Independence — Cardinal Operating Agreement” in the definitive proxy statement for our 2026 Annual Meeting of Stockholders which is incorporated by reference into our Annual Report on Form 10-K which is incorporated by reference into this prospectus. Payments under the Tax Receivable Agreement are not conditioned upon continued ownership of Cardinal by the exchanging Continuing Equity Holders. Furthermore, if we experience a Change of Control (as defined under the Tax Receivable Agreement), which includes certain mergers, asset sales, and other forms of business combinations, we would be obligated to make an immediate payment, and such payment may be significantly in advance of, and may materially exceed, the actual realization, if any, of the future tax benefits to which the payment relates. This payment obligation could (i) make us a less attractive target for an acquisition, particularly in the case of an acquirer that cannot use some or all of the tax benefits that are the subject of the Tax Receivable Agreement and (ii) result in holders of our Class A Common Stock receiving substantially less consideration in connection with a Change of Control transaction than they would receive in the absence of such obligation. Accordingly, the Continuing Equity Holders’ interests may conflict with those of the holders of our Class A Common Stock.

The actual Basis Adjustments and the actual utilization of any resulting tax benefits, as well as the amount and timing of any payments under the Tax Receivable Agreement, will vary depending upon a number of factors including: the timing of redemptions by the Continuing Equity Holders; the price of shares of our Class A Common Stock at the time of the exchange; the extent to which such exchanges are taxable; the amount of gain recognized by such Continuing Equity Holders; the amount and timing of the taxable income allocated to us or otherwise generated by us in the future; the portion of our payments under the Tax Receivable Agreement constituting imputed interest; and the federal and state tax rates then applicable.

Our organizational structure, including the Tax Receivable Agreement, confers certain benefits upon the Continuing Equity Holders that do not benefit holders of our Class A Common Stock to the same extent that they benefit the Continuing Equity Holders.

Our organizational structure, including the Tax Receivable Agreement, confers certain benefits upon the Continuing Equity Holders that do not benefit the holders of our Class A Common Stock to the same extent that they benefit the Continuing Equity Holders. The Tax Receivable Agreement with Cardinal and the Continuing Equity Holders entered into in connection with our initial public offering which provides for the payment by us to the Continuing Equity Holders of 85% of the amount of tax benefits, if any, that we actually realize, or in some circumstances are deemed to realize, as a result of (i) Basis Adjustments and (ii) certain tax benefits (such as interest deductions) arising from payments under the Tax Receivable Agreement. See “Certain Relationships and Related Transactions — Tax Receivable Agreement” in the definitive proxy statement for our 2026 Annual Meeting of Stockholders which is incorporated by reference into our Annual Report on Form 10-K which is incorporated by reference into this prospectus. Although we will retain 15% of the amount of such tax benefits, this and other aspects of our organizational structure may adversely impact the future trading market for our Class A Common Stock.

In certain cases, payments under the Tax Receivable Agreement to the Continuing Equity Holders may be accelerated or significantly exceed any actual benefits we realize in respect of the tax attributes subject to the Tax Receivable Agreement.

The Tax Receivable Agreement generally applies to each of our taxable years, beginning with the first taxable year ending after the consummation of the Transactions. There is no maximum term for the Tax Receivable Agreement. However, the Tax Receivable Agreement provides that if (i) we materially breach any of our material obligations under the Tax Receivable Agreement, (ii) certain mergers, asset sales, other forms of business combinations or other changes of control, or (iii) we elect an early termination of the Tax Receivable Agreement, then our obligations, or our successor’s obligations, under the Tax Receivable Agreement to make payments will be determined based on certain assumptions, including an assumption that we will have sufficient taxable income to fully utilize all potential future tax benefits that are subject to the Tax Receivable Agreement.

As a result of the foregoing, we would be required to make an immediate cash payment equal to the present value of the anticipated future tax benefits that are the subject of the Tax Receivable Agreement, based on certain assumptions, which payment may be made significantly in advance of the actual realization, if any, of such future tax benefits. Such cash payment to the Continuing Equity Holders could be greater than the specified percentage of any actual benefits we ultimately realize in respect of the tax benefits that are subject to the Tax Receivable Agreement. In these situations, our obligations under the Tax Receivable Agreement could have a substantial negative impact on our liquidity and could have the effect of delaying, deferring, or preventing certain mergers, asset sales, other forms of business combinations or other changes of control. The Company will reassess the tax benefit payments liability at each reporting period based on updated exchange activity and tax benefit realization. The contractual Early Termination Rate is defined under the agreement as the lesser of (i) 6.5% per annum, compounded annually, and (ii) SOFR plus 100 basis points, which applies to early termination payments and may serve as a reference point for market participant assumptions. There can be no assurance that we will be able to fund or finance our obligations under the Tax Receivable Agreement. We may need to incur debt to finance payments under the Tax Receivable Agreement to the extent our cash resources are insufficient to meet our obligations under the Tax Receivable Agreement as a result of timing discrepancies or otherwise.

We will not be reimbursed for any payments made to the Continuing Equity Holders under the Tax Receivable Agreement in the event that any tax benefits are disallowed.

Payments under the Tax Receivable Agreement are based on the tax reporting positions that we determine, and the U.S. Internal Revenue Service (“IRS”), or another tax authority, may challenge all or part of the Basis Adjustments or other tax benefits we claim, as well as other related tax positions we take, and a court could sustain such challenge. If the outcome of any such challenge would reasonably be expected to materially and adversely affect the rights and obligations of Continuing Equity Holders under the Tax Receivable Agreement, then, under certain circumstances, we will not be permitted to settle such challenge without the consent (not to be unreasonably withheld or delayed) of Continuing Equity Holders. The interests of Continuing Equity Holders in any such challenge may differ from or conflict with our interests and your interests, and Continuing Equity Holders may exercise their consent rights relating to any such challenge in a manner adverse to our interests and your interests. We will not be reimbursed for any cash payments previously made to the Continuing Equity Holders under the Tax Receivable Agreement in the event that any tax benefits initially claimed by us and for which payment has been made to a Continuing Equity Holder are subsequently challenged by a taxing authority and are ultimately disallowed. Instead, any excess cash payments made by us to a Continuing Equity Holder will be netted against future cash payments, if any, that we might otherwise be required to make to such Continuing Equity Holder, under the terms of the Tax Receivable Agreement. However, we might not determine that we have effectively made an excess cash payment to a Continuing Equity Holder for a number of years following the initial time of such payment. Moreover, the excess cash payments we made previously under the Tax Receivable Agreement could be greater than the amount of future cash payments against which we would otherwise be permitted to net such excess. The applicable U.S. federal income tax rules for determining applicable tax benefits we may claim are complex and factual in nature, and there can be no assurance that the IRS or a court will agree with our tax reporting positions. As a result, payments could be made under the Tax Receivable Agreement significantly in excess of any actual cash tax savings that we realize in respect of the tax attributes with respect to a Continuing Equity Holder that are the subject of the Tax Receivable Agreement.

Risks Related to the Ownership of our Class A Common Stock

The Continuing Equity Holders continue to have significant influence over us, including control over decisions that require the approval of stockholders.

The Continuing Equity Holders controlled, in the aggregate, approximately 61.0% of the voting power represented by all our outstanding shares of capital stock as of December 31, 2025. As a result, the Continuing Equity Holders continue to exercise significant influence over all matters on which holders of Class B Common Stock are entitled to vote, including the election and removal of directors (subject to the rights of the holders of preferred stock, if any), amendments to our A&R Charter or amended and restated bylaws (the “A&R Bylaws”), and any approval of significant corporate transactions (including a sale of all or substantially all of our assets), and continue to have significant control over our business, affairs, and policies, including the appointment of our management, through their influence over the composition of the board of directors. The directors, whom the Continuing Equity Holders have the ability to elect through their voting power, have the authority to incur additional debt, issue or repurchase stock, declare dividends, and make other decisions that could be detrimental to stockholders.

Certain members of our board of directors are affiliated with the Continuing Equity Holders. The Continuing Equity Holders can take actions that have the effect of delaying or preventing a change of control of us or discouraging others from making tender offers for our shares, which could prevent stockholders from receiving a premium for their shares. These actions may be taken even if other stockholders oppose them. The concentration of voting power with the Continuing Equity Holders may have an adverse effect on the price of our Class A Common Stock. The Continuing Equity Holders may have interests that are different from yours and may vote in a way with which you disagree and that may be adverse to your interests.

Our stock price may change significantly, and you may not be able to resell shares of our Class A Common Stock at or above the price you paid or at all, and you could lose all or part of your investment as a result.

You may not be able to resell your shares at or above the price that you paid for them due to a number of factors included herein, including the following:

•        results of operations that vary from the expectations of securities analysts and investors;

•        results of operations that vary from those of our competitors;

•        changes in expectations as to our future financial performance, including financial estimates and investment recommendations by securities analysts and investors;

•        technology changes, changes in consumer behavior in our industry;

•        security breaches related to our systems or those of our affiliates or strategic partners;

•        changes in economic conditions for companies in our industry;

•        changes in market valuations of, or earnings and other announcements by, companies in our industry;

•        declines in the market prices of stocks generally, particularly those of residential construction;

•        strategic actions by us or our competitors;

•        announcements by us, our competitors or our strategic partners of significant contracts, new products, acquisitions, joint marketing relationships, joint ventures or other unconsolidated entities, other strategic relationships, or capital commitments;

•        changes in general economic or market conditions or trends in our industry or the economy as a whole and, in particular, in the residential construction environment;

•        changes in business or regulatory conditions;

•        future sales of our Class A Common Stock or other securities;

•        investor perceptions of the investment opportunity associated with our Class A Common Stock relative to other investment alternatives;

•        the public’s response to press releases or other public announcements by us or third parties, including our filings with the SEC;

•        announcements relating to litigation or governmental investigations;

•        guidance, if any, that we provide to the public, any changes in this guidance, or our failure to meet this guidance;

•        the development and sustainability of an active trading market for our stock;

•        changes in accounting principles; and

•        other events or factors, including those resulting from system failures and disruptions, natural or man-made disasters, extreme weather events, war, acts of terrorism, an outbreak of highly infectious or contagious diseases, such as COVID-19, or responses to these events.

Furthermore, the stock market may experience extreme volatility that, in some cases, may be unrelated or disproportionate to the operating performance of particular companies. These broad market and industry fluctuations may adversely affect the market price of our Class A Common Stock, regardless of our actual operating performance. In addition, price volatility may be greater if the public float and trading volume of our Class A Common Stock is low.

In the past, following periods of market volatility, stockholders have instituted securities class action litigation. If we were involved in securities litigation, it could have a substantial cost and divert resources and the attention of management from our business regardless of the outcome of such litigation.

Certain provisions of Delaware law and antitakeover provisions in our organizational documents could delay or prevent a change of control.

Certain provisions of Delaware law and our A&R Charter and A&R Bylaws may have an antitakeover effect and may delay, defer, or prevent a merger, acquisition, tender offer, takeover attempt, or other change of control transaction that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by our stockholders. These provisions provide for, among other things:

•        the ability of our board of directors to issue one or more series of preferred stock without stockholder approval;

•        our stockholders may not take action by consent without a meeting, but may only take action at a meeting of stockholders;

•        vacancies on our board of directors will be able to be filled only by our board of directors and not by stockholders;

•        advance notice procedures apply for stockholders to nominate candidates for election as directors or to bring matters before an annual meeting of stockholders;

•        our stockholders will be unable to call a special meeting of stockholders;

•        no cumulative voting in the election of directors; and

•        that certain provisions of the A&R Charter may be amended only by the affirmative vote of holders of at least 66 2/3% of the voting power of our then outstanding capital stock entitled to vote thereon.

These antitakeover provisions could make it more difficult for a third party to acquire us, even if the third party’s offer may be considered beneficial by many of our stockholders. As a result, our stockholders may be limited in their ability to obtain a premium for their shares.

In addition, we have opted out of Section 203 of the General Corporation Law of the State of Delaware (the “DGCL”), but our A&R Charter will provide that engaging in any of a broad range of business combinations with any “interested” stockholder (generally defined as any stockholder with 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such stockholder) for a period of three years following the time on which the stockholder became an “interested” stockholder is prohibited, subject to certain exceptions (except with respect to the Continuing Equity Holders and any of their respective affiliates and any of their respective direct or indirect transferees of our common stock). See “Description of Capital Stock.”

We are subject to financial reporting and other requirements as a newly public company for which our accounting and other management systems and resources may not be adequately prepared.

As a newly public company with listed equity securities, we must comply with new laws, regulations, and requirements, including the requirements of the Exchange Act, certain corporate governance provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and related regulations and requirements of the SEC, with which we were not required to comply as a private company. The Exchange Act requires that we file annual, quarterly, and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires, among other things, that we establish and maintain effective internal controls and procedures for financial reporting. Section 404 of the Sarbanes-Oxley Act requires our management and independent auditors to report annually on the effectiveness of our internal control over financial reporting. However, we are currently an “emerging growth company,” as defined in the JOBS Act, so for as long as we continue to be an emerging growth company, we intend to take advantage of certain exemptions from various reporting requirements applicable to other public companies but not to emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404. Once we are no longer an emerging growth company or, if prior to such date, we opt to no longer take advantage of the applicable exemptions, we will be required to include an opinion from our independent auditors on the effectiveness of our internal control over financial reporting. These reporting and other obligations will place significant demands on our management, administrative, operational, and accounting resources and will cause us to incur significant expenses. We may need to upgrade our systems or create new systems, implement additional financial and management controls, reporting systems and procedures, create or outsource an internal audit function, and hire additional accounting and finance staff. If we are unable to accomplish these objectives in a timely and effective fashion, our ability to comply with the financial reporting requirements and other rules that apply to reporting companies could be impaired. Any failure to maintain effective internal control over financial reporting could have a material adverse effect on our business, prospects, liquidity, financial condition, and results of operations. As a public company our compliance obligations have also made it more expensive for us to obtain director and officer liability insurance, and we have been required to incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee and compensation committee, and qualified executive officers. As a result of disclosure of information in this prospectus and in filings required of a public company, our business and financial condition have become more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and operating results could be adversely affected, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and adversely affect our business and operating results.

The JOBS Act allows us to postpone the date by which we must comply with certain laws and regulations intended to protect investors and to reduce the amount of information we provide in our reports filed with the SEC. We cannot be certain if this reduced disclosure will make our Class A Common Stock less attractive to investors.

The JOBS Act is intended to reduce the regulatory burden on “emerging growth companies.” As defined in the JOBS Act, a public company whose initial public offering of common equity securities occurs after December 8, 2011, and whose annual gross revenues are less than $1.235 billion will, in general, qualify as an “emerging growth company” until the earliest of:

•        the last day of its fiscal year following the fifth anniversary of the date of its initial public offering of common equity securities;

•        the last day of its fiscal year in which it has annual gross revenue of $1.235 billion or more;

•        the date on which it has, during the previous three-year period, issued more than $1 billion in nonconvertible debt; and

•        the date on which it is deemed to be a “large accelerated filer,” which will occur at such time as we (i) have an aggregate worldwide market value of common equity securities held by non-affiliates of $700 million or more as of the last business day of its most recently completed second fiscal quarter, (ii) have been required to file annual and quarterly reports under the Exchange Act, for a period of at least 12 months, and (iii) have filed at least one annual report pursuant to the Exchange Act.

Under this definition, we are currently an “emerging growth company” and could remain an “emerging growth company” until as late as the fifth anniversary following our December 2025 initial public offering. For so long as we are an “emerging growth company,” we will, among other things:

•        not be required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act;

•        not be required to hold a nonbinding advisory stockholder vote on executive compensation pursuant to Section 14A(a) of the Exchange Act;

•        not be required to seek stockholder approval of any golden parachute payments not previously approved pursuant to Section 14A(b) of the Exchange Act;

•        be exempt from the requirement of the PCAOB regarding the communication of critical audit matters in the auditor’s report on the financial statements; and

•        be subject to reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements.

In addition, Section 107 of the JOBS Act provides that an emerging growth company can use the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. This permits an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have chosen to “opt out” of this transition period and, as a result, we will comply with new or revised accounting standards as required when they are adopted. This decision to opt out of the extended transition period is irrevocable.

We cannot predict if investors will find our Class A Common Stock less attractive as a result of our decision to take advantage of some or all of the reduced disclosure requirements above. If some investors find our Class A Common Stock less attractive as a result, there may be a less active trading market for our Class A Common Stock and our stock price may be more volatile.

We expect that we will no longer qualify as an “emerging growth company” as of December 31, 2027, and, as a result, we will have to comply with increased disclosure and compliance requirements.

We are currently an “emerging growth company” as defined in the JOBS Act. However, because (i) the market value of our common stock held by non-affiliates is likely to exceed $700 million as of June 30, 2026, the last business day of our second fiscal quarter (based on the public offering price of our Class A Common Stock in this offering), (ii) we will have been a public company for more than one year as of the end of fiscal 2026, and (iii) we have filed at least one annual report, we expect that we will no longer qualify as an emerging growth company as of December 31, 2027 and will be a large accelerated filer. As a large accelerated filer, we will be subject to certain disclosure and compliance requirements that apply to other public companies but that did not previously apply to us due to our status as an emerging growth company. These requirements include, but are not limited to:

•        the requirement that our independent registered public accounting firm attest to the effectiveness of our internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act;

•        compliance with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

•        the requirement that we provide more detailed disclosures regarding executive compensation; and

•        the requirement that we hold a non-binding advisory vote on executive compensation and obtain stockholder approval of any golden parachute payments not previously approved.

We expect that the loss of emerging growth company status and compliance with the additional requirements of being a large accelerated filer will increase our legal, accounting and financial compliance costs and costs associated with investor relations activities, and cause management and other personnel to divert attention from operational and other business matters to devote substantial time to public company reporting requirements. In addition, if we are not able to comply with changing requirements in a timely manner, the market price of our stock could decline and we could be subject to sanctions or investigations by the stock exchange on which our common stock is listed, the SEC or other regulatory authorities, which would require additional financial and management resources.

Because we have no current plans to pay regular cash dividends on our Class A Common Stock, you may not receive any return on investment unless you sell your Class A Common Stock for a price greater than that which you paid for it.

While Cardinal has historically had high returns on equity, we do not anticipate paying any regular cash dividends on our Class A Common Stock in the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of our board of directors and will depend on, among other things, general and economic conditions, our results of operations and financial condition, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax, and regulatory restrictions, and such other factors that our board of directors may deem relevant. In addition, our ability to pay dividends is, and may be, limited by covenants of any future outstanding indebtedness we or our subsidiaries incur. Therefore, any return on investment in our Class A Common Stock is solely dependent upon the appreciation of the price of our Class A Common Stock on the open market, which may not occur. See “Part II. Item 5. Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities — Dividend Policy” in our annual report on Form 10-K for more detail.

Our A&R Charter provides that the Court of Chancery of the State of Delaware is the sole and exclusive forum for certain stockholder litigation matters and the federal district courts of the United States are the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or stockholders.

Our A&R Charter provides that, unless we otherwise consent in writing, (i) (a) any derivative action or proceeding brought on our behalf, (b) any action asserting a claim of breach of a fiduciary duty owed by any of our current or former directors, officers, other employees or stockholders to us or our stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL, our A&R Charter or our A&R Bylaws (as either may be amended or restated) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (d) any action asserting a claim governed by the internal affairs doctrine shall, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery of the State of Delaware (or, in the event that the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware); and (ii) the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act; provided, however, that the foregoing choice of forum provision shall not apply to claims seeking to enforce any liability or duty created by the Exchange Act, or any other claim for which the United States federal courts have exclusive jurisdiction.

The choice of forum provision is limited to the extent permitted by law, and it does not apply to claims brought to enforce any liability or duty arising under the Exchange Act, or for any other federal securities laws which provide for exclusive federal jurisdiction. Additionally, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, or the rules and regulations promulgated thereunder. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, our A&R Charter provides that the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring such a claim arising under the Securities Act against us, our directors, officers, or other employees in a venue other than in the federal district courts of the United States. In such instance, we would expect to vigorously assert the validity and enforceability of the choice of forum provisions of our A&R Charter.

The choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage such lawsuits against us and our directors, officers, and other employees, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder. Alternatively, if a court were to find the choice of forum provision contained in our A&R Charter to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, financial condition, and results of operations. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provisions in our A&R Charter.

If securities analysts do not publish research or reports about our business or if they downgrade our stock or our sector, or if there is any fluctuation in our credit rating, our stock price and trading volume could decline.

The trading market for our Class A Common Stock will rely in part on the research and reports that industry or financial analysts publish about us or our business. We do not control these analysts. Securities and industry analysts do not currently, and may never, publish research on our company. If no securities or industry analysts commence coverage of us, the trading price of our shares would likely be negatively impacted. Furthermore, if one or more of the analysts who do cover us downgrade our stock or our industry, or the stock of any of our competitors, or publish inaccurate or unfavorable research about our business, the price of our stock could decline. If one or more of these analysts stops covering us or fails to publish reports on us regularly, we could lose visibility in the market, which, in turn, could cause our stock price or trading volume to decline.

Additionally, any fluctuation in the credit rating of us or our subsidiaries may impact our ability to access debt markets in the future or increase our cost of future debt, which could have a material adverse effect on our operations and financial condition, which in turn, may adversely affect the trading price of shares of our Class A Common Stock.

If our estimates or judgments relating to our critical accounting policies prove to be incorrect, our results of operations could be adversely affected.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in our consolidated financial statements and accompanying notes appearing elsewhere in this prospectus. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, as provided in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates.” The results of these estimates form the basis for making judgments about the carrying values of assets, liabilities, and equity, and the amount of revenue and expenses. Significant estimates and judgments involve: the recognition of revenue from construction contracts, including the estimation of total contract costs and the identification and measurement of variable consideration such as contract modifications and claims. The Company’s cost-to-cost method for recognizing revenue includes estimates and assumptions about future events, including labor productivity and availability, material costs and availability, and the complexity of work to be performed. The impacts of litigation and other loss contingency claims, including the probability of an unfavorable outcome and the ability to reasonably estimate the amount of loss, and fair value and other purchase accounting estimates associated with business combinations, including the valuation of acquired assets and assumed liabilities, contingent consideration, and the resulting goodwill and intangible assets, and amounts payable pursuant to the Tax Receivable Agreement, including the estimate of future taxable income, applicable tax rates, and the timing and amount of tax benefits expected to be realized. Our results of operations may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our results of operations to fall below the expectations of securities analysts and investors, resulting in a decline in the market price of our Class A Common Stock.

Future sales, or the perception of future sales, by us or our existing stockholders in the public market could cause the market price for our Class A Common Stock to decline.

The sale of shares of our Class A Common Stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of our Class A Common Stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

As of June 15, 2026, we had a total of 15,296,084 shares of Class A Common Stock outstanding. Of the outstanding shares, the 13,225,000 shares sold in our initial public offering are freely tradable without restriction or further registration under the Securities Act, other than any shares held by our affiliates. Any shares of Class A

Common Stock held by our affiliates will be eligible for resale pursuant to Rule 144 under the Securities Act, subject to the volume, manner of sale, holding period and other limitations of Rule 144 as well as the expiration of any contractual lock-up agreement.

In addition, we have reserved 3,660,656 shares of Class A Common Stock for issuance under our 2025 Stock Incentive Plan (the “2025 Plan”). Any Class A Common Stock that we issue under the 2025 Plan or other stock incentive plans that we may adopt in the future would dilute the percentage ownership held by the investors.

As restrictions on resale end or if applicable stockholders exercise their registration rights, the market price of our shares of Class A Common Stock could drop significantly if the holders of these shares sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of our shares of Class A Common Stock or other securities.

In the future, we may also issue securities in connection with investments, acquisitions, or capital raising activities. In particular, the number of shares of our Class A Common Stock issued in connection with an investment or acquisition, or to raise additional equity capital, could constitute a material portion of our then outstanding shares of our Class A Common Stock. Any such issuance of additional securities in the future may result in additional dilution to you or may adversely impact the price of our Class A Common Stock.

General Risk Factors

We are subject to litigation, arbitration, or other claims which could materially and adversely affect us.

We are subject to litigation, and we may in the future be subject to enforcement actions, such as claims relating to our operations, securities offerings, and otherwise in the ordinary course of business. Some of these claims may result in significant defense costs and potentially significant judgments against us, some of which are not, or cannot be, insured against. Although we have established warranty, claim, and litigation reserves that we believe are adequate, we cannot be certain of the ultimate outcomes of any claims that may arise in the future, and legal proceedings may result in the award of substantial damages against us beyond our reserves. Resolution of these types of matters against us may result in our having to pay significant fines, judgments, or settlements, which, if uninsured or in excess of insured levels, could adversely impact our earnings and cash flows, thereby materially and adversely affecting us. Furthermore, plaintiffs may, in certain of these legal proceedings, seek class action status with potential class sizes that vary from case to case. Class action lawsuits can be costly to defend, and if we were to lose any certified class action suit, it could result in substantial liability for us. Certain litigation or the resolution thereof may affect the availability or cost of some of our insurance coverage, which could materially and adversely impact us, expose us to increased risks that would be uninsured, and materially and adversely impact our ability to attract directors and officers.

We may suffer uninsured losses or material losses in excess of insurance limits.

We could suffer physical damage to property and liabilities resulting in losses that may not be fully recoverable by insurance. Insurance against certain types of risks, such as terrorism, earthquakes, floods, or personal injury claims, may be unavailable, available in amounts that are less than the full market value or replacement cost of investment or underlying assets or subject to a large deductible or self-insurance retention amount. In addition, there can be no assurance that certain types of risks that are currently insurable will continue to be insurable on an economically feasible basis. Should an uninsured loss or a loss in excess of insured limits occur or be subject to deductibles or self-insurance retention, we could sustain financial loss or lose capital invested in the affected property, as well as anticipated future income from that property. Furthermore, we could be liable to repair damage or meet liabilities caused by risks that are uninsured or subject to deductibles. We may also be liable for any debt or other financial obligations related to affected property.

Acts of war or terrorism may seriously harm our business.

Acts of war, any outbreak or escalation of hostilities between the United States and any foreign power, or acts of terrorism may cause disruption to the U.S. economy, or the local economies of the markets in which we operate, cause shortages of building materials, increase costs associated with obtaining building materials, result in building code changes that could increase costs of construction, result in uninsured losses, affect job growth and consumer confidence, or cause economic changes that we cannot anticipate, all of which could reduce demand for our services and adversely impact our business, prospects, liquidity, financial condition, and results of operations.

Negative publicity could adversely affect our reputation as well as our business, financial results, and stock price.

Unfavorable media related to our industry, company, brands, marketing, personnel, operations, business performance, or prospects may affect our stock price and the performance of our business, regardless of its accuracy or inaccuracy. The speed at which negative publicity can be disseminated has increased dramatically with the capabilities of electronic communication, including social media outlets, websites, blogs, newsletters, and other digital platforms. Our success in maintaining, extending, and expanding our brand image depends on our ability to adapt to this rapidly changing media environment. Adverse publicity or negative commentary from any media outlets could damage our reputation and reduce the demand for our services, which would adversely affect our business.

Changes in accounting rules, assumptions, and/or judgments could materially and adversely affect us.

Accounting rules and interpretations for certain aspects of our financial reporting are highly complex and involve significant assumptions and judgment. These complexities could lead to a delay in the preparation and dissemination of our financial statements. Furthermore, changes in accounting rules and interpretations or in our accounting assumptions and/or judgments, such as those related to asset impairments, could significantly impact our financial statements. In some cases, we could be required to apply a new or revised standard retroactively, resulting in restating prior period financial statements. Any of these circumstances could have a material adverse effect on our business, prospects, liquidity, financial condition, and results of operations.

Access to financing sources may not be available on favorable terms, or at all, especially in light of current market conditions, which could adversely affect our ability to maximize our returns.

Our access to additional third-party sources of financing will depend, in part, on:

•        general market conditions, including inflation and rising interest rates;

•        the market’s perception of our growth potential;

•        with respect to acquisition and/or development financing, the market’s perception of the value of the land parcels to be acquired and/or developed;

•        our current debt levels;

•        our current and expected future earnings;

•        our cash flow; and

•        the market price per share of our Class A Common Stock.

The global credit and equity markets and the overall economy can be extremely volatile, which could have a number of adverse effects on our operations and capital requirements. For the past decade, the domestic financial markets have experienced a high degree of volatility, uncertainty and, during certain periods, tightening of liquidity in both the high yield debt and equity capital markets, resulting in certain periods when new capital has been both more difficult and more expensive to access. If we are unable to access the credit markets, we could be required to defer or eliminate important business strategies and growth opportunities in the future. In addition, if there is prolonged volatility and weakness in the capital and credit markets, potential lenders may be unwilling or unable to provide us with financing that is attractive to us or may increase collateral requirements or may charge us prohibitively high fees in order to obtain financing. Consequently, our ability to access the credit market in order to attract financing on reasonable terms may be adversely affected. Investment returns on our assets and our ability to make acquisitions could be adversely affected by our inability to secure additional financing on reasonable terms, if at all.

Depending on market conditions at the relevant time, we may have to rely more heavily on additional equity financings or on less efficient forms of debt financing that require a larger portion of our cash flow from operations, thereby reducing funds available for our operations, future business opportunities and other purposes. We may not have access to such equity or debt capital on favorable terms at the desired times, or at all.

We may change our operational policies, investment guidelines and our business and growth strategies without stockholder consent, which may subject us to different and more significant risks in the future.

Our board of directors will determine our operational policies, investment guidelines, and business and growth strategies. Our board of directors may make changes to, or approve transactions that deviate from, those policies, guidelines, and strategies without a vote of, or notice to, our stockholders. This could result in us conducting operational matters, making investments, or pursuing different business or growth strategies than those contemplated in this prospectus. Under any of these circumstances, we may expose ourselves to different and more significant risks in the future, which could have a material adverse effect on our business, prospects, liquidity, financial condition, and results of operations.

Future offerings of debt securities, which would rank senior to our Class A Common Stock upon our bankruptcy or liquidation, and future offerings of equity securities that may be senior to our Class A Common Stock for the purposes of dividend and liquidation distributions, may adversely affect the market price of our Class A Common Stock.

In the future, we may attempt to increase our capital resources by making offerings of debt securities or additional offerings of equity securities. Upon bankruptcy or liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will receive a distribution of our available assets prior to the holders of our Class A Common Stock. Additional equity offerings may dilute the holdings of our existing stockholders or reduce the market price of our Class A Common Stock, or both. Our preferred stock will have a preference on liquidating distributions and dividend payments, which could limit our ability to make a dividend distribution to the holders of our Class A Common Stock. Our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control. As a result, we cannot predict or estimate the amount, timing or nature of our future offerings, and stockholders of our Class A Common Stock bear the risk of our future offerings reducing the market price of our Class A Common Stock and diluting their ownership interest in our company.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus contain statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include the words “may,” “could,” “plan,” “project,” “budget,” “predict,” “pursue,” “target,” “seek,” “objective,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” and other expressions that are predictions of or indicate future events and trends and that do not relate to historical matters identify forward-looking statements. Our forward-looking statements include statements about our business strategy, our industry, our future profitability, our expected capital expenditures and the impact of such expenditures on our performance, the costs of being a publicly traded corporation and our capital programs.

A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe that we have chosen these assumptions or bases in good faith and that they are reasonable. You are cautioned not to place undue reliance on any forward-looking statements. You should also understand that it is not possible to predict or identify all such factors and should not consider the following list to be a complete statement of all potential risks and uncertainties. Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include:

•        our ability to predict demand for our services which may decrease during economic recessions or volatile economic cycles, and a reduction in demand in end markets;

•        our market opportunity and the potential growth of that market;

•        competition for projects in our local markets;

•        our ability to expand into new regions;

•        our ability to successfully identify, manage and integrate acquisitions;

•        our strategy, expected outcomes, and growth prospects;

•        trends in our operations, industry, and markets;

•        our future profitability, indebtedness, liquidity, access to capital, and financial condition;

•        the effects of seasonal trends or weather conditions on our results of operations;

•        the impact of inflation on costs of labor, materials and other items that are critical to our business;

•        the cancellation of a significant number of contracts or our disqualification from bidding for new contracts;

•        the increased expenses associated with being a public company;

•        our ability to remain in compliance with extensive laws and regulations that apply to our business and operations; and

•        the future trading prices of our Class A Common Stock.

Although forward-looking statements reflect our good faith beliefs at the time they are made, forward-looking statements involve known and unknown risks, uncertainties and other factors, including the factors described under “Risk Factors,” which may cause our actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, unless required by law. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

USE OF PROCEEDS

We expect to receive $276.7 million of net proceeds from the sale of Class A Common Stock by us in this offering, after deducting underwriting discounts and commissions. If the underwriters exercise in full their option to purchase 600,000 additional shares of Class A Common Stock from us, we estimate that the net proceeds will be $318.3 million, after deducting underwriting discounts and commissions.

We estimate that the offering expenses (other than the underwriting discount and commissions) will be approximately $700,000.

We intend to use the net proceeds from this offering to purchase 4,000,000 newly issued LLC Units for approximately $276.7 million directly from Cardinal (or 4,600,000 LLC Units from Cardinal for $318.3 million in aggregate if the underwriters exercise in full their option to purchase additional shares of Class A Common Stock).

Cardinal intends to use the net proceeds from this offering to repay $33 million of borrowings outstanding under our October 2025 Credit Facility and for general corporate purposes, which may include funding for acquisitions, working capital requirements, capital expenditures and the repayment, refinancing, redemption or repurchase of indebtedness or other securities. Drawings under the October 2025 Credit Facility bear interest based on the Secured Overnight Financing Rate (“SOFR”) plus 2.375%. Quarterly principal installments of $2.5 million are due through September 30, 2027 and $3.75 million from December 31, 2027 through September 30, 2030, with the remaining principal due as a final balloon payment on October 31, 2030. The effective interest rate, inclusive of the amortization of deferred financing costs, was 6.57% at March 31, 2026. The initial borrowings under the October 2025 Credit Facility were used to refinance then outstanding debt.

The expected use of net proceeds from this offering represents our intentions based upon our present plans and business conditions. We cannot predict with certainty all of the particular uses for the proceeds from this offering or the amounts that we will actually spend on the uses set forth above. Accordingly, our management will have significant flexibility in applying the net proceeds from this offering. The timing and amount of our actual expenditures will be based on many factors, including cash flows from operations and the anticipated growth of our business. Pending our use of the net proceeds from this offering, we intend to invest the net proceeds in a variety of capital preservation investments, including short-term and intermediate-term, investment-grade, interest-bearing instruments, and U.S. government securities.

DIVIDEND POLICY

We currently intend to retain all available funds and any future earnings to fund the development and growth of our business, and, therefore we do not anticipate declaring or paying any cash dividends on our Class A Common Stock in the foreseeable future. Except in certain limited circumstances, holders of our Class B Common Stock are not entitled to participate in any dividends declared by our board of directors. Furthermore, because we are a holding company, our ability to pay cash dividends on our Class A Common Stock depends on our receipt of cash distributions from Cardinal. Our October 2025 Credit Facility contains certain covenants that restrict, subject to certain exceptions, our ability to pay dividends. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Sources of Capital — Credit Facilities, Debt and Other Capital.” Our ability to pay dividends may be restricted by the terms of any future credit agreement or any future debt or preferred equity securities of ours. See “Description of Capital Stock” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Sources of Capital.” Any future determination as to the declaration and payment of dividends, if any, will be at the discretion of our board of directors and subject to the requirements of applicable law, compliance with contractual restrictions and covenants in the agreements governing our future indebtedness. Any such determination will also depend upon our business prospects, results of operations, financial condition, cash requirements and availability and other factors that our board of directors may deem relevant.

Accordingly, you may need to sell your shares of our Class A Common Stock to realize a return on your investment, and you may not be able to sell your shares at or above the price you paid for them. See “Risk Factors — Risks Related to the Ownership of our Class A Common Stock — Because we have no current plans to pay regular cash dividends on our Class A Common Stock, you may not receive any return on investment unless you sell your Class A Common Stock for a price greater than that which you paid for it.”

We are a holding company, and our principal assets are the LLC Units of Cardinal that we own. Cardinal, in turn, is a holding company, the principal assets of which consist of the equity interests in its direct and indirect subsidiaries. If we decide to pay a dividend in the future, we would need to cause Cardinal’s subsidiaries to make distributions to Cardinal, and to cause Cardinal to make distributions to us, in an amount sufficient to cover such dividend. If Cardinal makes such distributions to us, the other holders of LLC Units will be entitled to receive pro rata distributions. See “Risk Factors — Risks Related to Our Organizational Structure — Our principal asset is our interest in Cardinal, and, as a result, we will depend on distributions from Cardinal to pay our taxes and expenses, including payments under the Tax Receivable Agreement. Cardinal’s ability to make such distributions may be subject to various limitations and restrictions.”

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2026:

•        on an actual basis as of March 31, 2026; and

•        on an as adjusted basis to give effect to the sale of the shares of our Class A Common Stock in this offering and the use of a portion of the net proceeds to repay $33 million of borrowings outstanding under our October 2025 Credit Facility.

This table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” below and our financial statements and related notes thereto incorporated by reference into this prospectus.

	As of March 31, 2026
	Actual	As Adjusted
Cash	$43,982,867	$287,682,867
Total debt(1)	$196,028,057	$163,028,057
Shareholders’ equity:
Class A Common Stock, par value $0.0001 per share; 500,000,000 shares authorized, 15,292,984 shares issued and outstanding, actual; 19,296,084 shares issued and outstanding, as adjusted	$1,530	1,930
Class B Common Stock, par value $0.0001 per share; 500,000,000 shares authorized, 27,573,875 shares issued and outstanding, actual; 27,573,875 issued and outstanding, as adjusted	2,757	2,757
Preferred Stock $0.0001 par value per share; 10,000,000 authorized, no shares issued and outstanding, actual; no shares issued and outstanding, pro forma, as adjusted	—
Additional paid-in-capital	66,275,188	342,974,788
Retained earnings	4,282,031	4,282,031
Accumulated other comprehensive loss	(151,904)	(151,904)
Noncontrolling interests	191,591,984	191,591,984
Total stockholders’ equity	262,001,586	538,701,586
Total capitalization	$458,029,643	$701,729,643

____________

(1)      Includes unamortized debt issuance costs of $2.6 million.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with “Summary — Summary Financial Data” and our financial statements and related notes thereto incorporated by reference into this prospectus. The following discussion contains forward-looking statements that reflect our future plans, estimates, beliefs and expected performance. The forward-looking statements are dependent upon events, risks and uncertainties that may be outside our control. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences are discussed elsewhere in this prospectus, including in “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements,” all of which are difficult to predict. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed may not occur. We do not undertake any obligation to publicly update any forward-looking statements except as otherwise required by applicable law.

Cardinal Group is a holding company that conducts no operations and our principal assets are the LLC Units of Cardinal acquired in connection with the completion of our IPO on December 11, 2025 and the Reorganization made prior to the IPO, including with respect to our operating entities Cardinal and Cardinal NC. Prior to the IPO, all of our business was conducted through Cardinal NC.

Cardinal Group is the sole managing member of Cardinal. Although Cardinal Group has a minority economic interest in Cardinal, we have the sole voting interest in, and operate and control all of the business and affairs of, Cardinal and its subsidiaries, and through Cardinal conduct our business. As a result, Cardinal Group consolidates Cardinal and has recorded a significant noncontrolling interest in a consolidated entity in our consolidated financial statements for the economic interest in Cardinal held by the Continuing Equity Holders.

Because the IPO and the Reorganization resulted in a change to our organizational structure, the historical financial statements, which do not reflect certain items that affect our results of operations and financial position since the IPO and the Reorganization, may not give you an accurate indication of what our actual results would have been if the transactions had been completed at the beginning of the periods presented or of what our future results of operations are likely to be.

Our Company

We provide a comprehensive suite of infrastructure services to the residential, commercial, industrial, municipal, and state infrastructure markets. Our operations leverage a large highly skilled workforce and a fleet of specialized equipment to deliver wet utility installations (water, sewer, and stormwater systems), as well as grading, site clearing, erosion control, drilling and blasting, paving, and other related site services. We are becoming the platform of choice for a diverse array of infrastructure construction projects in our target geographies that require high-level technical expertise and sophistication. We seek to safely execute site work solutions within both the individual project’s schedule and budget, while strengthening our relationships with our growing list of customers. We believe we are one of the fastest-growing, full-service turnkey infrastructure services companies in the Southeastern United States. We deliver our suite of comprehensive infrastructure services that support the planning, preparation, installation, and development of residential, commercial, industrial, municipal, and state infrastructure projects, primarily through in-house teams and equipment, significantly reducing the need for outsourcing or subcontractors, which enables industry-leading project execution. Led by an experienced, long-tenured management team and supported by talented project managers, we are driven by a culture of safety and employee development. Our high-level expertise, technical sophistication, and expedited delivery of services result in strong margins. We believe we are well positioned to continue growing our revenue and profitability in a very fragmented and highly attractive industry.

We maintain deep, long-standing relationships with a diverse customer base, including some of the largest regional and national home builders, as well as general contractors supporting commercial and industrial construction. We believe these relationships enable us to consistently win new contracts and expand both within our current markets and into new geographies. We are already fully integrated within our Raleigh market and are completing integration buildouts in our other markets. We believe this significantly reduces wait times between each phase of construction, minimizes timeline risk, and increases the likelihood of successful execution. As the first step in the construction process, customers highly value our speed of delivery, quality of work, and reputation for excellence, which results in recurring business and better margins. Our dedication to proven processes, technology, and safety has enabled our strong growth and reputation.

Initial Public Offering and Reorganization

We completed our initial public offering of 11,500,000 shares of our Class A Common Stock at a price to the public of $21.00 per share on December 11, 2025, and on December 12, 2025, pursuant to the exercise in full of the underwriters’ option, Cardinal Group completed the sale of an additional 1,725,000 shares of its Class A Common Stock at a price to the public of $21.00 per share. The gross proceeds from the IPO, including the exercise in full of the sale of the additional shares, were approximately $277.7 million, before deducting underwriting discounts and commissions. We used the net proceeds from the IPO to purchase 14,943,750 newly issued LLC Units from Cardinal for approximately $258.3 million in aggregate and became the sole managing member of Cardinal. In connection with the IPO, we also issued 23,387,813 shares of our Class B Common Stock to the Continuing Equity Holders, which was equal to the number of LLC Units held by such Continuing Equity Holders, at the time of such issuance of Class B Common Stock, for nominal consideration. As a result of the above, Cardinal Group is a holding company with no direct operations and our principal assets are the equity interests in Cardinal that we own. Cardinal, in turn, is a holding company, the principal assets of which consist of the equity interests in its direct and indirect subsidiaries. Prior to the IPO, all of our business was conducted through Cardinal NC.

Overview

For the three months ended March 31, 2026, we generated revenue of $167.5 million, supported by a robust backlog of $854.0 million at March 31, 2026, compared to revenue of $81.8 million for the three months ended March 31, 2025. For the three months ended March 31, 2026, net income was $11.5 million, Gross Profit was $24.9 million, Adjusted Gross Profit was $34.2 million, EBITDA was $24.0 million and Adjusted EBITDA was $26.8 million, compared to net income of $6.6 million, Gross Profit of $9.9 million, Adjusted Gross Profit of $16.5 million, EBITDA of $14.3 million and Adjusted EBITDA of $14.6 million for the three months ended March 31, 2025. For the three months ended March 31, 2026, our net income margin was 6.9%, EBITDA Margin was 14.4%, Adjusted EBITDA Margin was 16.0%, Gross Profit Margin was 14.9% and Adjusted Gross Profit Margin was 20.4%, compared to net income margin of 8.1%, EBITDA Margin of 17.4%, Adjusted EBITDA Margin of 17.8%, Gross Profit Margin of 12.1% and Adjusted Gross Profit Margin of 20.2% for the three months ended March 31, 2025. Our backlog enables management to assess future revenue visibility and anticipate business activity.

For the year ended December 31, 2025, we generated revenue of $456.0 million, supported by a robust backlog of $682.0 million at December 31, 2025, compared to revenue of $315.2 million for the year ended December 31, 2024. For the year ended December 31, 2025, net income was $31.1 million, Gross Profit was $63.8 million, Adjusted Gross Profit was $96.1 million, EBITDA was $72.3 million and Adjusted EBITDA was $81.5 million, compared to net income of $28.3 million, Gross Profit of $46.6 million, Adjusted Gross Profit of $65.3 million, EBITDA of $53.1 million and Adjusted EBITDA of $56.5 million for the year ended December 31, 2024. For the year ended December 31, 2025, our net income margin was 6.8%, EBITDA Margin was 15.8%, Adjusted EBITDA Margin was 17.9%, Gross Profit Margin was 14.0% and Adjusted Gross Profit Margin was 21.1%, compared to net income margin of 9.0%, EBITDA Margin of 16.9%, Adjusted EBITDA Margin of 17.9%, Gross Profit Margin of 14.8% and Adjusted Gross Profit Margin of 20.7% for the year ended December 31, 2024. Our backlog enables management to assess future revenue visibility and anticipate business activity.

We present our results of operations in a way that we believe will be the most meaningful and useful to investors, analysts, rating agencies and others who use our financial information to evaluate our performance. Some of our financial measures are not prepared in accordance with generally accepted accounting principles (“non-GAAP”) under SEC rules. For example, in this prospectus, we present Adjusted Gross Profit, Adjusted Gross Profit Margin, EBITDA, Adjusted EBITDA, EBITDA Margin and Adjusted EBITDA Margin, all of which are non-GAAP financial measures as defined in Item 10(e) of Regulation S-K promulgated by the SEC. These measures are presented for supplemental informational purposes only, and are not intended to be substitutes for any GAAP financial measures, including net income, and, as calculated, may not be comparable to companies in other industries or within the same industry with similarly titled measures of performance. In addition, these non-GAAP measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Therefore, non-GAAP financial measures should be considered in addition to, not as a substitute for, or in isolation from, measures prepared in accordance with GAAP. Where appropriate, reconciliations of our non-GAAP financial measures to the most comparable GAAP figures are included. For further discussion and a reconciliation of these non-GAAP financial measures to their most directly comparable financial measure calculated in accordance with GAAP, see discussion below under “— Non-GAAP Financial Measures.”

Recent Transactions

On January 3, 2025, Cardinal Civil Contracting Charlotte, LLC acquired substantially all of the operating assets and certain liabilities of Purcell Construction, Inc., Purcell Construction Group, LLC, and Orange T, LLC (collectively referred to herein as “Purcell”).

On May 30, 2025, the Company formed Cardinal Civil Contracting Triad, LLC (“Triad”), which acquired substantially all of the operating assets and certain liabilities of Page and Associates, Inc., and MJS & GCP, LLC (collectively referred to herein as “Page”). Page operated a turn-key site work contracting business primarily in the Greensboro, North Carolina market.

On October 1, 2025, we acquired substantially all of the assets of Red Clay Industries, Inc. Red Clay is a provider of asphalt paving, concrete contracting, concrete reclamation and soil stabilization in Charlotte and surrounding areas, which includes operations in South Carolina.

On February 18, 2026, we acquired Sugar Hill, Georgia-based ALGC. A fourth-generation, high-growth market leader, ALGC provides comprehensive site development solutions, including grading, underground utilities, erosion control, and clearing, supporting large-scale commercial, industrial, and residential construction in Georgia and South Carolina.

On June 1, 2026, we acquired Piedmont. Founded in 1999, Piedmont is a leading wet utilities provider across North and South Carolina. Headquartered near Charlotte, NC, this acquisition expands our wet utility capabilities in the high-growth Charlotte market.

These acquisitions are consistent with our strategy of acquiring either a starting site preparation business or a tuck-in acquisition in a market, and represent a further step in Cardinal’s expansion into the Southeast.

Key Factors Affecting Our Performance

We believe our future performance will depend on many factors, including those described below and in the sections titled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” included elsewhere in this prospectus.

•        Continuing to build out the basic capabilities of our site preparation business in a given market and focusing initially on residential home building.    We believe starting with residential construction in a new market gives us large, multi-phase opportunities with the ability to establish our service reputation, which can help in other adjacent cities in the future. We start with core site preparation services, such as underground capabilities like drilling and blasting, wet utility work (wastewater, fresh water and storm drainage), electrical utility conduit lines and grading.

•        Capturing additional service lines and continued vertical integration.    By adding capabilities that are complementary to our core construction competencies, we are able to improve our breadth of services to our customers and improve our Gross Profit Margin opportunities, more effectively compete for contracts and compete for contracts that might not otherwise be available to us. These capabilities may be through internal efforts or small, tuck-in acquisitions. Some of these additional capabilities include paving, asphalt plants, CCTV inspection, drilling and blasting and concrete work.

•        Expanding the customer mix.    While the initial activity in a market focuses on residential site preparation, once our full capabilities are close to complete, we can more effectively seek out other customers within the commercial, industrial, retail and state infrastructure markets.

•        Expanding into adjacent markets.    As an example, we started in Raleigh, NC. We entered the Charlotte market in 2023 via a small acquisition and now Charlotte is roughly 21% of our total revenue and growing faster than Raleigh for the twelve months ended December 31, 2025. We entered the Greensboro, NC market in 2024, expanded further into this market in 2025, and have entered the Georgia market in February 2026 with the acquisition of ALGC. We believe we have opportunities to expand our presence in Wilmington, NC, South Carolina and Georgia as well as into Tennessee and Florida.

•        Continuing to Develop Our Employees.    We believe that our employees are key to the successful implementation of our business strategy, and we will continue allocating significant resources in order to attract and retain talented managers and supervisory and field personnel.

Other Factors Impacting Results of Operations

Backlog (period end)

Backlog at period end represents our estimate of future revenue from our construction contracts. We add the revenue value of new contracts to backlog when secured through negotiated private transactions or when we are the low bidder on a public sector contract and management determines there are no apparent impediments to award. As work progresses, backlog is adjusted to reflect changes in estimated quantities under fixed unit price contracts, as well as to reflect changed conditions, change orders and other variations from initially anticipated contract revenues and costs, including completion penalties and bonuses. Revenue recognized on contracts and contracts cancellations are deducted from backlog.

Backlog is a key operational metric used by management to assess future revenue visibility and anticipated business activity. It is not defined under U.S. GAAP and differs from the remaining performance obligations disclosed in our financial statements under ASC 606. The primary difference is that backlog includes project commitments and signed contracts that have not yet commenced, whereas remaining performance obligations include only contracts for which performance has begun.

While there is uncertainty in the availability and timing of new bid opportunities and the award of new contracts, many of which involve a lengthy and complex design and bidding process, our backlog reflects contracts and commitments that have already been awarded, including certain commitments from customers with whom we have a demonstrated history of successful conversion to executed contracts. See “Risk Factors — Risks Related to Our Business and Industry.” Though backlog provides visibility into potential future revenue, it remains subject to execution risks, including potential cancellation, scope changes, permitting delays, and deferred start dates. As a result, the timing and amount of revenue ultimately realized from backlog may differ from our current estimates, and backlog at any point in time should not be viewed as a guarantee of future revenue or profitability. See “Risk Factors — Risks Related to Our Business and Industry.”

The table below summarizes our project backlog at the dates indicated, categorized by stage of commitment. Categories range from projects in progress under executed contracts to early-stage awards with varying levels of customer commitment. Detailed descriptions of each category follow the table.

	March 31, 2026	March 31, 2025	December 31, 2025	December 31, 2024
Signed contracts	$570,000,000	$453,000,000	$530,000,000	$351,000,000
Letters of intent and issued contracts	284,000,000	79,000,000	152,000,000	161,000,000
Total backlog	$854,000,000	$532,000,000	$682,000,000	$512,000,000

Our signed contracts comprise executed agreements covering both active projects in which performance has begun and projects for which performance has not yet commenced. Our letters of intent and issued contracts represent arrangements in which the parties have reached agreement on principal terms, evidenced either by a signed letter of intent or by issuance of a written contract pending execution. Substantially all of the contracts in our backlog may be canceled at the election of the customer; however, neither our backlog nor our results of operations have been materially adversely affected by contract cancellations or modifications in the past. See “Business — Contracts — Contract Management Process.”

The table below summarizes backlog by customer type and contract pricing method as of the dates indicated:

	March 31, 2026	March 31, 2025	December 31, 2025	December 31, 2024
Private sector, lump sum	$766,000,000	$505,000,000	$600,000,000	$479,000,000
Private sector, fixed unit price	55,000,000	16,000,000	45,000,000	20,000,000
Public sector, fixed unit price	33,000,000	11,000,000	37,000,000	13,000,000
Total backlog	$854,000,000	$532,000,000	$682,000,000	$512,000,000

Our lump sum contracts require us to perform a defined scope of work for a stated total price. Under this structure, we bear the economic risk of cost overruns or inefficiencies, and actual profit may differ from initial estimates. Our fixed unit price contracts provide for payment of a specified amount per contractual unit of measure, with total revenue determined by the actual quantities completed. Our private sector customers are non-government entities, consisting primarily of residential homebuilders. Our public sector customers are governmental agencies, such as state and federal departments of transportation.

We expect to recognize between $702 million and $776 million of our backlog within the twelve months following March 31, 2026. This estimated range is based on existing project schedules and other current assumptions. Actual timing and amounts may differ materially due to factors such as changes in project scope or schedules, weather-related or customer-driven delays, and contract terminations. In addition to the revenues we expect to recognize from our existing backlog, we anticipate generating additional revenues during the same period from new project awards, renewals, and the conversion of verbal or other preliminary commitments into executed contracts.

The following table presents a rollforward of our backlog at the periods indicated. The rollforwards reflect the value of new awards and adjustments to existing contracts, and reductions for revenue recognized as projects progress.

	March 31, 2026	March 31, 2025	December 31, 2025	December 31, 2024
Opening backlog	$682,000,000	$512,000,000	$512,000,000	$401,000,000
Add: New awards and adjustments to existing contracts	340,000,000	102,000,000	624,000,000	426,000,000
Less: Revenue recognized on contracts in progress	(168,000,000)	(82,000,000)	(454,000,000)	(315,000,000)
Ending backlog	$854,000,000	$532,000,000	$682,000,000	$512,000,000

The increase in backlog was primarily due to new project awards, partially offset by revenue recognized on contracts in progress. The increase in new project awards was across the Company’s Greensboro, Raleigh and Charlotte markets primarily due to organic growth, but also as a result of the 2025 acquisitions of Purcell, Page and Red Clay. Backlog growth was also driven by signed contracts that converted from letters of intent, supported by our investments in equipment and work crews through both organic and acquisition-related purchases.

The backlog increase at December 31, 2025 was concentrated in private-sector lump sum contracts, primarily with residential homebuilders, but also included a notable 188% increase in public-sector awards to $37 million as we expanded public infrastructure services in existing markets.

Non-GAAP Financial Measures

In addition to our results determined in accordance with GAAP, we have provided information in this prospectus relating to Adjusted Gross Profit, Adjusted Gross Profit Margin, EBITDA, Adjusted EBITDA, EBITDA Margin and Adjusted EBITDA Margin. We believe Adjusted Gross Profit, Adjusted Gross Profit Margin, EBITDA, Adjusted EBITDA, EBITDA Margin and Adjusted EBITDA Margin provide useful information in measuring our operating performance, generating future operating plans and making strategic decisions regarding allocation of capital. Management believes this information presents helpful comparisons of financial performance between periods by excluding the effect of certain non-recurring items.

There are limitations to the use of the non-GAAP financial measures presented in this prospectus. For example, Adjusted Gross Profit, Adjusted Gross Profit Margin, EBITDA, Adjusted EBITDA, EBITDA Margin and Adjusted EBITDA Margin do not have standardized meanings prescribed by GAAP and therefore it may not be comparable to similarly titled measures presented by other companies, and it should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

We define Adjusted Gross Profit as total revenue less cost of sales, exclusive of depreciation and amortization. Adjusted Gross Profit Margin represents Adjusted Gross Profit as a percentage of total revenue. We include these measures as supplemental disclosures because they are primary metrics used by management to evaluate revenue and cost of sales performance, exclusive of depreciation and amortization, which are non-cash charges related to assets acquired or constructed in prior periods.

We believe Adjusted Gross Profit Margin is useful because it focuses on the current operating performance of our projects and excludes the impact of historical asset costs, indirect costs associated with selling, general and administrative activities, financing methods, and income taxes. In addition, depreciation and amortization may not reflect the current costs required to maintain and replace the operational capacity of our assets.

Adjusted Gross Profit and Adjusted Gross Profit Margin are non-GAAP measures and should not be considered as alternatives to, or more meaningful than, Gross Profit, net income, or any other measure calculated in accordance with GAAP. Our calculations of these measures may differ from similarly titled measures used by other companies and, therefore, may not be comparable.

Adjusted Gross Profit has certain material limitations as compared to Gross Profit, primarily because it excludes certain costs that are necessary to operate our business. These include depreciation and amortization, interest expense, and selling, general and administrative expenses. Because we intend to finance a portion of our operations through borrowings, interest expense is a necessary element of our costs and our ability to generate revenue. Similarly, because we use capital assets, depreciation expense is a necessary element of our costs and our ability to generate revenue, and SG&A activities are necessary to support our operations and required corporate functions. To compensate for these limitations, management uses this non-GAAP measure only as a supplemental measure to GAAP results to provide a more complete understanding of our performance.

We define Adjusted Gross Profit Margin as Adjusted Gross Profit as a percentage of revenue. The table directly below reconciles Adjusted Gross Profit to Gross Profit, the most directly comparable GAAP measure and shows Gross Profit calculated as revenues less cost of revenues (excluding depreciation and amortization) and depreciation and amortization expense. While Gross Profit is not presented as a separate line item or subtotal in our audited financial statements for the years ended December 31, 2025, 2024 and 2023, we present Gross Profit in the table below solely to facilitate the reconciliation of Adjusted Gross Profit, a non-GAAP measure, to the most directly comparable GAAP measure.

	Three months ended March 31,		Year ended December 31,
	2026	2025	2025	2024
Revenues	$167,508,716	$81,801,265	$456,045,369	$315,187,523
Cost of revenues, exclusive of depreciation and amortization shown separately	(133,319,083)	(65,277,978)	(359,897,579)	(249,888,575)
Depreciation and amortization expense	(9,269,758)	(6,598,841)	(32,374,761)	(18,663,746)
Gross Profit	$24,919,875	$9,924,446	$63,773,029	$46,635,202
Depreciation and amortization expense	9,269,758	6,598,841	32,374,761	18,663,746
Adjusted Gross Profit	$34,189,633	$16,523,287	$96,147,790	$65,298,948
Gross Profit Margin %	14.9%	12.1%	14.0%	14.8%
Adjusted Gross Profit Margin %	20.4%	20.2%	21.1%	20.7%

We define EBITDA as net income for the period adjusted for interest expense, net income tax expense, depreciation and amortization expense. Adjusted EBITDA further adjusts EBITDA for certain expenses associated with non-routine transactions, including (i) transaction fees and acquisition-related costs incurred in connection with acquisitions and planned acquisitions, (ii) non-routine costs associated with legal matters in which the Company is a defendant, (iii) certain consulting and recruiting costs related to acquisitions and public company readiness, (iv) non-routine revenue impact from customer claims, (v) non-routine loss on extinguishment and refinancing costs, (vi) stock-based compensation, (vii) non-routine IPO related travel and compensation, and (viii) other non-routine gains and charges that we do not believe reflect our underlying business performance. We define EBITDA Margin as

EBITDA as a percentage of revenue, and Adjusted EBITDA Margin as Adjusted EBITDA as a percentage of revenue. The following table provides a reconciliation of net income and net income margin, the most closely comparable GAAP financial measure, to EBITDA, Adjusted EBITDA, EBITDA Margin and Adjusted EBITDA Margin:

	Three months ended March 31,		Year ended December 31,
	2026	2025	2025	2024
Net income	$11,481,036	$6,641,745	$31,093,483	$28,297,234
Interest expense, net	2,245,876	1,026,276	6,825,542	4,828,058
Income tax expense	1,053,229	—	1,966,678	1,352,509
Depreciation and amortization expense	9,269,758	6,598,841	32,374,761	18,663,746
EBITDA	$24,049,899	$14,266,862	$72,260,464	$53,141,547
Transaction fees and acquisition-related costs(1)	2,318,645	155,227	792,966	454,761
Legal matters(2)	—	—	—	620,221
Transition and consulting arrangements(3)	117,832	150,000	150,000	390,000
Customer claims(4)	—	—	—	525,000
Loss on extinguishment and refinancing costs(5)	—	—	—	1,389,901
Stock-based compensation	191,852	—	5,868,592	—
Non-recurring IPO related travel and compensation		—	2,342,026	—
Other(6)	121,739	486	51,874	16,690
Adjusted EBITDA	$26,799,967	$14,572,575	$81,465,922	$56,538,120
Net Income Margin(7)	6.9%	8.1%	6.8%	9.0%
EBITDA Margin(7)	14.4%	17.4%	15.8%	16.9%
Adjusted EBITDA Margin(7)	16.0%	17.8%	17.9%	17.9%

____________

(1)      Represents transaction fees and acquisition-related costs incurred in connection with acquisitions and planned acquisitions.

(2)      Represents costs associated with legal matters in which Cardinal is a defendant.

(3)      Represents certain consulting and recruiting costs related to acquisitions and public company readiness.

(4)      Represents revenue impact from customer claims.

(5)      Represents financing and extinguishment-related expenses.

(6)      Represents certain other gains and charges that we do not believe reflect our underlying business performance.

(7)      Calculated as a percentage of revenue.

A detailed discussion of our financial and operating results is presented in the following sections.

Results of Operations

Quarter Ended March 31, 2026, Compared to Quarter Ended March 31, 2025

	Three months ended March 31,
	2026	2025
Revenues	$167,508,716	$81,801,265
Cost of revenues, (exclusive of depreciation and amortization shown separately below)	133,319,083	65,277,978
General and administrative expenses	10,142,131	2,125,970
Depreciation and Amortization expense	9,269,758	6,598,841
Gain on disposal of property and equipment	(2,397)	(110,945)
Income from operations	14,780,141	7,909,421
Operating Margin %	8.8%	9.7%
Interest expense, net	2,245,876	1,026,276
Other expense, net	—	241,400
Net income before taxes	$12,534,265	$6,641,745
Income tax expense	1,053,229	—
Net income	$11,481,036	$6,641,745
Net income margin	6.9%	8.1%
Less: Net income attributable to noncontrolling interests	$8,062,598	$1,164,764
Net income attributable to Cardinal Infrastructure Group Inc.	$3,418,438	$5,476,981

Revenues — Revenues were $167.5 million for the three months ended March 31, 2026, an increase of $85.7 million or 104.8%, compared to $81.8 million for the three months ended March 31, 2025. The increase in Revenues was driven by approximately $52.1 million of organic growth and $33.6 million of acquisition-related revenue growth. Organic growth reflects higher volume from increased residential demand across North Carolina and contributions from ongoing end use market/customer diversification initiatives.

Cost of Revenues — Cost of revenues were $133.3 million for the quarter ended March 31, 2026, an increase of $68.0 million or 104.2% compared to $65.3 million for the quarter ended March 31, 2025. The increase was primarily associated with organic and acquisition-related growth, partially offset by efficiency gains.

Gross Profit and Gross Profit Margin — Gross Profit was $24.9 million for the three months ended March 31, 2026, an increase of $15.0 million or 151.1%, compared to $9.9 million for the three months ended March 31, 2025. The increase in Gross Profit was primarily driven by both strong organic and acquisition-related revenue growth, partially offset by an increase in cost of revenues associated with overall business growth.

Gross Profit Margin increased to 14.9% for the three months ended March 31, 2026, as compared to 12.1% for the three months ended March 31, 2025. The increase in Gross Profit Margin reflects scale benefits across higher volumes and operating cost control, offset in part by higher amortization expense resulting from intangible assets recognized as part of 2025 and early 2026 acquisitions.

Gross Profit Margin performance was further offset by market and end use expansions which carried a lower initial margin profile. The Company expects margin performance to improve over time as these expansions integrate and anticipated scale benefits are realized.

General and Administrative Expenses — General and administrative expenses were $10.1 million, or 6% of revenue, for the three months ended March 31, 2026, compared to $2.1 million, or 2.6% of revenue, for the three months ended March 31, 2025. The increase was primarily attributable to non-recurring acquisition-related costs as well as the Company’s transition to operating as a public company, including increased compliance, governance, and reporting costs. The Company also increased headcount within its estimating function in anticipation of continued growth. Excluding non-recurring impacts, continuing general and administrative expenses were 4% of revenue for the three months ended March 31, 2026.

Depreciation and Amortization — Depreciation and amortization was $9.3 million for the three months ended March 31, 2026, compared to $6.6 million for the three months ended March 31, 2025. The increase was primarily driven by intangible assets recognized as part of purchase accounting and equipment purchased through 2025 and early 2026 acquisitions, followed by increased depreciation related to recent capital expenditures for the Company’s legacy operations. The increase was partially offset by a change in the Company’s depreciation method for fixed assets from the accelerated method to straight-line, effective January 1, 2026, which resulted in a reduction of depreciation expense of approximately $0.6 million for the three months ended March 31, 2026.

Interest Expense, Net — Interest expense, net was $2.2 million for the three months ended March 31, 2026, compared to $1.0 million for the three months ended March 31, 2025. The increase was primarily attributable to higher outstanding debt primarily to finance our acquisitions completed in 2025 and early 2026, partially offset by an increase in interest income of $0.6 million.

Other Expenses, Net — Changes in other expenses, net for the three months ended March 31, 2026 were immaterial.

Income Tax Expense — Total income tax expense was $1.1 million for the three months ended March 31, 2026 as compared with $0.0 million for the three months ended March 31, 2025. In 2025, subsequent to the first quarter, the Company elected to pay the North Carolina Pass-Through Entity tax on behalf of its members, with a statutory rate of 4.5% in 2024 and 4.25% in 2025. Following the Reorganization, the Company is subject to U.S. federal, state, and local income taxes on its share of Cardinal’s taxable income. Accordingly, income tax expense for the quarter ended March 31, 2026 reflects a fundamentally different tax profile than in prior years.

Net Income Attributable to Noncontrolling Interests — Total net income attributable to noncontrolling interest was $8.1 million for the three months ended March 31, 2026, a 592.2% increase compared to $1.2 million for the three months ended March 31, 2025. The $6.9 million increase primarily reflects the share of net income allocated to Continuing Equity Holders of LLC Units following the IPO. This was partially offset by lower income attributed to minority interest after the Company acquired the remaining ownership interests as a result of the Reorganization transactions in September 2025. As the Company operates under an Up-C arrangement, the ownership attributed to OpCo units held by Continuing Equity Holders is presented as noncontrolling interests on the condensed consolidated balance sheets and income attributable to those units is recognized in proportion to their ownership as an increase to net income attributable to noncontrolling interests in the Condensed Consolidated Statements of Operations.

Consolidated Results

The following table sets forth our statements of income for the year ended December 31, 2025 and 2024, along with certain data in percentages:

	Year ended December 31,
	2025	2024
Revenues	$456,045,369	$315,187,523
Cost of revenues, (exclusive of depreciation and amortization shown separately below)	359,897,579	249,888,575
General and administrative expenses	23,526,023	10,687,302
Depreciation and amortization expense	32,374,761	18,663,746
(Gain) loss on disposal of property and equipment	(157,401)	13,534
Income from operations	40,404,407	35,934,366
Operating Margin %	8.9%	11.4%
Interest expense, net	6,825,542	4,828,058
Other expense, net	518,704	1,456,565
Net income before taxes	$33,060,161	$29,649,743
Income tax expense	1,966,678	1,352,509
Net income	$31,093,483	$28,297,234
Net income margin	6.8%	9.0%
Less: Net income attributable to noncontrolling interests	$8,407,426	$6,939,888
Net income attributable to Cardinal Infrastructure Group Inc.	$22,686,057	$21,357,346

Year Ended December 31, 2025, Compared to Year Ended December 31, 2024

Revenues — Revenues were $456.0 million for the year ended December 31, 2025, an increase of $140.9 million or 44.7%, compared to $315.2 million for the year ended December 31, 2024. The increase in Revenues was driven by approximately $103.2 million of organic growth and $37.7 million of acquisition-related revenue growth. Broad-based organic growth was realized across North Carolina reflecting continued strength in the residential end market coupled with notably strong increases from the commercial and DOT/Municipal end markets that reflect ongoing progress in diversifying our end uses and customer base.

Gross Profit, Adjusted Gross Profit, Gross Profit Margin and Adjusted Gross Profit Margin — Gross Profit was $63.8 million for the year ended December 31, 2025, an increase of $17.1 million or 36.7%, compared to $46.6 million for the year ended December 31, 2024. Adjusted Gross Profit was $96.1 million for the year ended December 31, 2025, an increase of $30.8 million, or 47.2% compared to $65.3 million for the year ended December 31, 2024. The increase in Gross Profit and Adjusted Gross Profit was primarily driven by both strong organic and acquisition-related revenue growth, partially offset by an increase in cost of revenues associated with overall business growth.

Gross Profit Margin decreased to 14.0% for the year ended December 31, 2025, as compared to 14.8% for the year ended December 31, 2024. The decrease in Gross Profit Margin was primarily attributable to higher amortization expense resulting from intangible assets recognized as part of purchase accounting from 2025 acquisitions.

Adjusted Gross Profit Margin increased to 21.1% for the year ended December 31, 2025, as compared to 20.7% for the year ended December 31, 2024. The increase in Adjusted Gross Profit Margin was primarily attributable to effective cost management in the context of higher revenue.

Gross Profit Margin and Adjusted Gross Profit Margin were also unfavorably impacted by market and end use expansions which carried a lower initial margin profile. The Company expects margin performance to improve over time as these expansions integrate and anticipated scale benefits are realized.

General and Administrative Expenses — General and administrative expenses were $23.5 million, or 5.2% of revenue, for the year ended December 31, 2025, compared to $10.7 million, or 3.4% of revenue, for the year ended December 31, 2024. The increase was primarily attributable to non-recurring acquisition and IPO-related costs. Excluding non-recurring impacts, continuing General and administrative expenses were 3.3% of revenue for the year ended December 31, 2025.

Depreciation and Amortization — Depreciation and amortization was $32.4 million for the year ended December 31, 2025, compared to $18.7 million for the year ended December 31, 2024. The increase was primarily driven by intangible assets recognized as part of purchase accounting and equipment purchased through 2025 acquisitions, followed by increased depreciation related to recent capital expenditures for the Company’s legacy operations.

Interest Expense, Net — Interest expense, net was $6.8 million for the year ended December 31, 2025, compared to $4.8 million for the year ended December 31, 2024. The increase was primarily attributable to higher outstanding debt during the year primarily to finance our acquisitions of Purcell in January 2025, Page in May 2025, and Red Clay in October 2025, partially offset by $0.2 million of interest income in 2025.

Other Expenses, Net — Total other expenses, net was $0.5 million for the year ended December 31, 2025, compared to $1.5 million for the year ended December 31, 2024. The decrease was primarily due to transaction costs related to our acquisitions of Purcell and Page, which were largely incurred during the year ended December 31, 2024 in advance of the closings in the first and second quarters of 2025, respectively, partially offset by costs incurred in 2025 for acquisition-related costs.

Income Tax Expense — Total income tax expense was $2.0 million for the year ended December 31, 2025 as compared with $1.4 million for the year ended December 31, 2024. In 2024 and 2025, the Company elected to pay the North Carolina Pass-Through Entity tax on behalf of its members, with a statutory rate of 4.5% in 2024 and 4.25% in 2025. Following the Reorganization, the Company is subject to U.S. federal, state, and local income taxes on its share of Cardinal’s taxable income. Accordingly, income tax expense for the year ended December 31, 2025 reflects a fundamentally different tax profile than in prior years.

Net Income Attributable to Noncontrolling Interests — Total net income attributable to noncontrolling interest was $8.4 million for the year ended December 31, 2025, a 21.1% increase compared to $6.9 million for the year ended December 31, 2024. The $1.5 million increase primarily reflects a $1.9 million share of net income allocated to Continuing Equity Holders of LLC Units following the IPO. This was partially offset by lower income attributed to minority interest after the Company acquired the remaining ownership interests as a result of the Reorganization transactions. As the Company operates under an Up-C arrangement, the ownership attributed to OpCo units held by Continuing Equity Holders is presented as noncontrolling interests on the consolidated balance sheets and income attributable to those units is recognized in proportion to their ownership as an increase to net income attributable to noncontrolling interests in the Consolidated Statements of Operations.

Liquidity and Sources of Capital

We believe existing cash, availability under our October 2025 Credit Facility and positive cash flows from operations will be sufficient to support working capital and capital expenditure requirements for at least the next 12 months. We have historically generated cash and funded our operations primarily from cash flows from operating activities as well as availability under our credit facilities and other borrowings. We exercise strict controls and have a prudent strategy for our cash management.

In the coming 12 months, our primary funding needs will revolve around the completion of projects and operating expenses, including interest on our October 2025 Credit Facility. Additionally, we may seek to use our capital to enter new markets or expand in current markets through acquisitions or greenfield startups if we believe such markets fit our business model. To address these short-term liquidity requirements, we anticipate relying on our existing cash and cash equivalents, as well as the net cash flows generated by our operations and availability under our October 2025 Credit Facility. However, we remain open to seeking additional capital if necessary to enhance our liquidity position, further enable strategic acquisitions, and fortify our long-term capital structure.

Looking beyond the next 12 months, our primary funding needs will continue to center around project management, growth into new and existing markets, and interest payments on our October 2025 Credit Facility. We expect our existing cash reserves, along with generated cash flows and availability under our October 2025 Credit Facility, will be sufficient to fund our ongoing operational activities and provide the necessary capital for future projects and related growth strategies.

To the extent our current liquidity is insufficient to fund future activities, we may need to raise additional funds, such as refinancing or securing new secured or unsecured debt, common and preferred equity, disposing of certain assets to fund our operations, and/or other public or private sources of capital. If we raise additional funds by issuing equity securities, the ownership of our existing stockholders will be diluted. The incurrence of additional debt financing would result in debt service obligations, and any future instruments governing such debt could provide for operating and financing covenants that could restrict our operations. We cannot assure you that we could obtain refinancing or additional financing on favorable terms or at all. See “Risk Factors — Access to financing sources may not be available on favorable terms, or at all, especially in light of current market conditions, which could adversely affect our ability to maximize our returns.”

Cash

Total cash at March 31, 2026 and 2025 was $44.0 million and $22.8 million, respectively. The following table presents consolidated information about cash flows:

	Three months ended March 31,
	2026	2025
Net cash provided by (used in):
Operating activities	$9,317,019	$12,092,682
Investing activities	(134,794,623)	(24,221,084)
Financing activities	72,311,046	13,991,834
Net change in cash	$(53,166,558)	$1,863,432

Operating Activities

During the three months ended March 31, 2026, net cash provided by operating activities was $9.3 million compared to net cash provided by operating activities of $12.1 million for the quarter ended March 31, 2025. The $2.8 million decrease was primarily driven by increased working capital requirements consistent with our growth, specifically increased billings not yet collected for the three months ended March 31, 2026, as well as the Company’s transition to operating as a public company, including increased compliance, governance, and reporting costs.

Investing Activities

During the three months ended March 31, 2026, net cash used in investing activities was $134.8 million compared to net cash used of $24.2 million for the three months ended March 31, 2025. The $110.6 million increase was primarily due to the acquisition of ALGC.

Financing Activities

During the three months ended March 31, 2026, net cash provided by financing activities was $72.3 million compared to net cash used of $14.0 million for the three months ended March 31, 2025. The $58.3 million increase was primarily driven by increased proceeds from notes payable, primarily to fund the acquisition of ALGC.

Credit Facilities, Debt and Other Capital

General

In addition to our available cash and cash provided by operations, from time to time we use borrowings to finance acquisitions, our capital expenditures and working capital needs.

October 2025 Credit Facility

On October 1, 2025, Cardinal NC, Cardinal and our wholly owned subsidiaries entered into a credit facility (the “October 2025 Credit Facility”) with Truist Bank, as administrative agent and lender, and the other lenders thereto from time to time, which refinanced the approximately $6.3 million outstanding under the senior secured credit facility dated as of October 18, 2024 with Truist Bank as lender thereto (the “October 2024 Credit Facility”) and refinanced the approximately $74.8 million outstanding under the master equipment security agreement dated as of October 21, 2024, as amended, with Truist Equipment Finance Corp. as lender thereto (the “Equipment Facility”). Cardinal Group is not a party to the October 2025 Credit Facility. The October 2025 Credit Facility, among other things, (i) established a revolving credit facility of $75.0 million in aggregate principal amount, including a $10.0 million letter of credit sub-facility and a $10.0 million swingline sub-facility and (ii) established a term loan facility of $120.0 million in aggregate principal amount. The October 2025 Credit Facility has a maturity date of October 1, 2030. The obligations under the October 2025 Credit Facility are secured by substantially all of our assets and the assets of the subsidiary guarantors.

The commitments under the revolving credit facility terminate on October 1, 2030. Amounts under the term loan facility are subject to amortization in quarterly installments, commencing on March 31, 2026 in aggregate annual amounts equal to (i) during the first and second years, five percent of the original amount borrowed and (ii) during the third, fourth and fifth years, seven and one-half of one percent of the original amount borrowed, with the remaining principal balance advanced under the term loan facility due on October 1, 2030.

Borrowings under the October 2025 Credit Facility bear interest, at the borrower’s option, at either the base rate, SOFR Index or Term SOFR (which Term SOFR borrowings may be based on 1-, 3- or 6-month interest periods, in each case at the borrower’s option), plus an applicable margin. The applicable margin ranges from 0.875% to 1.625% per annum with respect to base rate borrowings and 1.875% to 2.625% per annum with respect to SOFR index and Term SOFR borrowings, in each case based on our leverage ratio as determined in accordance with a pricing grid set forth in the October 2025 Credit Facility. Interest is payable quarterly in arrears on the last day of each March, June, September and December. The October 2025 Credit Facility contains certain financial covenants, among others, including requirements commencing with the fiscal quarter ending March 31, 2026 to maintain a maximum leverage ratio of no greater than 2.50x and a minimum consolidated fixed charge coverage ratio of not less than 1.25x, in each case, tested on a quarterly basis.

Additionally, the October 2025 Credit Facility contains certain covenants that restrict certain activities of Cardinal Group and its subsidiaries. The October 2025 Credit Facility also contains customary events of default relating to, among other things, failure to make interest and principal payments when due and payable, breach of certain covenants and breach of representations and warranties. If an event of default occurs and is continuing, the borrowers may be required immediately to repay all amounts outstanding under the October 2025 Credit Facility.

As of December 31, 2025, outstanding borrowings under the term loan facility of the October 2025 Credit Facility totaled $120.0 million and we had no outstanding borrowings under the revolving facility of the October 2025 Credit Facility. We used a portion of the net proceeds from the IPO to repay $24.3 million outstanding under the revolving facility of the October 2025 Credit Facility (the “Debt Repayment”). Following the Debt Repayment, and incorporating all transactions up to December 31, 2025, we have $75.0 million of availability. As of March 31, 2026, Cardinal was in compliance with all covenants under the October 2025 Credit Facility.

Interest Rate Swap

In January 2026, Cardinal entered into an interest rate swap for $60.0 million of the total facility, with principal payment terms that match the October 2025 Credit Facility, which is the underlying credit facility. Terms of the swap fix the overall rate assuming a term SOFR rate at 3.8%.

February 2026 Credit Facility Amendment

On February 18, 2026, Cardinal and other guarantors party thereto entered into an amendment to the October 2025 Credit Facility (the “First Amendment”) with Truist Bank, as administrative agent and lender. Under the First Amendment, the lenders provided an additional $80.0 million in term loans on the amendment effective date. The additional borrowing was made to fund the acquisition of ALGC. The additional advance was not provided as an incremental facility under the October 2025 Credit Facility and does not reduce the facility’s remaining incremental capacity.

October 2024 Credit Facility

On October 18, 2024, Cardinal NC and certain of its wholly owned subsidiaries entered into an approximately $11.5 million senior secured credit facility with Truist Bank as lender, which consists of (i) senior secured first lien term loan facility in the aggregate principal amount of approximately $1.5 million and (ii) a senior secured first lien revolving credit facility that provided up to $10.0 million. The obligations under the October 2024 Credit Facility were secured by substantially all of our assets and the assets of the subsidiary guarantors, subject to certain permitted liens and interest of other parties. Borrowings under the term loan facility bear interest at an Adjusted Term SOFR Rate (as defined in the term loan facility). The term loan facility contained certain financial covenants, among others, including (i) a maximum leverage ratio and (ii) a minimum fixed charge coverage ratio.

In January 2025, Cardinal entered into a $7.2 million debt agreement with a financial institution in connection with the acquisition of Purcell to finance the purchase price. The note payable was secured by real property and assignment of rents and was payable in monthly principal installments over five years with interest payable monthly based on SOFR plus 2.35%.

All amounts outstanding under the October 2024 Credit Facility were repaid with a portion of the proceeds from borrowings under the October 2025 Credit Facility, and the October 2024 Facility was terminated.

Equipment Financing

On October 21, 2024, Cardinal and certain of our wholly owned subsidiaries entered into a master equipment security agreement with Truist Equipment Finance Corp. as lender, which consisted of a senior secured first lien facility evidenced by promissory notes in an initial aggregate principal amount of approximately $45.9 million. The obligations under the Equipment Facility were secured by substantially all of our assets and the subsidiary guarantors. Borrowings under the Equipment Facility bore interest at an Adjusted Term SOFR Rate (as defined in the Equipment Facility).

In January 2025, Cardinal entered into an agreement which amended the terms of the Equipment Facility (the “Equipment Facility Amendment”) to increase the borrowing capacity for future purchases of equipment, trucks and trailers, which increased the borrowing capacity for future purchases to $27.0 million. In addition, the Equipment Facility Amendment also provided for additional borrowing capacity up to $6.0 million for construction of an asphalt plant.

In October 2025, all amounts outstanding under the Equipment Facility were repaid with a portion of the proceeds from borrowings under the October 2025 Credit Facility and the Equipment Facility was terminated.

In December 2025, Cardinal entered into a $1,087,500 Note Payable with First American Commercial Bancorp, Inc. to finance equipment. Interest on the Note Payable is based on Compounded SOFR, calculated daily, with interest payable monthly and scheduled monthly principal amortization. The Note Payable matures January 1, 2031. Monthly principal installments of $7,552 are due through December 1, 2030, with the remaining principal balance of $641,927 due as a final balloon payment on January 1, 2031.

Compliance and Other

The October 2025 Credit Facility contains various affirmative and negative covenants that may, subject to certain exceptions, restrict our ability and the ability of our subsidiaries to, among other things, grant liens, incur additional indebtedness, make loans, advances or other investments, make non-ordinary course asset sales, declare or pay dividends or make other distributions with respect to equity interests, purchase, redeem or otherwise acquire or retire capital stock or other equity interests, or merge or consolidate with any other person, among various other things. In addition, Cardinal is required to maintain certain financial covenants, including, among others, requirements commencing with the fiscal quarter ending March 31, 2026 to maintain a maximum leverage ratio of no greater than 2.50x and a minimum consolidated fixed charge coverage ratio of not less than 1.25x, in each case, tested on a quarterly basis. As of December 31, 2025, we were in compliance with all of our restrictive and financial covenants. Our debt is recorded at its carrying amount in the Condensed Consolidated Balance Sheets. Based upon the current market rates for debt with similar credit risk and maturities, at March 31, 2026 the fair value of our debt outstanding approximated the carrying value, as interest is based on Term SOFR (as defined in the October 2025 Credit Agreement) plus an applicable margin.

Finance Leases

Cardinal has equipment under finance leases that have payments through various dates with the earliest lease beginning in July 2022 and the final lease expiring in December 2028. As of March 31, 2026, Cardinal had a total of $9.0 million of minimum finance lease payments remaining. The assets and liabilities under the finance leases are recorded at the present value of the future minimum lease payments using a weighted-average discount rate of 4.80%. As of March 31, 2026, the weighted-average remaining lease term was 2.44 years. Further information regarding finance leases can be found in Note 8 — Leases to Cardinal Group’s audited financial statements incorporated by reference into this prospectus.

Borrowings

We believe existing cash, cash flows from operations and our other borrowings will be sufficient to support working capital and capital expenditure requirements for at least the next 12 months. Furthermore, we are continually assessing ways to increase revenues and reduce costs to improve liquidity. However, in the event of a substantial cash constraint, and if we were unable to secure adequate debt financing, our liquidity could be materially and adversely affected.

Issuance of Common Stock

In addition to our available cash and cash provided by operations and borrowings, from time to time we may issue common stock to finance acquisitions.

Bonding

Surety bonds are required in substantially all publicly funded construction projects (DOT and municipal) but are not typically required for private sector work. For the quarter ended March 31, 2026, we generated approximately 3% of our revenue from publicly funded construction projects. In situations where our customers require it, we procure surety bonds to secure our performance under those construction contracts. Our ability to obtain surety bonds primarily depends upon our capitalization, working capital, past performance, management expertise and reputation and certain external factors, including the overall capacity of the surety market. Surety companies consider such factors in relationship to the amount of our backlog and their underwriting standards, which may change from time to time. We have pledged all proceeds and other rights under our construction contracts to our bond surety company. Events that affect the insurance and bonding markets may result in bonding becoming more difficult to obtain in the future, or being available only at a significantly greater cost. To date, we have not encountered difficulties or material cost increases in obtaining new surety bonds.

Capital Strategy

We will continue to explore additional revenue growth and capital alternatives to improve leverage and strengthen our financial position in order to take advantage of trends in the civil infrastructure markets. We expect to pursue strategic uses of cash, such as investing in capital projects or businesses which meet our Gross Profit Margin and overall profitability targets, managing debt balances, and repurchasing shares of common stock.

Additional Liquidity Requirements

As a holding company we have no material assets other than our ownership of LLC Units of Cardinal. We have no independent means of generating revenue. Cardinal’s Operating Agreement provides for the payment of certain distributions to the Continuing Equity Holders and to us in amounts sufficient to cover the income taxes imposed on such members with respect to the allocation of taxable income from Cardinal as well as to cover our obligations under the Tax Receivable Agreement and other administrative expenses.

Regarding the ability of Cardinal to make distributions to us, the terms of Cardinal’s financing arrangements (including the October 2025 Credit Facility) contain covenants that may restrict Cardinal from paying such distributions, subject to certain exceptions. Further, Cardinal will generally be prohibited under Delaware law from making a distribution to a member to the extent that, at the time of the distribution, after giving effect to the distribution, liabilities of Cardinal (with certain exceptions), as applicable, exceed the fair value of its assets.

In addition, under the Tax Receivable Agreement, we will be required to make cash payments to the Continuing Equity Holders equal to 85% of the tax benefits, if any, that we actually realize (or in certain circumstances are deemed to realize), as a result of (i) Basis Adjustments and (ii) certain tax benefits (such as interest deductions) arising from payments made under the Tax Receivable Agreement. We expect the amount of the cash payments that we will be required to make under the Tax Receivable Agreement will be significant. The actual amount and timing of any payments under the Tax Receivable Agreement will vary depending upon a number of factors, including the timing of redemptions or exchanges by the Continuing Equity Holders, the amount of gain recognized by the Continuing Equity Holders, the amount and timing of the taxable income we generate in the future, and the federal tax rates then applicable. Any payments made by us to the Continuing Equity Holders under the Tax Receivable Agreement will generally reduce the amount of overall cash flow that might have otherwise been available to us.

Similar to the Tax Receivable Agreement, the ALGC Tax Benefits Agreement provides for the payment by Cardinal to the former owners of ALGC of 85% of the amount of tax benefits, if any, that we actually realize, or in some circumstances are deemed to realize, as a result of (i) a step-up in the basis of the assets of ALGC (and its subsidiaries) resulting from payments made by Cardinal pursuant to the purchase agreement and the ALGC Tax Benefits Agreement and (ii) certain tax benefits (such as interest deductions) arising from payments under the ALGC Tax Benefits Agreement. For purposes of determining the tax benefits we realize, the ALGC Tax Benefits Agreement assumes that 80% of the depreciation and amortization associated with the step-up in basis described in the preceding sentence is allocated to us for U.S. federal income tax purposes, regardless of our actual allocation of such items of depreciation and amortization.

Additionally, in the event we declare any cash dividends, we intend to cause Cardinal to make distributions to us in amounts sufficient to fund such cash dividends declared by us to our stockholders. Deterioration in the financial condition, earnings, or cash flow of Cardinal for any reason could limit or impair their ability to pay such distributions.

If we do not have sufficient funds to pay taxes or other liabilities or to fund our operations, we may have to borrow funds, which could materially adversely affect our liquidity and financial condition and subject us to various restrictions imposed by any such lenders. To the extent we are unable to make payments under the Tax Receivable Agreement for any reason, such payments generally will be deferred and will accrue interest until paid; provided, however, that nonpayment for a specified period may constitute a material breach of a material obligation under the Tax Receivable Agreement and therefore accelerate payments due under the Tax Receivable Agreement. In addition, if Cardinal does not have sufficient funds to make distributions, our ability to declare and pay cash dividends will also be restricted or impaired.

See “Risk Factors — Risks Related to Our Organizational Structure” and “Certain Relationships and Related Party Transactions” in the definitive proxy statement for our 2026 Annual Meeting of Stockholders which is incorporated by reference into our Annual Report on Form 10-K which is incorporated by reference into this prospectus.

Material Cash Requirements

The following table sets forth our material cash requirements from contractual obligations at March 31, 2026:

(In thousands)	Total	2026	2027 – 2028	2029 – 2030	Thereafter
Credit facility obligations	$197,500	$7,500	$26,250	$163,750	$—
Other notes payable	1,133	83	227	181	642
Unconditional Purchase Obligations	502	164	338	—	—
Finance lease obligations	9,025	3,154	4,916	955	—
Operating lease obligations(1)	46,409	5,885	13,361	6,998	20,165
Total contractual obligations	$254,569	$16,786	$45,092	$171,884	$20,807

____________

(1)      Includes interest obligation on finance lease and operating lease obligations and operating leases executed but not yet commenced as of the reporting date.

Capital Expenditures

Capital equipment is acquired as needed by increased levels of production and to replace retiring equipment. Capital expenditures, net of disposals, incurred during the quarter ended March 31, 2026 were $9.3 million. Management expects capital expenditures will be materially higher than prior years because we have begun building our own asphalt manufacturing plant, and we are upgrading the fleet of Cardinal and may make strategic acquisitions. Capital expenditures, net of disposals, incurred during the quarter ended March 31, 2025 were $10.4 million. The award of a project requiring significant purchases of equipment or other factors could result in increased expenditures.

Critical Accounting Policies and Estimates

In preparing our financial statements in conformity with U.S. GAAP, we must make decisions that impact the reported amounts of assets, liabilities, revenue, expenses, and related disclosures. Such decisions include the selection of the appropriate accounting principles to be applied and the assumptions on which to base accounting estimates. In reaching such decisions, we apply judgments based on our understanding and analysis of the relevant circumstances, historical experience, and business valuations. Actual amounts could differ from those estimated at the time the consolidated financial statements are prepared. Our significant accounting policies are described in “Note 2 — Significant accounting policies” to our unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q which is incorporated by reference into this prospectus. Some of those significant accounting policies require us to make difficult, subjective, or complex judgments or estimates. An accounting estimate is considered to be critical if it meets both of the following criteria: (i) the estimate requires assumptions about matters that are highly uncertain at the time the accounting estimate is made, and (ii) different estimates reasonably could have been used, or changes in the estimate that are reasonably likely to occur from period to period may have a material impact on the presentation of our financial condition, changes in financial condition, or results of operations.

Change in Accounting Estimate — Property and Equipment Depreciation Method

During the first quarter of 2026, the Company completed a review of its accounting policy for property and equipment depreciated on an accelerated basis. As a result of this review, the Company changed its accounting method for property and equipment from the accelerated basis of depreciation to the straight-line method of depreciation, effective as of January 1, 2026. The Company believes the change from the accelerated method to the straight-line method of depreciation is preferable under U.S. GAAP as it will result in an estimate of depreciation expense which more accurately reflects the pattern of usage and the expected benefits of such assets. Additionally, the change to the straight-line method of depreciation is consistent with the depreciation method applied by other companies within the Company’s industry, and improves the comparability of our results to our competitors. Our change in the method of depreciation is considered a change in accounting estimate effected by a change in accounting principle and has been applied prospectively.

The effect of the change on the three months ended March 31, 2026 was a decrease in depreciation expense of approximately $581,223 and a corresponding increase in income before income taxes of approximately $581,223, compared to what would have been reported under the accelerated method. The effect on net income and earnings per diluted share was approximately $459,166 and $0.03 for the three months ended March 31, 2026.

New Accounting Standards

See “Note 2 — Significant accounting policies” to our unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q which is incorporated by reference into this prospectus for a discussion of new accounting standards.

Quantitative and Qualitative Disclosures About Market Risk.

Interest Rate Risk

Our interest rate risk relates primarily to fluctuations in variable interest rates on our Credit Facility and our cash balance. Our indebtedness as of March 31, 2026 included $198.6 million of variable rate debt and $0.1 million of fixed rate debt. As of March 31, 2026, we held cash of $44.0 million. In January 2026, we entered into an interest rate swap for $60.0 million of the total facility, with principal payment terms that match the underlying credit facility. At March 31, 2026, a 100-basis point (or 1%) increase or decrease in the interest rate would increase or decrease interest expense by approximately $1.4 million per year. Terms of the swap fix the overall rate assuming a term SOFR rate at 3.8%. For more information on the terms of the October 2025 Credit Facility, see “— Credit Facilities, Debt and Other Capital — October 2025 Credit Facility.”

BUSINESS

Our Company

We provide a comprehensive suite of infrastructure services to the residential, commercial, industrial, municipal, and state infrastructure markets. Our operations leverage a large highly skilled workforce and a fleet of specialized equipment to deliver wet utility installations (water, sewer, and stormwater systems), as well as grading, site clearing, erosion control, drilling and blasting, paving, and other related site services. We are becoming the platform of choice for a diverse array of infrastructure construction projects in our target geographies that require high-level technical expertise and sophistication. We seek to safely execute site work solutions within both the individual project’s schedule and budget, while strengthening our relationships with our growing list of customers. We believe we are one of the fastest-growing, full-service turnkey infrastructure services companies in the Southeastern United States. We deliver our suite of comprehensive infrastructure services that support the planning, preparation, installation, and development of residential, commercial, industrial, municipal, and state infrastructure projects, primarily through in-house teams and equipment, significantly reducing the need for outsourcing or subcontractors, which enables industry-leading project execution. Led by an experienced, long-tenured management team and supported by talented project managers, we are driven by a culture of safety and employee development. Our high-level expertise, technical sophistication, and expedited delivery of services result in strong margins. We believe we are well positioned to continue growing our revenue and profitability in a very fragmented and highly attractive industry.

We maintain deep, long-standing relationships with a diverse customer base, including some of the largest regional and national home builders, as well as general contractors supporting commercial and industrial construction. We believe these relationships enable us to consistently win new contracts and expand both within our current markets and into new geographies. We are already fully integrated within our Raleigh market and are completing integration buildouts in our other markets. We believe this significantly reduces wait times between each phase of construction, minimizes timeline risk, and increases the likelihood of successful execution. As the first step in the construction process, customers highly value our speed of delivery, quality of work, and reputation for excellence, which results in recurring business and better margins. Our dedication to proven processes, technology, and safety has enabled our strong growth and reputation.

Company History

Cardinal NC was founded in 2013 by Jeremy Spivey, our Chief Executive Officer, in Raleigh, North Carolina. We originated as a niche provider of wet utilities installation and have, over time, both organically and through acquisitions, added capabilities, including grading, site clearing, erosion control, drilling and blasting, paving, and related site services, to become a full-service, end-to-end provider of turnkey infrastructure services.

Acquisitions have been an integral part of our growth since our founding. We completed seven acquisitions through March 31, 2026. We deepened our presence within the Raleigh, NC market through the acquisition of Harrelson Utility Repair & Contracting Inc. in 2021 and G. Goodwin Enterprises, LLC in 2022. We subsequently expanded into the Charlotte, NC area through the acquisition of Monroe Roadways, Inc. in July 2023 and Purcell Construction, Inc. in January 2025. In 2024, we expanded into the Greensboro, NC market organically, and in May 2025, we acquired Page & Associates, Inc., a local provider based in Greensboro. In October 2025, we acquired Red Clay Industries, Inc., a provider of asphalt paving, concrete contracting, concrete reclamation and soil stabilization in Charlotte and surrounding areas, which includes operations in South Carolina.

On February 18, 2026, the Company acquired all of the equity interests in ALGC in exchange for aggregate consideration of $245.5 million consisting of (i) $129.0 million in cash (as may be adjusted pursuant to the terms and conditions); (ii) 4,186,062 LLC Units (including an equal number of shares of the Company’s Class B Common Stock), valued at $108.0 million based on the volume weighted average price of the Company’s Class A Common Stock over the ten trading days ended February 13, 2026 and (iii) 345,680 shares of Class A Common Stock which were issued to employees of, and service providers to, ALGC at the direction of the sellers. The cash portion of the acquisition was funded through a combination of cash on hand and borrowings under our credit facility. The equity issued to the seller and the Class A Common Stock issued at the direction of the sellers are subject to lock-up agreements for 180 days. ALGC is engaged in the business of providing infrastructure services to residential, industrial and commercial projects in the greater Atlanta, Georgia area.

One of the adjustments to the cash consideration in the acquisition of ALGC consists of payments by Cardinal to the former owners of ALGC pursuant to a tax benefit agreement (the “ALGC Tax Benefit Agreement”). Similar to the Tax Receivable Agreement, the ALGC Tax Benefits Agreement provides for the payment by Cardinal to the former owners of ALGC of 85% of the amount of tax benefits, if any, that we actually realize, or in some circumstances are deemed to realize, as a result of (i) a step-up in the basis of the assets of ALGC (and its subsidiaries) resulting from payments made by Cardinal pursuant to the purchase agreement and the ALGC Tax Benefits Agreement and (ii) certain tax benefits (such as interest deductions) arising from payments under the ALGC Tax Benefits Agreement. For purposes of determining the tax benefits we realize, the ALGC Tax Benefits Agreement assumes that 80% of the depreciation and amortization associated with the step-up in basis described in the preceding sentence is allocated to us for U.S. federal income tax purposes, regardless of our actual allocation of such items of depreciation and amortization.

On June 1, 2026, we acquired Piedmont. Founded in 1999, Piedmont is a leading wet utilities provider across North and South Carolina. Headquartered near Charlotte, NC, this acquisition expands our wet utility capabilities in the high-growth Charlotte market.

Industry Overview

We primarily operate in North Carolina, specifically the greater Charlotte, Raleigh, and Greensboro areas, and more recently we have commenced operations in South Carolina and Georgia. Our Charlotte operations also include certain projects located in South Carolina, reflecting the city’s immediate proximity to the state border. We believe operating in North Carolina benefits us due to both positive long-term demographic trends and the state’s historical commitment to funding transportation and wet utility projects. Additionally, the state has positive trends for population growth, which is a key driver for infrastructure spending. According to the 2024 census, as ranked by population, North Carolina was the ninth largest state in the United States and the fourth fastest growing in numeric growth, with a 15.8% increase from 2010 to 2024. Population in North Carolina is expected to grow by 6.3% from 2024 to 2030, according to the North Carolina Office of State Budget and Management. This rapidly growing population base continues to drive demand for our services across the residential, commercial, civil, municipal, and industrial infrastructure verticals. Further, this rising population has contributed to revenue growth in our operations for each of the greater Raleigh, Charlotte and Greensboro areas of $230 million to $330 million, $18 million to $94 million and no revenue to $32 million between the years ended December 31, 2023 and December 31, 2025, respectively. In addition, our backlog in each of these areas was strong as of December 31, 2025 with approximately $463 million, $140 million and $79 million in Raleigh, Charlotte and Greensboro, respectively.

Our geographic markets have experienced steady and significant population growth over the last 10 years. The rapidly growing population bases in our target markets in the Southeastern United States continue to enhance the need for expanded site preparation services, transportation, and water infrastructure.

Our Competitive Strengths

We believe that the following competitive strengths have been instrumental in our success and position us for continued growth:

Comprehensive Infrastructure Construction Capabilities.    We provide a comprehensive set of construction services to our customers through our skilled workforce. Our broad service offering reduces reliance on subcontractors and differentiates us from smaller, less well-capitalized providers who depend on third parties or subcontractors to complete the full scope of a project. Because almost all our services are performed in-house, we maintain control over the project timeline and workforce and can competitively bid on projects while sustaining attractive margins. Customers value our ability to complete contracts quickly and efficiently, which aligns with the market’s need for faster project completion.

Strong Relationships with Regional and National Home Builders.    We have developed deep, long-standing relationships with some of the largest regional and national home builders, which we believe serves as a key competitive advantage in the residential market. Our strong relationships, which are founded on years of superior service delivery, enable us to negotiate contracts rather than compete in lowest-bidder scenarios. As our home builder partners expand geographically, we are able to grow alongside them, consistently winning new projects and broadening our presence both within existing markets and in new geographies. Importantly, as industry trends indicate that residential builders are moving quickly and seeking to minimize inventory, our ability to deliver projects rapidly and reliably makes us a preferred partner for these customers.

Leadership Position in Our Markets.    We are an established leader in our markets based on our longevity, management expertise and reputation, and in-depth knowledge of construction conditions in our market areas. Our history of success has contributed to the development of our diverse customer base, which is comprised of local and national customers. With no customer contributing more than 10% of revenue for the year ended December 31, 2025, our scale and vertical integration in the Southeastern United States make us one of the leading providers of choice for complex residential, industrial, and municipal projects. Our decentralized model makes us a versatile infrastructure services provider, serving both the niche needs of local customers and the broader requirements of national developers.

Distinct Scale Advantage.    Our significant scale provides us with a distinct competitive advantage in a highly fragmented market. Our size allows us to expand our customer base and range of services, positioning us as the provider of choice for large-scale projects that smaller competitors may not be able to execute. Unlike larger-scale competitors, who are typically general contractors, our focused expertise and resources allow us to efficiently perform a broad range of critical services in-house. This scale enables us to better control project timelines, quality, and costs. As a result, we are able to capture greater market share and deliver superior value to our customers.

Consistent History of Managing Construction Projects and Contract Risk.    Our significant experience and longevity in our markets provide us with a deep understanding of the many risks associated with infrastructure construction, which we actively monitor and manage from the bidding stage through contract completion. Our project managers lead the estimating process, and all bid proposals are reviewed by senior management prior to submission. This system increases project managers’ accountability and creates a flywheel of market intelligence including not only the financial and operational risks, but also the opportunities inherent in our contracts. Wet utility services represent the most complex aspect of infrastructure construction and require timely execution that drives the overall project timeline. Our vertical integration further reduces the risk of supply chain disruptions, serving as a key competitive differentiator for our clients.

Opportunistic Acquisition Process.    Through March 31, 2026, we had successfully completed seven acquisitions over the prior five years, which have significantly augmented our growth. While acquisitions can expand our market share in existing North Carolina markets such as Raleigh, Charlotte, and Wilmington, we also pursue small acquisitions in additional markets as they are easier to integrate and are highly accretive. For example, we expanded into Charlotte in 2023 by acquiring a company with approximately $26 million in annual revenue. Since consolidating that acquisition into our platform and combined with the revenue of another company acquired in early 2025, we have been able to increase revenue in our Charlotte operations to approximately $94 million for the twelve months ended December 31, 2025 on a combined basis. Most recently, in February 2026, we acquired ALGC which expands our operations in South Carolina and represents our first expansion into Georgia. We have a proven integration history that has historically unlocked value. Due to our performance-oriented culture and robust growth prospects, acquisition partners are given an equity stake in the company. Seven of our acquisition partners have retained an equity stake in our business following the acquisition, allowing them to remain involved and aligned with our company’s long-term success.

Experienced Management Team and Skilled Workforce.    Our Chief Executive Officer and founder has over 30 years of experience in operating a civil infrastructure business, and our seasoned management team averages over 30 years of industry experience. Our large, skilled workforce presents us with significant competitive advantages, especially due to the lack of relevant trade schools in the United States. Many of our skilled workers are developed internally through apprenticeship programs or acquired through strategic hiring. Junior estimators are hired after passing an aptitude test and participate in a year-long program before bidding jobs independently, while project management team members undergo a similar two-year training process. In the field, we utilize simulators to provide hands-on training for staff, and supervisors undergo rigorous reviews every six months, with successful individuals having the opportunity to advance into project management roles. Additionally, our company’s growth creates opportunities to promote and develop employees, as we prioritize internal advancement. As our platform’s success continues, we believe we have become a destination workplace for many of the skilled workers in our geographies.

Emphasis on Culture.    Our culture is defined by an execution-focused environment where employees are empowered and incentivized to think and act like owners. We foster a “winning together” mindset to align interests and drive performance. As a non-union organization, we maintain flexibility and agility in our operations. This approach has resulted in strong employee retention, high engagement, and consistently positive customer feedback, all of which contribute to our ongoing success and growth.

Detailed Growth Strategy

The key elements of our growth strategy include:

Leverage Our Proven, Replicable Model to Expand Within Our Existing Markets and into New Geographies Across the Southeastern United States.

Building on our established success and leadership in the Southeastern United States, we are utilizing our comprehensive infrastructure construction capabilities and strong relationships with national home builders and other customers to further penetrate existing markets and explore new geographic areas. Our proven model, characterized by efficient in-house performance and a skilled workforce, positions us to capture additional market share and deliver superior value in a region experiencing rapid population and job growth.

We expand geographically by leveraging existing relationships and organic growth, as well as through strategic acquisitions. This approach allows us to quickly establish a presence, build market share, and replicate our proven business model in diverse regions, serving a broader customer base and capitalizing on local opportunities, which has resulted in our revenue growing at a 44% CAGR between 2021 and 2025. In each market we enter, we build out the foundation of our infrastructure services business by initially focusing on residential home building, which provides large, multi-phase opportunities and enables us to establish our service reputation. Once we have developed a strong reputation in a given market, we can move to a new market and repeat our growth strategy, which we estimate has resulted in an organic revenue CAGR of approximately 35% since 2018. For example, we began in Raleigh, NC, and entered the Charlotte, NC market in 2023 via a small acquisition. Now, Charlotte, NC represents roughly 21% of our total revenue for the twelve months ended December 31, 2025. We entered into the Greensboro, NC market in 2024 and expanded further into this market in 2025 via a small acquisition. We believe we have opportunities to expand our presence in Wilmington, NC, South Carolina and Georgia, and the opportunity to extend our operations strategically into Tennessee and Florida. This approach also positions us to win additional business on larger, more specialized projects with industrial, commercial, retail, and municipal or state customers. We begin with core site preparation services, including underground capabilities such as drilling and blasting, wet utility work, electrical utility lines, and grading, and we expand our service lines as our customer mix evolves, further strengthening our position as a leading provider of end-to-end infrastructure services across the Southeastern United States.

Integrate Additional Services into Our Operations.

As we continue to grow, we seek to enhance our service portfolio by incorporating new service lines that align with and complement our core construction competencies, further evolving into a comprehensive turnkey infrastructure services company. By expanding our range of services, such as paving, asphalt plants, precast concrete manufacturing, CCTV inspection, and drilling and blasting, we can better meet the diverse needs of our customers, reduce reliance on subcontractors, and maintain control over project timelines and quality. We add these capabilities through both organic growth and small, tuck-in acquisitions, which not only enhance our Gross Profit Margin opportunities but also strengthen our ability to compete for a wider range of projects. We believe this strategic integration will enable us to offer a more comprehensive suite of solutions, further differentiating us from competitors and strengthening our market position.

Pursue Acquisitions that Complement Our Current Service Capabilities and Position Us for New Opportunities.

Acquisitions have been a key driver of our growth, and we will continue to pursue targeted, strategic transactions that enhance our service capabilities and expand our market presence. Our acquisition strategy focuses on pursuing small companies that address specific needs within our business, allowing us to perform services more efficiently and cost-effectively in-house rather than outsourcing. By targeting acquisitions that align with our high-quality culture and growth prospects, we can seamlessly integrate new operations, leverage synergies, and access new opportunities. This approach also enables us to maintain our company culture and reduce the risk of overpaying for assets. Typically, sellers retain a portion of equity in their businesses following the sale, which aligns their incentives and goals with ours and helps preserve the growth mindset and culture we have cultivated under our ownership. By acquiring companies that offer complementary services or geographic expansion, we ensure long-term success and alignment with our business objectives, making us an attractive partner for sellers who want to remain involved and benefit from our continued success.

Continue to Capitalize on Vertical Integration Opportunities.

We believe our ability to perform a broad range of critical services in-house, eliminating the need for subcontractors, provides us with a distinct competitive advantage. By further expanding our scope of services and capitalizing on vertical integration, we can enhance our control over project timelines, quality, and costs. For example, we are currently vertically integrating our asphalt supply by constructing our own asphalt plants in strategic locations near our jobsites. This approach is margin accretive and enables us to more effectively control project completion timelines. Vertical integration not only strengthens our operational capabilities and supports our continued growth and profitability, but also allows us to deliver complex, large-scale projects efficiently and reliably, positioning us as a provider of choice for our customers.

Continue to Develop Our Employees.

We believe that our employees are the key to the successful implementation of our business strategy. Therefore, we continue allocating significant resources to attract and retain talented managers, supervisors and field personnel. A key area of focus has been and remains maintaining high standards of training to ensure that all our projects are completed to the highest standards of quality, safety, and customer satisfaction. We pride ourselves on providing pathways of advancement for everyone we employ, regardless of their previous experience upon joining.

Our Markets and Customers

We primarily focus on site preparation for large national home builders, including wet utilities installation, grading, site clearing, erosion control, drilling and blasting, paving, and related site services. Our service lines support projects such as the site preparation of housing subdivisions being developed by national homebuilders, encompassing both individual lots and supporting infrastructure. We view residential as an attractive end market for several reasons. First, our relationships with national homebuilders enable us to grow with our customers into new markets as the homebuilders expand geographically. Additionally, we are awarded work through direct negotiation with the majority of our homebuilder customers. These attractive contract structures allow us the opportunity for increased margins, vertical integration, and cross-selling. Finally, at the macro level, residential home construction offers meaningful sustainability of demand on a forward basis for our services. This thesis is supported by the reality of the current market, as the U.S. Chamber of Commerce reports a shortage of no less than 4.5 million residential units in the United States. This underscores the U.S. housing market’s severe under-inventory, driven by high mortgage rates, labor shortages, and regulatory barriers, which continues to fuel demand for new residential construction and infrastructure development, particularly in high-growth regions like the Southeastern United States.

We leverage our experience in residential infrastructure projects to drive our industrial, commercial, municipal, and state business. These lines of business typically support projects such as site preparation services for mixed-use retail developments or manufacturing plant construction within industrial parks, as well as site preparation and paving for highways and roads within departments of transportation (“DOT”).

We generally perform the majority of the work required by our contracts with our in-house crews and we only engage subcontractors for ancillary services that we do not already perform internally. This approach enables us to maintain an average contract length of 12 months and more effectively control the quality, timeliness, and costs associated with our projects. We believe this level of involvement enables us to complete projects three to four months faster than our competition on average, which in turn strengthens customer relationships and drives repeat business.

For municipal and state customers, we specialize in projects that require high volumes of products, such as aggregates and oil mixes for asphalt paving. In North Carolina, we historically have not provided our own materials, and have instead sourced them from other suppliers. Spotting an opportunity for margin-accretive vertical integration, we made the decision to build several asphalt plants for use in everything we do. Our first plant will be located in Chatham County, NC, and it is currently in the commissioning phase. We expect it to be servicing contracts towards the end of the second quarter of 2026. Our second asphalt plant is permitted, and we are in the planning stages of building it. We believe that having more of our raw input capabilities in-house gives us further control and visibility over project timelines, a key competitive differentiator of our services, ultimately leading to margin expansion on projects. Additionally, we are exploring the possibility of adding a concrete casting plant in the near future for the manufacturing of precast concrete wet utility components (e.g., underground concrete storm drainpipes, boxes, joints, etc.). We anticipate that this will have a similarly positive effect on margins as the asphalt plants.

Approximate end market breakdown by revenue for the year ended December 31, 2025 is as follows:

•        Residential builders – 66%

•        Commercial, Industrial and Retail builders – 23%

•        Municipal/state work – 5%

•        Materials and paving – 6%

For the year ended December 31, 2025, our largest revenue customer was Pulte Homes, which represented approximately 9.9% of our revenue and our top five customers represented approximately 30.7% of our revenue and our top 10 customers represented approximately 45.5% of our revenue. As of December 31, 2025, we were in various stages of completion on over 270 projects, none of which represented more than 10% of our revenue for the year then ended. All of our work is via signed contracts, the majority of which are negotiated individually and some of which are awarded through competitive bidding processes.

Contracts

Types of Contracts

We provide our services using traditional general contracting arrangements, which are predominantly fixed unit price or “lump sum” contracts awarded based on the lowest bid. Fixed unit price contracts require us to provide materials and services at a fixed unit price based on agreed quantities irrespective of our actual per unit costs. Lump sum contracts require the contract work to be completed for a single price irrespective of our actual costs incurred. A small amount of our revenue is produced under cost-plus or “time and material” contracts. Contracts may include variable consideration arising from customer-initiated or company-initiated change orders. We estimate that our median contract size is approximately $2.0 million and further estimate that our single project delivery capacity is over $100 million. For the years ended December 31, 2025 and 2024, respectively, 99% and 99% of our revenue related to fixed price contracts, with the remaining 1% and 1% from time and material billed contracts.

Fixed unit price contracts are generally used in competitively bid public civil construction contracts and, to a lesser degree, building construction contracts. Contractors under fixed unit price contracts are generally committed to providing all of the resources required to complete a contract for a fixed price per unit. Fixed unit price contracts generally transfer more risk to the contractor but offer the opportunity, under favorable circumstances, for greater profits. These contracts are generally subject to negotiated change orders, frequently due to a difference in site conditions from those anticipated when the bid is placed. Typically, one change order is issued upon completion of a contract to account for all quantity deviations from the original contract made during the construction process. Some contracts provide for penalties if the contract is not completed on time, or incentives if it is completed ahead of schedule.

All customer contracts include clearly defined scope, payment terms, and enforceable rights and obligations. We bill monthly for work performed, with payments due within 30 days, subject to retainage that is collected after we complete the project. Each contract generally contains a single performance obligation to provide land and construction site preparation services.

Contract Management Process

We identify potential contracts from a variety of sources, including subscriber services that notify us of contracts out for bid, advertisements by federal, state, and local governmental entities, our business development efforts, and meetings with other participants in the construction industry. Once we have determined which contracts are available, we decide which ones to pursue based on factors such as the relevant skills required, contract size and duration, the availability of our personnel and equipment, the size and composition of our current backlog, our competitive advantages and disadvantages, prior experience, the contracting agency or customer, the source of contract funding, geographic location, likely competition, construction risks, Gross Profit Margin opportunities, penalties or incentives, and the type of contract.

As a condition to pursuing certain contracts, we are sometimes required to complete a prequalification process with the applicable agency or customer. The prequalification process generally limits bidders to those companies with operational experience and financial capability to effectively complete the particular contract in accordance with the plans, specifications, and construction schedule.

There are several factors that can create variability in contract performance and financial results compared to our bid assumptions on a contract. The most significant of these include the completeness and accuracy of our original bid analysis, recognition of costs associated with added scope changes, extended overhead due to customer and weather delays subcontractor performance issues, changes in productivity expectations, site conditions that differ from those assumed in the original bid, and changes in the availability and proximity of materials. All of these factors can lead to inefficiencies in contract performance, which can increase costs and lower profits.

Our estimating process in North Carolina typically involves three phases. Initially, we assess the level of anticipated competition and our available resources for the prospective project. If we then decide to proceed, the second phase involves a detailed review of the plans and specifications, covering work types, estimated quantities, schedule, and key risks, along with estimates for labor, material, equipment, subcontractors, and the project staffing requirements. Estimates are prepared on a per unit basis for each line item, with the typical contract containing 50 to over 300 items. In the final phase, management reviews all assumptions regarding cost, approach, means and methods, productivity, risk and the estimated profit margin. Profit will vary based on management’s assessment of the degree of difficulty of the contract, the current competitive climate and the size and makeup of our backlog. Our project managers are intimately involved throughout the estimating and construction process so that contract issues and risks relating thereto can be understood and addressed on a timely basis. To manage the risk of changes in material prices and subcontracting costs used in tendering bids for construction contracts, we obtain firm quotations from our suppliers and subcontractors before submitting a bid.

Requests for proposals or negotiated contracts with private or public customers are generally awarded based on a combination of technical capability, service and price, taking into consideration factors such as contract schedule and prior experience. In either case, bidders must post a bid bond for generally 5% to 10% of the amount bid, and on winning the bid, must post a performance and payment bond for 100% of the contract amount. Upon completion of a contract, before receiving final payment on the contract, a contractor must post a maintenance bond for generally 1% of the contract amount for one to two years.

During the construction phase of a contract, we monitor our progress by comparing actual costs incurred and quantities completed to date with budgeted amounts and the contract schedule and periodically prepare an updated estimate of total forecasted revenue, cost, and expected profit for the contract.

During the normal course of most contracts, the customer, and sometimes the contractor, initiate modifications or changes to the original contract to reflect, among other things, changes in quantities, specifications, or design, method or manner of performance, facilities, materials, site conditions and period for completion of the work. Generally, the scope and price of these modifications are documented in a “change order” to the original contract and reviewed, approved and paid in accordance with the normal change order provisions of the contract. We are often required to perform extra or change order work as directed by the customer even if the customer has not agreed in advance on the scope or price of the work to be performed. This process may result in disputes over whether the work performed is beyond the scope of the work included in the original contract plans and specifications or, even if the customer agrees that the work performed qualifies as extra work, the price that the customer is willing to pay for the extra work. Even when the customer agrees to pay for the extra work, we may be required to fund the cost of such work for a lengthy period until the change order is approved and funded by the customer. In addition, any delay caused by the extra work may adversely impact the timely scheduling of other work on the contract (or on other contracts) and our ability to meet contract milestone dates.

The process of resolving contract claims varies from one contract to another but, in general, we attempt to resolve claims at the project supervisory level through the normal change order process or, if necessary, with higher levels of management within our organization and the customer’s organization. When a potential claim arises on a contract, we typically have the contractual obligation to perform the work and must incur the related costs. We do not recoup the costs unless and until the claim is resolved, which could take a significant amount of time.

Most of our construction contracts provide for termination of the contract for the convenience of the customer, with provisions to pay us only for work performed through the date of termination.

We act as the prime contractor on almost all of the construction contracts that we undertake. We complete the majority of our contracts with our own resources, and we typically subcontract specialized activities such as traffic control, electrical systems, signage, and trucking. As the prime contractor, we are responsible for the performance of the entire contract, including subcontract work. We manage this risk by reviewing the size of the subcontract, the financial stability of the subcontractor and other factors. We require performance and payment bonds on many specialized or large subcontract portions of our contracts. Disadvantaged business enterprise regulations require us to use our best efforts to subcontract a specified portion of contract work performed for governmental entities to certain types of subcontractors, including minority- and women-owned businesses.

Since almost all residential work is directly negotiated, our customer relationships and industry expertise give us an advantage in the residential market. Additionally, our contracts include financial incentives to meet project milestones on schedule, further increasing our profitability.

Sourcing and Supply Chain

We use various materials and components in our construction process and are dependent upon building material suppliers for continuous product availability. Our materials are subject to price fluctuations until we submit a bid on a project, at which point prices for that project are locked in via firm quotations. Such price fluctuations may be caused by several factors, including seasonal variation in availability of materials, labor and supply chain disruptions, international trade disputes and resulting tariffs, and increased demand for materials in the markets where we operate. For additional information regarding the risks associated with our dependence on suppliers of materials and subcontractors, see “Risk Factors — Risks Related to Our Business and Industry — Our dependence on suppliers of materials and subcontractors could increase our costs and impair our ability to complete contracts on a timely basis or at all.” The principal raw materials and components used in the construction of our projects are PVC piping, asphalt and concrete, all of which are obtained by local suppliers. In addition, we use various other materials and components in our business that are readily available in the United States. Our objective in procurement is to maximize efficiencies at local, regional, and national levels and to consistently utilize established contractual arrangements. We employ a procurement program that leverages our nimbleness and regional presence to achieve attractive cost savings and, whenever possible, to utilize standard products available from multiple suppliers.

Insurance and Bonding

All of our buildings and equipment are covered by insurance, which our management believes is adequate. In addition, we maintain general liability and excess liability insurance, all in amounts consistent with our risk profile and industry practice. We self-insure our workers’ compensation claims subject to stop-loss insurance coverage.

Surety bonds are required in substantially all publicly funded construction projects (DOT and municipal) but are not typically required for private sector work. For the year ended December 31, 2025, we generated approximately 5% of our revenue from publicly funded construction projects. In situations where our customers require it, we procure surety bonds to secure our performance under those construction contracts.

Typically, a bidder for a contract must post a bid bond generally for 5% to 10% of the amount bid, and on winning the bid, must post a performance and payment bond for 100% of the contract amount. Upon completion of a contract, before receiving final payment on the contract, a contractor must post a maintenance bond for generally 1% of the contract amount for one to two years. Our ability to obtain surety bonds depends upon our capitalization, working capital, aggregate contract size, past performance, management expertise, and external factors, including the capacity of the overall surety market. Surety companies consider such factors in light of the amount of our backlog that we have currently bonded and their current underwriting standards, which may change from time to time. As is customary, we have agreed to indemnify our bonding company for all losses incurred by it in connection with bonds that are issued, and we have granted our bonding company a security interest in certain assets as collateral for such obligation. We have historically not experienced issues obtaining surety or payment bonds and do not expect to experience issues in our ability to post these types of bonds.

Competition

According to the National Utility Contractors Association of the Carolinas, there are approximately 75 contractor members in North Carolina who we consider competitors. These competitors range in size from very small, to very large, national and regional construction companies. Historically, the construction business has not typically required large amounts of capital, which can result in relative ease of market entry for companies possessing acceptable qualifications. Factors influencing our competitiveness include price, our reputation for quality, our equipment fleet, our financial strength, surety bonding capacity, and prequalification, our knowledge of local markets and conditions, and our project management and estimating abilities. Additionally, due to our vertical integration in asphalt production, some of our competitors are also our customers, as we supply asphalt materials to third parties within the industry. Although some of our competitors are larger than we are and may possess greater resources or provide more vertically integrated services, we believe that we are well-positioned to compete effectively and favorably in the markets in which we operate based on the foregoing factors.

Being one of the largest firms in North Carolina offers several competitive advantages. These include greater flexibility to manage our backlog and to schedule and deploy our workforce and equipment resources more efficiently; more cost-effective purchasing of materials, insurance, and bonds; the ability to provide a broader range of services that would otherwise be provided through subcontractors; and access to substantially more capital and resources to dedicate to each of our contracts. Because we own and maintain most of the equipment required for our contracts and have an experienced workforce to handle many types of municipal civil construction, we are able to bid competitively on many categories of contracts, especially complex, multitask projects.

Seasonality

The homebuilding industry, as well as other construction industries, generally exhibits seasonality. For example, weather-related disruptions can affect construction schedules, create variability in profitability, and influence the number of employees required on active projects. We have historically experienced, and in the future expect to continue to experience, variability in our results on a quarterly basis. As a result, our revenue may fluctuate on a quarterly basis, and we may have higher capital requirements in our second, third, and fourth quarters. Our revenue and capital requirements are generally similar across our second, third, and fourth quarters. As a result of seasonal activity, our quarterly results of operations and financial position at the end of a particular quarter, especially the first quarter, are not necessarily representative of the results we expect for the year. We expect this seasonal pattern to continue in the long term.

Intellectual Property and Other Proprietary Rights

To establish and protect our proprietary rights, we rely on a combination of trademark, copyright, and trade secret laws, and contractual restrictions such as confidentiality agreements and licenses. We strive to protect the proprietary information we believe is important to our business. We have registered or applied to register certain of our trademarks in the United States. We pursue the registration of domain names for websites that we use and consider material to our business. While much of the intellectual property we use is owned by us, we also use various third-party licensed software in connection with our business. Although we believe these licenses are sufficient for the operation of our business, these licenses typically limit our use of such third-party software to specific uses and for specific time periods.

Human Capital

Employees

As of December 31, 2025, we had approximately 1,480 employees, including 42 project managers and 57 superintendents who manage over 208 fully equipped crews in our construction business. Of such employees, all were located in North Carolina, with most being field personnel. None of our employees are members of a union. We also utilize subcontractors to fill out our workload when needed.

Our business is dependent upon a readily available supply of management, supervisory and field personnel. Substantially all of our employees who work on our contracts are a permanent part of our workforce, and we generally do not utilize many temporary employees and prefer to limit the number of subcontractors. We focus on attracting talented employees through competitive compensation and benefits, targeted recruiting initiatives, and career development opportunities. We invest in employee development through leadership training, technical skill programs, and internal career mobility initiatives intended to support long-term professional growth. Our employees are the foundation of our success, and we emphasize leadership engagement, a strong safety culture, and opportunities for professional growth and advancement. We regularly evaluate employee engagement and satisfaction and promote initiatives that support collaboration, learning, and long-term career development. We have generally been able to attract sufficient numbers of personnel to support the growth of our operations. Although we do not anticipate any shortage of labor in the near term, we may not be able to continue to attract and retain sufficient employees at all levels due to changes in immigration enforcement practices or compliance standards or for other reasons.

Employee Safety

We dedicate significant time and resources to properly training and equipping our approximately 1,480 employees, particularly our field personnel. Each of them receives an initial safety orientation, and for certain types of tasks, specific hazard training programs and we conduct extensive safety training programs, which have allowed us to maintain a high safety level at our worksites. As a result, we are proud to report that our Workers Compensation Experience Modification Factor is 0.85, compared to the industry average of 1.00, indicating a superior safety record. All newly hired employees undergo an initial safety orientation, and for certain types of tasks, we conduct specific hazard training programs. Additional safety training is provided to field personnel as needed, such as first aid, Cardiopulmonary Resuscitation, and Automated External Defibrillator certifications, Occupational Safety and Health Act (“OSHA”) 10- & 30-hour, flagger, and work zone supervisor training. Our project foremen and superintendents conduct weekly on-site safety meetings, and our full-time safety specialists make routine site safety inspections and perform assessments and training if deficiencies are discovered.

Government and Environmental Regulations

Our operations are subject to compliance with numerous, complex and frequently changing regulatory requirements of federal, state and local agencies and authorities, including regulations concerning safety, wage and hour requirements, other labor issues, immigration controls, vehicle and equipment operations and other aspects of our business. For example, our construction operations are subject to the requirements of OSHA, and comparable state laws directed toward the protection of employees. In addition, most of our construction contracts are entered into with public authorities, and these contracts frequently impose additional governmental requirements, including requirements regarding labor relations and subcontracting with designated classes of disadvantaged businesses.

All of our operations are also subject to federal, state, and local laws and regulations relating to the environment, health and safety, including, for example, those relating to discharges into air, water, and land; the generation, handling, and disposal of solid and hazardous waste; the ownership and operation of underground storage tanks; and the cleanup of properties affected by hazardous substances. We are also required to obtain and maintain permits for the development, construction and operation of the asphalt plant we are developing. We also implement our customer’s plans and permit requirements to comply with environmental laws and regulations for our customer’s construction projects. Any failure to comply with environmental, health and safety laws and regulations, and any failure to obtain, maintain and comply with permits required under such laws and regulations, may result in the assessment of administrative, civil and criminal penalties, imposition of remedial obligations, and the issuance of injunctions delaying or prohibiting operations. Additionally, if our customers fail to obtain and maintain permits required for their projects, our business may be negatively impacted.

For example, our operations are subject to the federal Clean Water Act and analogous state laws, pursuant to which we must apply water or chemicals to reduce dust on road construction projects and to contain contaminants in storm runoff water at construction sites. We also store certain hazardous materials associated with maintenance of our machinery and fleet of specialized equipment in a tank at our shop site in Zebulon, North Carolina, and we maintain fuel tanks at our customers’ project sites and our Zebulon site. In certain circumstances, we may also be required to hire subcontractors to dispose of hazardous wastes encountered on a project, in accordance with a plan approved in advance by the customer. Certain environmental laws impose substantial penalties for non-compliance, and others, such as the federal Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), impose strict, retroactive, joint and several liability on parties responsible for the release of hazardous substances.

In other words, CERCLA and comparable state laws impose liability, without regard to fault or the legality of the original conduct, on certain classes of persons that contributed to the release of a “hazardous substance” into the environment. These persons include the current and former owner or operator of the site where the release occurred and companies that disposed of or arranged for the disposal of the hazardous substances found at the site. Under CERCLA, these persons may be subject to joint and several liability for the costs of cleaning up the hazardous substances that have been released into the environment, for damages to natural resources and for the costs of certain health studies.

CERCLA also authorizes the federal Environmental Protection Agency (the “EPA”), and, in some instances, third parties, to act in response to threats to the public health or the environment and to seek to recover from the responsible classes of persons the costs they incur. We may also be exposed to potential liability for personal injury or property damage caused by any release, spill, exposure or other accident involving such pollutants, substances or wastes. Private parties may also have the right to pursue legal actions to enforce compliance, as well as to seek damages for non-compliance, with environmental and safety laws and regulations or for personal injury or property damage.

Solid wastes, which may include hazardous wastes, are subject to the requirements of the Federal Solid Waste Disposal Act, the federal Resource Conservation and Recovery Act, referred to as RCRA, and comparable state statutes. Although we do not generate solid waste, we occasionally dispose of solid waste on behalf of customers. From time to time, the EPA considers the adoption of stricter disposal standards for non-hazardous wastes. Moreover, it is possible that additional wastes will in the future be designated as “hazardous wastes.” Hazardous wastes are subject to more rigorous and costly disposal requirements than are non-hazardous wastes.

We also cannot be assured that future events, such as changes in existing laws or enforcement policies, the promulgation of new laws or regulations or the development or discovery of new facts or conditions adverse to our operations will not cause us to incur significant costs. While we focus on our compliance with current environmental, health and safety regulations, we acknowledge the potential for policy shifts that could impact our operations. For example, on January 20, 2025, the current U.S. administration issued a series of executive orders and memoranda signaling a shift in environmental policy in the United States, including the revocation of approximately 80 former administration executive orders related to public health, the environment, climate change and climate-related financial risks. Several agencies have undertaken actions of a deregulatory nature in accordance with the executive orders and memoranda.

Properties

As of December 31, 2025, we leased approximately 27,500 square feet of office space in four locations in North Carolina, including our corporate headquarters in Raleigh, and one location in South Carolina. In addition, we leased approximately 25,000 square feet of shop and storage space in four locations in North Carolina. We believe these facilities are adequate to meet our current and near-term requirements.

Legal Proceedings

We are, and may in the future be, involved as a party to various legal proceedings, which are incidental to the ordinary course of business. We regularly analyze current information and, as necessary, provide accruals for probable liabilities on the eventual disposition of these matters. In the opinion of management, after consultation with legal counsel, there are currently no threatened or pending legal matters that would reasonably be expected to have a material adverse impact on our consolidated results of operations, financial position or cash flows.

DESCRIPTION OF CAPITAL STOCK

The authorized capital stock of Cardinal Group consists of 500,000,000 shares of Class A Common Stock, $0.0001 par value per share, of which 15,296,084 shares were issued and outstanding as of June 15, 2026, 500,000,000 shares of Class B Common Stock, $0.0001 par value per share, of which 27,573,875 shares were issued and outstanding as of June 15, 2026, and 10,000,000 shares of preferred stock, $0.0001 par value per share, of which no shares are issued and outstanding.

The following summary of the capital stock and A&R Charter and A&R Bylaws of Cardinal Group does not purport to be complete and is qualified in its entirety by reference to the provisions of applicable law and to our A&R Charter and our A&R Bylaws, which are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part.

Class A Common Stock

Voting Rights.    Holders of shares of our Class A Common Stock are entitled to one vote per share held of record on all matters to be voted upon by the stockholders. Holders of shares of our Class A Common Stock and Class B Common Stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except with respect to the amendment of certain provisions of our A&R Charter that would alter or change the powers, preferences or special rights of the Class B Common Stock so as to affect them adversely, which amendments must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class, or as otherwise required by applicable law. The affirmative vote of the holders of a majority of our outstanding Class A Common Stock and Class B Common Stock, voting separately, is required to approve any disparate treatment with respect to dividends or the subdivision, combination or reclassification of either our Class A Common Stock or Class B Common Stock. Holders of our Class A Common Stock are not entitled to vote with respect to the amendment of certain provisions relating solely to outstanding series of preferred stock where the holders thereof are entitled to vote. Holders of our Class A Common Stock do not have cumulative voting rights.

Dividend Rights.    Holders of our Class A Common Stock are entitled to ratably receive dividends when and if declared by our board of directors out of funds legally available for that purpose, subject to any statutory or contractual restrictions on the payment of dividends and to any prior rights and preferences that may be applicable to any outstanding preferred stock.

Liquidation Rights.    Upon the liquidation, dissolution, distribution of assets or other winding up of Cardinal Group, holders of our Class A Common Stock are entitled to receive ratably the assets of Cardinal Group available for distribution to the stockholders after payment of liabilities and the liquidation preference of any of its outstanding shares of preferred stock.

Number of Authorized Shares.    The number of authorized shares of our Class A Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding or reserved) by the affirmative vote of the holders of a majority in voting power of our stock entitled to vote thereon without a separate class vote of the holders of our preferred stock (if any), Class A Common Stock or Class B Common Stock, irrespective of the provisions of Section 242(b)(2) of the DGCL.

Other Matters.    The shares of Class A Common Stock have no preemptive or conversion rights and are not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to the Class A Common Stock. All outstanding shares of our Class A Common Stock, including the Class A Common Stock offered in this offering, are fully paid and non-assessable.

Class B Common Stock

Generally.    Shares of Class B Common Stock are not transferable except in connection with a permitted transfer of a corresponding number of LLC Units. Shares of Class B Common Stock will be issued in the future only to the extent necessary to maintain a one-to-one ratio between the number of LLC Units held by the Continuing Equity Holders and the number of shares of Class B Common Stock issued to the Continuing Equity Holders. Shares of Class B Common Stock automatically transferred to Cardinal Group upon the redemption or exchange of their LLC Units pursuant to the terms of the Cardinal Operating Agreement will be canceled and may not be reissued. Accordingly, each Continuing Equity Holder will have a number of votes in Cardinal Group equal to the number of LLC Units that it holds.

Voting Rights.    Holders of shares of our Class B Common Stock are entitled to one vote per share held of record on all matters to be voted upon by the stockholders. Holders of shares of our Class A Common Stock and Class B Common Stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except with respect to the amendment of certain provisions of our A&R Charter that would alter or change the powers, preferences or special rights of the Class B Common Stock so as to affect them adversely, which amendments must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class, or as otherwise required by applicable law. The affirmative vote of the holders of a majority of our outstanding Class A Common Stock and Class B Common Stock, voting separately, is required to approve any disparate treatment with respect to dividends or the subdivision, combination or reclassification of either our Class A Common Stock or Class B Common Stock. Holders of our Class B Common Stock are not entitled to vote with respect to the amendment of certain provisions relating solely to outstanding series of preferred stock where the holders thereof are entitled to vote. Holders of our Class B Common Stock do not have cumulative voting rights.

Dividend Rights.    Holders of our Class B Common Stock do not have any right to receive dividends, unless the dividend consists of shares of our Class B Common Stock or of rights, options, warrants or other securities convertible or exercisable into or exchangeable or redeemable for shares of Class B Common Stock paid proportionally with respect to each outstanding share of our Class B Common Stock.

Other Rights.    Holders of our Class B Common Stock do not have any preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to the Class B Common Stock.

Number of Authorized Shares.    The number of authorized shares of our Class B Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding or reserved) by the affirmative vote of the holders of a majority in voting power of our stock entitled to vote thereon without a separate class vote of the holders of our preferred stock (if any), Class A Common Stock or Class B Common Stock, irrespective of the provisions of Section 242(b)(2) of the DGCL.

Liquidation Rights.    Holders of our Class B Common Stock do not have any right to receive a distribution upon a liquidation or winding up of Cardinal Group.

Preferred Stock

Our A&R Charter authorizes our board of directors, subject to any limitations prescribed by law, without further stockholder approval, to establish and to issue from time to time one or more classes or series of preferred stock, covering up to an aggregate of 10,000,000 shares of preferred stock. Each class or series of preferred stock will cover the number of shares and will have the powers, preferences, privileges, rights, qualifications, limitations and restrictions determined by our board of directors, which may include, among others, dividend rights, liquidation preferences, voting rights, conversion rights, preemptive rights and redemption rights. The number of authorized shares of our preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding or reserved) by the affirmative vote of the holders of a majority in voting power of our stock entitled to vote thereon without a separate class vote of the holders of our preferred stock (if any), Class A Common Stock or Class B Common Stock, irrespective of the provisions of Section 242(b)(2) of the DGCL. Except as provided by law or in a preferred stock designation, the holders of preferred stock will not be entitled to vote at or receive notice of any meeting of stockholders.

Anti-Takeover Provisions

Our A&R Charter and A&R Bylaws contain provisions that may delay, defer, or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our board of directors the power to discourage acquisitions that some stockholders may favor.

Authorized but Unissued Shares

The authorized but unissued shares of our common stock and our preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by Nasdaq rules. These additional shares may be used for a variety of corporate finance transactions, acquisitions, and employee benefit plans and, as described under “Certain Relationships and Related Party Transactions — Cardinal Operating Agreement” in the definitive proxy statement for our 2026 Annual Meeting of Stockholders which is incorporated by reference into our Annual Report on Form 10-K which is incorporated by reference into this prospectus, funding of redemptions of LLC Units. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Board of Directors; Vacancies; Removal of Directors; Size of our Board of Directors

Our A&R Charter provides that, subject to the rights of the holders of any series of preferred stock to elect directors, vacant directorships, including newly created seats, shall be filled solely by the affirmative vote of a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director. Our A&R Charter and our A&R Bylaws provide that directors may only be removed with or without cause by the affirmative vote of the holders of capital stock representing at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then outstanding shares of capital stock entitled to vote thereon, voting together as a single class. Our A&R Charter and our A&R Bylaws provide that, subject to the rights of the holders of any series of preferred stock to elect directors, the number of directors constituting our board of directors will be permitted to be set only by a resolution adopted by our board of directors. These provisions would prevent a stockholder from increasing the size of our board of directors and then gaining control of our board of directors by filling the resulting vacancies with its own nominees. This will make it more difficult to change the composition of our board of directors and will promote continuity of management.

Stockholder Action; Special Meetings of Stockholders

Our A&R Charter provides that our stockholders may not take action by consent without a meeting, but may only take action at a meeting of stockholders. Our A&R Charter further provides that special meetings of our stockholders may be called only by a majority of our board of directors, the chairman of our board of directors or our Chief Executive Officer, as applicable, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

In addition, our A&R Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to our board of directors. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information in the timeframe set forth in our A&R Bylaws. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a qualified stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying stockholder actions that are favored by the holders of a majority of our outstanding voting securities until the next stockholder meeting.

No cumulative voting

The DGCL provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our A&R Charter does not provide for cumulative voting.

Amendment of Certificate of Incorporation or Bylaws

The DGCL provides generally that the affirmative vote of the holders of a majority in voting power of the shares entitled to vote on the matter is required to amend a corporation’s certificate of incorporation, unless a corporation’s certificate of incorporation requires a greater percentage. Our A&R Charter will provide that the affirmative vote of holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then outstanding shares of capital stock, voting as a single class, will be required to amend certain provisions of our A&R Charter, including provisions relating to amending our A&R Bylaws, the size of our board of directors, removal of directors, director and officer liability, vacancies on our board of directors, special meetings, stockholder notices, actions by written consent and exclusive forum. Our A&R Charter provides that the board of directors may adopt, amend, alter, or repeal our bylaws. In addition, our A&R Charter provides that the stockholders may not adopt, amend, alter or repeal our bylaws unless such action is approved, in addition to any other vote required by our A&R Charter by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then outstanding shares of our capital stock entitled to vote thereon, voting together as a single class.

Section 203 of the DGCL

We have opted out of Section 203 of the DGCL, and the restrictions and limitations set forth therein. However, our A&R Charter contains provisions that are similar to Section 203 of the DGCL. Specifically, our A&R Charter provides that, subject to certain exceptions, we will not be able to engage in a “business combination” with any “interested stockholder” for three years following the time that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our board of directors, or, upon becoming an interested stockholder, owned at least 85% of the voting power of the outstanding stock or unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger or consolidation involving us and the “interested stockholder” and the sale of more than 10% of our assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

However, in our case, Jeremy Spivey, our Chief Executive Officer, and any of his affiliates and any of their respective direct or indirect transferees of our common stock will not be deemed to be “interested stockholders” for the purposes of our A&R Charter regardless of the percentage of our outstanding voting stock owned by them, and accordingly will not be subject to such restrictions.

Exclusive Forum Selection

Our A&R Charter provides that, unless we otherwise consent in writing, (A) (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our current or former directors, officers, other employees or stockholders to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, our A&R Charter or our A&R Bylaws (as either may be amended or restated) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim governed by the internal affairs doctrine shall, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery of the State of Delaware or, in the event that the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware (or other state courts of the State of Delaware); and (B) the federal district courts of the U.S. shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act; provided, however, that the foregoing choice of forum provision shall not apply to claims seeking to enforce any liability or duty created by the Exchange Act, or any other claim for which the U.S. federal courts have exclusive jurisdiction. Our A&R Charter also provides that, to the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock shall be deemed to have notice of and consented to the foregoing. By agreeing to this provision, however, stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

Limitation of Liability and Indemnification Matters

Our A&R Charter limits the personal liability of our directors and officers to us or our stockholders for monetary damages for breach of their fiduciary duty as directors and officers, except for the following liabilities that cannot be eliminated or limited under the DGCL:

•        for any breach of their duty of loyalty to us or our stockholders;

•        for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•        with respect to directors, for unlawful payments of dividends or unlawful stock purchases or redemptions, as provided under Section 174 of the DGCL;

•        for any transaction from which the director or officer derived an improper personal benefit; or

•        with respect to officers, in any action by or in the right of the Company.

Any amendment or repeal of these provisions will be prospective only and would not affect any limitation on liability of a director or officer for acts or omissions that occurred prior to any such amendment or repeal.

Our A&R Charter and our A&R Bylaws also provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. Our A&R Bylaws explicitly authorize us to purchase insurance to protect any of our officers, directors, employees, agents or other entities for any expense, liability or loss, regardless of whether Delaware law would permit indemnification.

We have entered into indemnification agreements with each of our directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liability that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We believe that the limitation of liability provision in our A&R Charter and the indemnification agreements will facilitate our ability to continue to attract and retain qualified individuals to serve as directors and officers.

Removal of Directors

Subject to the rights of any holders of preferred stock, stockholders holding at least sixty-six and two-thirds percent (66 2/3%) of the voting power of our outstanding equity interests then-entitled to vote at an election of directors may remove any director from office with or without cause.

Registration Rights

For a description of registration rights with respect to our Class A Common Stock, see “Certain Relationships and Related Party Transactions — Registration Rights Agreement” in the definitive proxy statement for our 2026 Annual Meeting of Stockholders which is incorporated by reference into our Annual Report on Form 10-K which is incorporated by reference into this prospectus.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A Common Stock is Continental Stock Transfer & Trust Company.

Listing

Our Class A Common Stock is listed on Nasdaq under the symbol “CDNL.”

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of our Class A Common Stock in the public market, or the availability of such shares for sale in the public market, could adversely affect the market price of our Class A Common Stock prevailing from time to time. Sales of a substantial number of shares of our Class A Common Stock in the public market, or the perception that those sales may occur, could adversely affect the prevailing market price of our Class A Common Stock at such time and our ability to raise equity-related capital at a time and price we deem appropriate.

The shares of Class A Common Stock sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except that any shares held by our affiliates, as that term is defined under Rule 144, including our directors, executive officers, and other affiliates, may be sold only in compliance with the limitations described below.

As of June 15, 2026, there were an aggregate of 15,296,084 shares of Class A Common Stock outstanding. All of such shares of Class A Common Stock are freely tradable without restriction or further registration under the Securities Act, unless the shares are held by any of our “affiliates” as such term is defined in Rule 144. In addition, under the Cardinal Operating Agreement, each Continuing Equity Holder party thereto will, subject to certain limitations, have the right, pursuant to the Redemption Right, to cause Cardinal to acquire or directly cancel all or a portion of its LLC Units, together with all or an equal portion of its shares of our Class B Common Stock, for (i) shares of our Class A Common Stock at a redemption ratio of one share of Class A Common Stock for each bundle of one LLC Unit and one share of our Class B Common Stock redeemed, subject to conversion rate adjustments for stock splits, stock dividends and reclassification and other similar transactions, or (ii) upon mutual agreement between such Continuing Equity Holder and us, an equivalent amount of cash, based on the trailing ten-day VWAP prior to the redemption date. Alternatively, upon the exercise of the Redemption Right, we (instead of Cardinal) will have the right, pursuant to the Call Right, to acquire each tendered bundle of one LLC Unit and one share of our Class B Common Stock directly from such Continuing Equity Holder for (a) one share of Class A Common Stock, subject to conversion rate adjustments for stock splits, stock dividends and reclassification and other similar transactions, or (b) upon mutual agreement between such Continuing Equity Holder and us, an equivalent amount of cash, based on the trailing ten-day VWAP prior to the redemption date.

Lock-Up Agreements

We and all of our directors and executive officers have agreed not to sell any Class A Common Stock or Class B Common Stock for a period of 90 days from the date of this prospectus, subject to certain exceptions and extensions. See “Underwriting (Conflicts of Interest)” for a description of these lock-up provisions.

Rule 144

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person (who has been unaffiliated for at least the past three months) who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

A person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the then outstanding shares of our Class A Common Stock or the average weekly trading volume of our Class A Common Stock reported through Nasdaq during the four calendar weeks preceding the filing of notice of the sale. Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us.

We are unable to estimate the number of shares that will be sold under Rule 144 since this will depend on the market price for our common stock, the personal circumstances of the stockholder and other factors.

Registration Rights

See “Certain Relationships and Related Party Transactions — Registration Rights Agreement” in the definitive proxy statement for our 2026 Annual Meeting of Stockholders which is incorporated by reference into our Annual Report on Form 10-K which is incorporated by reference into this prospectus.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a summary of the material U.S. federal income tax considerations related to the purchase, ownership and disposition of our Class A Common Stock by a non-U.S. holder (as defined below) that acquires such Class A Common Stock pursuant to this offering and holds our Class A Common Stock as a “capital asset” within the meaning of Section 1221 of the Code (generally property held for investment). This summary is based on the provisions of the Code, U.S. Treasury regulations promulgated thereunder, administrative rulings and pronouncements and judicial decisions, all as in effect on the date hereof, and all of which are subject to change and differing interpretations, possibly with retroactive effect. Any such change or differing interpretation may alter the tax considerations that we describe in this summary. We have not sought and do not intend to seek any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

This summary does not address all aspects of U.S. federal income taxation that may be relevant to non-U.S. holders in light of their personal circumstances. In addition, this summary does not address the Medicare tax on certain investment income, U.S. federal estate or gift tax laws, any state, local or non-U.S. tax laws or any tax treaties. This summary also does not address tax considerations applicable to investors that may be subject to special treatment under the U.S. federal income tax laws, such as:

•        banks, insurance companies or other financial institutions;

•        tax-exempt or governmental organizations;

•        dealers in securities;

•        “controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•        traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

•        persons subject to the alternative minimum tax;

•        entities or other arrangements treated as a partnership or pass-through entity for U.S. federal income tax purposes or holders of interests therein;

•        persons deemed to sell our Class A Common Stock under the constructive sale provisions of the Code;

•        certain former citizens or long-term residents of the United States;

•        persons that hold our Class A Common Stock as part of a straddle, appreciated financial position, synthetic security, conversion transaction or other integrated investment or risk reduction transaction;

•        “qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all the interests of which are held by qualified foreign pension funds; and

•        persons subject to special tax accounting rules as a result of any item of gross income with respect to the stock being taken into account in an applicable financial statement.

PROSPECTIVE INVESTORS ARE ENCOURAGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS (INCLUDING ANY POTENTIAL CHANGES THERETO) TO THEIR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR CLASS A COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Non-U.S. Holder Defined

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of our Class A Common Stock that is not for U.S. federal income tax purposes a partnership (or a partner therein) or any of the following:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•        an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•        a trust (i) the administration of which is subject to the primary supervision of a U.S. court and which has one or more United States persons (within the meaning of Section 7701(a)(30) of the Code, a “United States person”) who have the authority to control all substantial decisions of the trust or (ii) which has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our Class A Common Stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner, upon the activities of the partnership and upon certain determinations made at the partner level. Accordingly, we urge partners in partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) considering the purchase of our Class A Common Stock to consult their tax advisors regarding the U.S. federal income tax considerations of the purchase, ownership and disposition of our Class A Common Stock by such partnership.

Distributions on Class A Common Stock

The payment of distributions on our Class A Common Stock will be at the sole discretion of our board of directors. If we do make distributions of cash or other property (other than certain stock distributions) on our Class A Common Stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed our current and accumulated earnings and profits, the distributions will instead be treated as a non-taxable return of capital to the extent of the non-U.S. holder’s tax basis in our Class A Common Stock (and will reduce such tax basis, until such basis equals zero) and thereafter as capital gain from the sale or exchange of such Class A Common Stock. See “— Gain on disposition of Class A Common Stock.”

Subject to the discussions below under “— Backup withholding and information reporting” and “— Additional withholding requirements under FATCA” and with respect to effectively connected dividends (as discussed below), any distribution made to a non-U.S. holder on our Class A Common Stock generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the distribution unless an applicable income tax treaty provides for a lower rate. To claim the benefit of such a reduced treaty rate, a non-U.S. holder must timely provide the applicable withholding agent with a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) certifying qualification for the reduced rate. A non-U.S. holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders are urged to consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Dividends paid to a non-U.S. holder that are effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined under the Code). Such effectively connected dividends will not be subject to U.S. federal withholding tax (including backup withholding discussed below) if the non-U.S. holder satisfies certain certification requirements by providing the applicable withholding agent with a properly executed IRS Form W-8ECI certifying eligibility for exemption. If the non-U.S. holder is a corporation for U.S. federal income tax purposes, it may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include effectively connected dividends.

Gain on Disposition of Class A Common Stock

Subject to the discussions below under “— Backup withholding and information reporting” and “— Additional withholding requirements under FATCA,” a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on any gain realized upon the sale, exchange or other taxable disposition of our Class A Common Stock unless:

•        the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met;

•        the gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States); or

•        our Class A Common Stock constitutes a United States real property interest because we are or have been a United States real property holding corporation (a “USRPHC”) for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding such disposition and the non-U.S. holder’s holding period for the Class A Common Stock.

A non-U.S. holder described in the first bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty) on the amount of such gain, which generally may be offset by U.S. source capital losses.

A non-U.S. holder whose gain is described in the second bullet point above generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons unless an applicable income tax treaty provides otherwise. If the non-U.S. holder is a corporation for U.S. federal income tax purposes whose gain is described in the second bullet point above, then such gain would also be included in its effectively connected earnings and profits (as adjusted for certain items), which may be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty).

With respect to the third bullet above, a corporation generally is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we currently are not a USRPHC for U.S. federal income tax purposes, and we do not expect to become a USRPHC for the foreseeable future. However, in the event that we become a USRPHC, as long as our Class A Common Stock is and continues to be “regularly traded on an established securities market” (within the meaning of the U.S. Treasury regulations), only a non-U.S. holder that actually or constructively owns, or owned at any time during the shorter of the five-year period ending on the date of the disposition or the non-U.S. holder’s holding period for the Class A Common Stock, more than 5% of our Class A Common Stock will be treated as disposing of a U.S. real property interest and will be subject to tax on gain realized on the disposition of our Class A Common Stock as a result of our status as a USRPHC in the manner described in the preceding paragraph (except that the branch profits tax would not apply to a non-U.S. holder that is a corporation). If we were to become a USRPHC and our Class A Common Stock were not considered to be regularly traded on an established securities market, such holder (regardless of the percentage of stock owned) would be treated as disposing of a U.S. real property interest and would be subject to U.S. federal income tax in such manner on a taxable disposition of our Class A Common Stock, and a 15% withholding tax would apply to the gross proceeds from such disposition.

Backup Withholding and Information Reporting

Any dividends paid to a non-U.S. holder must be reported annually to the IRS and to the non-U.S. holder. Copies of these information returns may be made available to the tax authorities in the country in which the non-U.S. holder resides or is established. Payments of dividends to a non-U.S. holder generally will not be subject to backup withholding if the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form).

Payments of the proceeds from a sale or other disposition by a non-U.S. holder of our Class A Common Stock effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (at the applicable rate, which is currently 24%) unless the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) and certain other conditions are met. Information reporting and backup withholding generally will not apply to any payment of the proceeds from a sale or other disposition of our Class A Common Stock effected outside the United States by a non-U.S. office of a broker. However, unless such broker has documentary evidence in its records that the non-U.S. holder is not a United States person and certain other conditions are met, or the non-U.S. holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the disposition of our Class A Common Stock effected outside the United States by such a broker if it has certain connections with the United States.

Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS. Non-U.S. holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules to them.

Additional Withholding Requirements under FATCA

Sections 1471 through 1474 of the Code, and the U.S. Treasury regulations and administrative guidance issued thereunder (“FATCA”), impose a 30% withholding tax on any dividends paid on our Class A Common Stock if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or timely provides the applicable withholding agent with a certification identifying the direct and indirect substantial United States owners of the entity (in either case, generally on an IRS Form W-8BEN-E), or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. Non-U.S. holders are encouraged to consult their own tax advisors regarding the effects of FATCA on an investment in our Class A Common Stock.

Although FATCA withholding generally could apply to gross proceeds on the disposition of our Class A Common Stock, proposed U.S. Treasury regulations (the “Proposed Regulations”) eliminate FATCA withholding on the gross proceeds from a sale or other disposition of our Class A Common Stock. The preamble to the Proposed Regulations states that taxpayers may rely on the Proposed Regulations pending finalization. However, there can be no assurance that the Proposed Regulations will be finalized in their present form.

If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally may obtain a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). You should consult your tax advisor regarding the effects of FATCA on your investment in our Class A Common Stock.

UNDERWRITING (CONFLICTS OF INTEREST)

Stifel, Nicolaus & Company, Incorporated, William Blair & Company, L.L.C. and Truist Securities, Inc. are acting as representatives of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement, each of the underwriters named below has severally agreed to purchase from us the aggregate number of shares of Class A Common Stock shown opposite their respective names below:

Name	Number of Shares
Stifel, Nicolaus & Company, Incorporated	2,160,000
William Blair & Company, L.L.C.	1,120,000
Truist Securities, Inc.	720,000
Total	4,000,000

The underwriting agreement provides that the obligations of the several underwriters are subject to various conditions, including approval of legal matters by counsel. The nature of the underwriters’ obligations commits them to purchase and pay for all of the shares of Class A Common Stock listed above if any are purchased. The underwriters have reserved the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Option to Purchase Additional Shares of Class A Common Stock

We have granted the underwriters a 30-day option to purchase up to 600,000 additional shares of Class A Common Stock from us at the public offering price, less the underwriting discount and commissions, as set forth on the cover page of this prospectus. If the underwriters exercise their option in whole or in part, each of the underwriters will be separately committed, subject to the conditions described in the underwriting agreement, to purchase the additional shares of our Class A Common Stock in proportion to their respective commitments set forth in the table above.

Commissions and Discounts

The underwriters will offer the shares directly to the public at the public offering price set forth on the cover page of this prospectus, and at this price less a concession not in excess of $2.19 per share of Class A Common Stock to other dealers. After this offering, the offering price, concessions and other selling terms may be changed by the underwriters. Our shares of Class A Common Stock will be offered subject to receipt and acceptance by the underwriters and to the other conditions, including the right to reject orders in whole or in part.

The following table summarizes the compensation to be paid to the underwriters and the proceeds, before expenses, payable to us:

	No Exercise	Full Exercise
Per Share	$3.65	$3.65
Total	14,600,000.00	16,790,000.00

We estimate that our total expenses in connection with this offering, excluding underwriting discounts and commissions, will be approximately $700,000. We have also agreed to reimburse the underwriters up to $25,000 for certain of their fees and expenses relating to the offering.

Indemnification of Underwriters

We will indemnify the underwriters against certain civil liabilities, including liabilities under the Securities Act and liabilities arising from breaches of our representations and warranties contained in the underwriting agreement. If we are unable to provide this indemnification, we will contribute to payments the underwriters may be required to make in respect of those liabilities. We have also agreed to indemnify the underwriters for losses if the shares (other than those purchased pursuant to the underwriters’ option to purchase additional shares) are not delivered to the underwriters’ accounts on the initial settlement date.

No Sales of Similar Securities

We, our directors and our executive officers (each such person, a “lock-up party”) have entered into lock-up agreements with the representatives prior to the commencement of this offering pursuant to which each of these persons or entities, for a period of 90 days after the date of this prospectus, may not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, or, in the case of the Company, file with the SEC a registration statement under the Securities Act relating to, any Class A Common Stock or any securities convertible into or exercisable or exchangeable for Class A Common Stock or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of Class A Common Stock. These restrictions shall also apply to any Class A Common Stock received upon exercise of options granted to or warrants owned by each of the persons or entities described in the immediately preceding sentence.

In the case of the Company, the restrictions described in the paragraph above do not apply, subject in certain cases to various conditions, to:

(1)    the shares of Class A Common Stock to be sold in this offering;

(2)    the issuance of options to acquire shares of Class A Common Stock granted pursuant to the Company’s benefit plans existing on the date of this prospectus, as such plans may be amended;

(3)    the issuance of shares of Class A Common Stock upon the exercise of any such options;

(4)    the filing of one or more registration statements on Form S-8 providing for resales of securities registered thereunder; or

(5)    the filing of a registration statement on Form S-1 with respect to securities of the Company owned by certain stockholders, officers or directors of the Company.

For the avoidance of doubt, the filing of any registration statement pursuant to clause (4) or (5) described above will be without prejudice to the transfer limitations applicable to any lock-up party, which shall continue in full force and effect in accordance with the terms of the lock-up agreements.

In the case of directors and executive officers, the restrictions described in the paragraph above do not apply, subject in certain cases to various conditions, to transfers:

(i)     provided that each resulting transferee of shares of Class A Common Stock or securities convertible into or exchangeable or exercisable for any shares of Class A Common Stock executes and delivers to the representatives an agreement satisfactory to the representatives:

a.      as a bona fide gift or gifts;

b.      to any trust or other entity for the direct or indirect benefit of the lock-up party or the immediate family of the lock-up party; or

c.      if the lock-up party is a corporation, partnership, limited liability company, trust or other business entity and (1) transfers to another corporation, partnership, limited liability company, trust or other business entity that is a direct or indirect affiliate (as defined in Rule 405 promulgated under the Securities Act) of the lock-up party or (2) distributes shares of Class A Common Stock or any security convertible into or exchangeable or exercisable for any shares of Class A Common Stock to limited partners, limited liability company members or stockholders of the lock-up party, or to any investment fund or other entity that controls or manages the lock-up party;

(ii)    via transfer by testate succession or intestate succession;

(iii)   in connection with the grant and maintenance of a bona fide lien, security interest, pledge, hypothecation or other similar encumbrance of Class A Common Stock by the lock-up party to a recognized financial institution in connection with a loan to the lock-up party;

(iv)   if the lock-up party is an employee of the Company and transfers to the Company upon death, disability or termination of employment of such employee; or

(v)    pursuant to an order of a court or regulatory agency.

provided that in the case of any transfer or distribution pursuant to clauses (i) through (iii) above, that no filing by the lock-up party or any other person under Section 16(a) of the Exchange Act or other public announcement shall be required or shall be made voluntarily in connection with such transfer or distribution during the 90 day period after the date of this prospectus.

Stifel, Nicolaus & Company, Incorporated and William Blair & Company, L.L.C. may release any of the securities subject to these lock-up agreements which, in the case of officers and directors, shall be with notice.

In connection with the IPO, we, our directors, executive officers and holders of a substantial majority of all of our capital stock and securities convertible into our capital stock made a similar agreement with respect to the 180-day period ended on June 7, 2026.

Listing

Our Class A Common Stock is listed on Nasdaq under the symbol “CDNL.”

Short Sales, Stabilizing Transactions and Penalty Bids

In order to facilitate this offering, persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the shares during and after this offering. Specifically, the underwriters may engage in the following activities in accordance with the rules of the SEC.

Short Sales

Short sales involve the sales by the underwriters of a greater number of shares of Class A Common Stock than they are required to purchase in the offering. Covered short sales are short sales made in an amount not greater than the underwriters’ option to purchase additional shares of Class A Common Stock. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of our Class A Common Stock available for purchase in the open market as compared to the price at which they may purchase the shares through their option.

Naked short sales are any short sales in excess of such option to purchase additional shares of Class A Common Stock. The underwriters must close out any naked short position by purchasing shares of our Class A Common Stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our Class A Common Stock in the open market after pricing that could adversely affect investors who purchase in this offering.

Stabilizing Transactions

The underwriters may make bids for or purchases of shares of our Class A Common Stock for the purpose of pegging, fixing or maintaining the price of our Class A Common Stock, so long as stabilizing bids do not exceed a specified maximum.

Penalty Bids

If the underwriters purchase shares of our Class A Common Stock in the open market in a stabilizing transaction or syndicate covering transaction, they may reclaim a selling concession from the underwriters and selling group members who sold those shares as part of this offering. Stabilization and syndicate covering transactions may cause the price of our Class A Common Stock to be higher than it would be in the absence of these transactions. The imposition of a penalty bid might also have an effect on the price of the shares if it discourages resales of the shares.

The transactions above may occur on The Nasdaq Stock Market or otherwise. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our Class A Common Stock. If such transactions are commenced, they may be discontinued without notice at any time.

Discretionary Sales

The underwriters have informed us that they do not expect to confirm sales of the shares of Class A Common Stock offered by this prospectus to accounts over which they exercise discretionary authority without obtaining the specific approval of the account holder.

Electronic Distribution

A prospectus in electronic format may be made available on the Internet or through other online services maintained by one or more of the underwriters participating in this offering, or by their affiliates. Other than the prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriter in its capacity as underwriter and should not be relied upon by investors.

Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their affiliates have in the past provided, and may in the future from time to time provide, investment banking and other financing and banking services to us, for which they have in the past received, and may in the future receive, customary fees and reimbursement for their expenses. For example, Truist Bank, an affiliate of Truist Securities, Inc., serves as the administrative agent and lender for our October 2025 Credit Facility. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments, including bank loans, for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments.

Conflicts of Interest

Because an affiliate of Truist Securities, Inc. is a lender under our October 2025 Credit Facility and will receive 5% or more of the net proceeds of this offering due to the repayment of borrowings under the October 2025 Credit Facility, Truist Securities, Inc., an underwriter in this offering, is deemed to have a “conflict of interest” under FINRA Rule 5121. Accordingly, this offering is being made in compliance with the requirements of FINRA Rule 5121. Pursuant to that rule, the appointment of a “qualified independent underwriter” is not required in connection with this offering as a “bona fide public market,” as defined in Rule 5121, exists for our Class A Common Stock. Truist Securities, Inc. will not confirm any sales to any account over which it exercises discretionary authority without the specific written approval of the account holder.

Disclaimers About Non-U.S. Jurisdictions

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area (each a “Relevant State”), none of our shares have been offered or will be offered pursuant to this offering to the public in that Relevant State prior to the publication of a prospectus in relation to our shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that our shares may be offered to the public in that Relevant State at any time:

(a)     to any qualified investor as defined under Article 2 of the Prospectus Regulation;

(b)    to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

(c)     in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of our shares shall require the Company or any of the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Regulation, supplement a prospectus pursuant to Article 23 of the Prospectus Regulation or publish an Annex IX document pursuant to Article 1(4) of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to any of our shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any of our shares to be offered so as to enable an investor to decide to purchase or subscribe for any of our shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

Notice to Prospective Investors in the United Kingdom

None of our shares have been offered or will be offered pursuant to this offering to the public in the United Kingdom except that our shares may be offered to the public in the United Kingdom at any time:

(a)     where the offer is conditional on the admission of the Shares to trading on the London Stock Exchange plc’s main market (in reliance on the exception in paragraph 6(a) of Schedule 1 to the POATRs);

(b)    to any qualified investor as defined under paragraph 15 of Schedule 1 to the POATRs;

(c)     to fewer than 150 persons (other than qualified investors as defined under paragraph 15 of Schedule 1 to the POATRs), subject to obtaining the prior consent of the representatives for any such offer; or

(d)    in any other circumstances falling within Part 1 of Schedule 1 to the POATRs.

For the purposes of this provision, the expression an “offer to the public” in relation to our shares in the United Kingdom means the communication to any person which presents sufficient information on: (a) our shares to be offered; and (b) the terms on which they are to be offered, to enable an investor to decide to buy or subscribe for our shares and the expression “POATRs” means the Public Offers and Admissions to Trading Regulations 2024.

Notice to Prospective Investors in Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal, that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Hong Kong

The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”), (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous

Provisions) Ordinance, and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”)

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

Notice to Prospective Investors in Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The securities may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

LEGAL MATTERS

The validity of the shares of Class A Common Stock offered by this prospectus will be passed upon for us by Willkie Farr & Gallagher LLP, Chicago, Illinois. Certain legal matters in connection with this offering will be passed upon for the underwriters by Latham & Watkins LLP, Chicago, Illinois.

EXPERTS

The financial statements of Cardinal Infrastructure Group Inc. as of December 31, 2025 and 2024 and for each of the three years in the period ended December 31, 2025 incorporated by reference into this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The financial statements of A.L. Grading Contractors, LLC as of December 31, 2025 and 2024 and for each of the two years in the period ended December 31, 2025 incorporated by reference into this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance on the report of Warren Averett, LLC, independent public accountants, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 relating to the shares of Class A Common Stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information regarding us and the shares of Class A Common Stock offered by this prospectus, we refer you to the full registration statement, including its exhibits and schedules, filed under the Securities Act.

The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Our registration statement, of which this prospectus constitutes a part, and the exhibits and schedules thereto can be downloaded from the SEC’s website.

INCORPORATION BY REFERENCE

We are allowed to “incorporate by reference” information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. We incorporate by reference the documents listed below:

•        our Annual Report on Form 10-K for the fiscal year ended December 31, 2025;

•        our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026;

•        our Current Reports on Form 8-K filed on February 19, 2026 (as amended May 6, 2026), March 18, 2026 and June 5, 2026;

•        the information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2025; and

•        the description of our Class A Common Stock contained in the Registration Statement on Form 8-A, dated December 10, 2025.

We will provide without charge to each person to whom a copy of this prospectus has been delivered, a copy of any and all of these filings.

You may request a copy of these filings by writing to us at:

100 E. Six Forks Road, #300

Raleigh, North Carolina 27609

Attn: Emily Lear — Director of Investor Relations

investor.relations@cardinalinfrastructuregroup.com

Exhibits to any documents incorporated by reference in this prospectus will not be sent, however, unless those exhibits have been specifically referenced in this prospectus.

4,000,000 shares

Cardinal Infrastructure Group Inc.

Class A Common Stock

Book-Running Managers

Stifel

William Blair

Truist Securities